     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------

                            INTUITIVE SURGICAL, INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                3842                               77-0416458
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                              -------------------

                            1340 W. MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 237-7000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                LONNIE M. SMITH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            INTUITIVE SURGICAL, INC.
                            1340 W. MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 237-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

       ALAN C. MENDELSON, ESQ.                    JAY K. HACHIGIAN, ESQ.
       PATRICK A. POHLEN, ESQ.                     RENEE F. LANAM, ESQ.
          Cooley Godward LLP                     Gunderson Dettmer Stough
        Five Palo Alto Square                     Villeneuve Franklin &
         3000 El Camino Real                          Hachigian, LLP
     Palo Alto, California 94306                  155 Constitution Drive
            (650) 843-5000                     Menlo Park, California 94025
                                                      (650) 321-2400

                              -------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                              -------------------

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED MAXIMUM
                                                                                 AGGREGATE OFFERING            AMOUNT OF
                    TITLE OF SECURITIES TO BE REGISTERED                              PRICE(1)              REGISTRATION FEE
Common Stock, $.001 par value...............................................        $50,000,000                 $14,750

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED              , 1998

                                          SHARES

                                [INTUITIVE LOGO]

                                  COMMON STOCK
                               -----------------

ALL OF THE        SHARES OF COMMON STOCK ARE BEING SOLD BY INTUITIVE SURGICAL,
INC. (THE "COMPANY"). PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
     MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE PER SHARE WILL BE BETWEEN
        $       AND $       . SEE "UNDERWRITERS" FOR A DISCUSSION OF THE
        FACTORS TO               BE CONSIDERED IN DETERMINING THE
                         INITIAL PUBLIC OFFERING PRICE.
                            ------------------------

        APPLICATION HAS BEEN MADE TO LIST THE COMMON STOCK FOR QUOTATION
             ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ISRG."
                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                    BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                PRICE $  A SHARE
                              -------------------

                                                                     UNDERWRITING
                                               PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                                PUBLIC              COMMISSIONS(1)             COMPANY(2)
                                         ---------------------  -----------------------  -----------------------
PER SHARE..............................            $                       $                        $
TOTAL(3)...............................            $                       $                        $

------------
    (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $      .
    (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF
             ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY
       WILL BE $      , $      AND $      , RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR
ABOUT             , 1998 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW
YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER

                    BEAR, STEARNS & CO. INC.

                                        BT ALEX. BROWN

        , 1998

                             GENERATIONS OF SURGERY

 OPEN SURGERY    [Photo of
 SIMPLE &           open
 COMPLEX          surgical
 PROCEDURES     instruments]
  - NATURAL
  MOTIONS
  - WIDE
  RANGE OF
  MOTION
  - HANDS
  INSIDE
  PATIENT
  - PRECISE
  TISSUE
 MANIPULATION
  - LARGE
  INCISION

  [Photo of     MINIMALLY
   minimally    INVASIVE
   invasive     SURGERY
  surgical      SIMPLE
 instruments]   PROCEDURES
                 - BACKWARD
                 MOTIONS
                 - LIMITED
                 RANGE OF
                 MOTION
                 - HANDS
                 OUTSIDE
                 PATIENT
                 - IMPRECISE
                 TISSUE
                MANIPULATION
                 - SMALL
                 INCISION

                    [Photo
INTUITIVE-TM-    of
 SURGERY         Intuitive's
 SIMPLE &        surgeon
 COMPLEX         console]
 PROCEDURES
  - NATURAL
  MOTIONS
  - WIDE
  RANGE OF
  MOTION
 - MECHANICAL
  WRISTS
  INSIDE
  PATIENT
  - PRECISE
  TISSUE
 MANIPULATION
  - SMALL
  INCISION

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                       INTUITIVE THIRD GENERATION SURGERY

           [Photo of Intuitive's products in the Company's preclinical procedure room]             With INTUITIVE surgery, surgeons
                                                                                                   operate while seated at a console
                                                                                                    and viewing a 3-D image of the
                                                                                                   surgical field. Their hands rest
                                                                                                       below the display holding
                                                                                                   instrument handles that resemble
                                                                                                     the handles of open surgical
                                                                                                       instruments. Natural hand
                                                                                                   movements made at the console are
                                                                                                        translated into precise
                                                                                                     microsurgical movements using
                                                                                                         instruments that are
                                                                                                    approximately seven millimeters
                                                                                                   in diameter and which incorporate
                                                                                                        real-time natural wrist
                                                                                                    movements. Intuitive's products
                                                                                                    are designed to allow surgeons,
                                                                                                   for the first time, to be able to
                                                                                                      perform surgical procedures
                                                                                                   through small incisions using the
                                                                                                    natural movements and precision
                                                                                                           of open surgery.
                                                                                                    [Photo of Company's instrument]
                                                                                                                  / /
                                                                                                              ACTUAL SIZE
                                 INTUITIVE'S PRODUCTS IN THE COMPANY'S PRECLINICAL PROCEDURE ROOM

The Company's products are investigational and, except as set forth in this Prospectus, have not           [INTUITIVE LOGO]
been approved by the FDA for sale in the United States. There can be no assurance that such approval will ever be obtained. In addition, the Company's products have not been approved by international regulatory agencies for sale in international markets. See "Risk Factors--Need for
Federal and State Regulatory Clearance or Approval," and "--Lack of International Regulatory
Clearance or Approval."

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

    UNTIL       , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          4
Risk Factors...................................          7
Use of Proceeds................................         19
Dividend Policy................................         19
Capitalization.................................         20
Dilution.......................................         21
Selected Financial Data........................         22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         23
Business.......................................         27

                                                   PAGE
                                                 ---------
Management.....................................         52
Certain Transactions...........................         61
Principal Stockholders.........................         62
Description of Capital Stock...................         64
Shares Eligible for Future Sale................         68
Underwriters...................................         70
Legal Matters..................................         72
Experts........................................         72
Additional Information.........................         72
Index to Financial Statements..................        F-1

                              -------------------

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent certified public accounting firm and quarterly reports for the first three quarters of each year containing unaudited financial information.

                              -------------------

    INTUITIVE, ENDOWRIST, IMMERSIVE and the Company's logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "INTUITIVE" AND THE "COMPANY" REFER TO INTUITIVE SURGICAL, INC., A DELAWARE CORPORATION. EXCEPT AS OTHERWISE NOTED HEREIN, INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF THE COMPANY INTO SHARES OF COMMON STOCK OF THE COMPANY, WHICH WILL OCCUR UPON THE CLOSING OF THIS OFFERING, (III) GIVES EFFECT TO THE FILING, UPON THE CLOSING OF THIS OFFERING, OF AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AUTHORIZING 10,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK AND 75,000,000 SHARES OF COMMON STOCK, AND (IV) DOES NOT GIVE
EFFECT TO A   FOR   REVERSE STOCK SPLIT TO BE EFFECTED PRIOR TO THE CLOSING OF
THIS OFFERING.

                                  THE COMPANY

    Intuitive designs and manufactures proprietary products which it believes represent a fundamentally new generation of technology for surgery. This new generation of surgery, INTUITIVE surgery, is believed by the Company to represent an advance similar in scope to the previous two generations of surgery--open surgery and minimally invasive ("MIS") surgery. The Company's technology seamlessly translates the surgeon's natural hand movements on instrument handles at a console into corresponding micro-movements of instruments positioned inside the patient through small puncture incisions, or "ports." Intuitive believes that its technology provides the surgeon with the range of motion and fine tissue control possible with open surgery, while simultaneously allowing the surgeon to work through the ports of MIS surgery.

    Although open surgery is still commonly performed and is used in almost every area of the body, the large incisions required create significant trauma to the patient, resulting in long hospitalization and recovery times, high hospitalization costs, as well as significant pain and suffering. Over the past several decades, MIS surgery has reduced trauma to the patient by allowing surgery through ports rather than large incisions, resulting in shorter recovery times and reduced hospitalization costs. MIS surgery has been widely adopted in certain surgical procedures, but it has not been widely adopted for complex procedures. The Company believes this slow adoption for complex procedures has occurred because surgeons generally find MIS operative techniques more difficult to learn and perform and less precise than open surgery for fine tissue manipulations such as dissecting and suturing. Factors that make MIS techniques more difficult or less precise include backward instrument movements, restricted range of motion, magnified hand tremors, exaggerated instrument movements and poor visualization.

    INTUITIVE surgery overcomes many of the limitations of existing MIS surgery by utilizing a broad technology platform consisting of computer hardware, software, algorithms, mechanics and optics to perform fine tissue manipulation through ports in many parts of the body. Using Intuitive's technology, surgeons perform surgical procedures while seated comfortably at a console viewing a 3-D image of the surgical field. The surgeon's hands grasp the instrument handles below the display in their normal orientation with respect to the surgeon's eyes, and the Company's technology seamlessly translates these movements into precise real-time microsurgical movements of electromechanical arms and instruments inside the patient. The Company's technology is also designed to give surgeons the perception that their hands are inside the patient, directly holding instruments--even though their hands are outside--and to give surgeons the perception that the surgical field is being directly visualized instead of being viewed through an endoscope.

    An important advantage of the Company's technology is that surgeons can learn to manipulate Intuitive's instruments with only a few minutes of training, allowing surgeons to focus on the clinical procedure. When performing procedures that the surgeon has previously performed only with open surgical techniques, the Company believes that the surgeon will have to learn where to place ports and how to approach the operation but will generally not have to relearn how to perform basic tissue manipulations. The Company believes that tissue manipulations using its products can be as natural to the surgeon as hand movements in open surgery. As a result, the Company believes its products will make a broad range of open surgical procedures suitable for INTUITIVE surgery, with significantly less patient trauma and post-operative pain and shorter recovery times.

    The Company's strategy is to focus initially on the cardiac surgery market because (i) there are a large number of procedures concentrated in a small number of hospitals that can be targeted by a focused sales force and field organization, (ii) while approaches to these procedures have been developed that are somewhat less invasive than open surgery, they are difficult and only account for a small minority of cardiac surgery procedures being performed and
(iii) no existing technology is able to accomplish a full cardiac procedure through ports. The Company believes that its technology can help surgeons accomplish cardiac surgery procedures more easily, more accurately and with less trauma to the patient than existing approaches. Cardiac surgery procedures are among the most precise and demanding in all of surgery. As such, the Company believes that if its technology is adopted for cardiac surgery, surgeons will gain confidence that Intuitive's technology also can be used for less demanding procedures in general and other surgery.

    The Company plans to derive its revenues from the direct sale of two types of interlinked proprietary products (i) a surgeon's console and a patient-side cart which holds the electromechanical arms and (ii) a range of "resposable" instruments such as scissors, forceps and electrocautery. The resposable instruments are resterilizable and the number of procedures that each instrument can perform is controlled by a proprietary electronic interlock. This feature will allow the Company to limit the number of uses of each instrument to less than its tested usage so that the instrument's performance meets specifications during each procedure. By defining the number of uses for each instrument, the Company can effectively price its resposable instruments on a per-procedure basis.

    Intuitive believes that it is the first mover in third generation surgery. In March 1997, surgeons using Intuitive's technology successfully performed what the Company believes to be the initial third generation surgery on humans. Intuitive believes that its development efforts represent the largest effort devoted to third generation surgery of any company in the world today. Intuitive owns or has licensed 38 issued and 8 allowed patents, including patents from SRI International and IBM, companies which in the late 1980s were early pioneers in the research of third generation surgery.

    The Company was incorporated in Delaware in November 1995 as Intuitive Surgical Devices, Inc. and changed its name to Intuitive Surgical, Inc. in January 1997. The Company's executive offices are located at 1340 W. Middlefield Road, Mountain View, California 94043, and its telephone number is (650) 237-7000.

                                  THE OFFERING

Common Stock offered.........................  shares
Common Stock to be outstanding after this
 offering....................................  shares(1)
Use of Proceeds..............................  For research and development, clinical trials, manufacturing scale-up, expansion of
                                               sales and marketing activities, partial
                                               payment of a license fee to IBM, working
                                               capital and general corporate purposes.
Proposed Nasdaq National Market Symbol.......  ISRG

                             SUMMARY FINANCIAL DATA

                                                PERIOD FROM
                                                 INCEPTION                                         PERIOD FROM
                                                (NOVEMBER 9,                    THREE MONTHS        INCEPTION
                                                  1995) TO     YEAR ENDED     ENDED MARCH 31,      (NOVEMBER 9,
                                                DECEMBER 31,  DECEMBER 31,  --------------------  1995) TO MARCH
                                                  1996(2)         1997        1997       1998        31, 1998
                                                ------------  ------------  ---------  ---------  --------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Operating costs and expenses:
  Research and development....................   $    2,934    $   14,282   $   1,793  $   6,764    $   23,980
  General and administrative..................          951         4,434         686      1,627         7,012
  Technology license..........................       --             6,000      --         --             6,000
                                                ------------  ------------  ---------  ---------  --------------
    Total operating costs and expenses........        3,885        24,716       2,479      8,391        36,992
                                                ------------  ------------  ---------  ---------  --------------
Loss from operations..........................       (3,885)      (24,716)     (2,479)    (8,391)      (36,992)
Interest income, net..........................          198         1,114          70        376         1,688
                                                ------------  ------------  ---------  ---------  --------------
Net loss......................................   $   (3,687)   $  (23,602)  $  (2,409) $  (8,015)   $  (35,304)
                                                ------------  ------------  ---------  ---------  --------------
                                                ------------  ------------  ---------  ---------  --------------
Pro forma net loss per share..................                 $    (1.85)             $   (0.47)
                                                              ------------             ---------
                                                              ------------             ---------
Shares used in computing pro forma net loss
 per share....................................                     12,730                 17,207
                                                              ------------             ---------
                                                              ------------             ---------

                                                                                           AS OF MARCH 31, 1998
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  --------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments......................................  $  26,303
Working capital........................................................................     17,792
Total assets...........................................................................     30,107
Capital lease obligations, noncurrent..................................................      1,297
Deficit accumulated during the development stage.......................................    (35,304)       (35,304)
Total stockholders' equity.............................................................     19,982

------------

(1) Based on the number of shares outstanding on March 31, 1998. Excludes (i) 977,250 shares of Common Stock issuable upon exercise of options outstanding, at a weighted average exercise price of $0.99 per share, (ii) an aggregate of 785,138 shares available for future grants or purchases pursuant to the Company's 1996 Equity Incentive Plan, and (iii) 11,000 shares issuable upon exercise of a warrant outstanding, at an exercise price of $5.00 per share. In April 1998, an additional 4,700,000 shares were reserved for future grants or purchases pursuant to the Company's 1998 Equity Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Non-Employee Directors' Stock Option Plan. See "Capitalization," and "Management--Employee Benefit Plans."

(2) The Company's statement of operations data for the period from inception (November 9, 1995) to December 31, 1995 is not presented separately as the Company's operations during that period were not material.

(3) As adjusted to give effect to the sale in this offering of          shares
    of Common Stock by the Company and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACTS MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, WITHOUT LIMITATION, THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

EARLY STAGE OF CLINICAL TESTING; NO ASSURANCE OF SAFETY, EFFICACY OR
  COMMERCIALIZATION

    The Company was founded in November 1995. To date, the Company has engaged primarily in researching, developing, testing and pursuing regulatory clearances for its initial product candidate which consists of a surgeon's console and patient-side cart and certain resposable instruments. The Company will not be able to sell its products in the United States unless it obtains clearance or approval from the United States Food and Drug Administration (the "FDA"). Although the Company has received clearance from the FDA for the surgeon's console, patient-side cart and certain blunt resposable instruments, it has not received clearance or approval for certain other resposable instruments necessary for performing most surgical procedures, including scissors, scalpels, forceps/pickups, needle holders, clip appliers and electrocautery (the "Pending Instruments"). Regulatory clearance or approval of the Pending Instruments is necessary for the Company to commercialize its products. The FDA has determined that the Company must submit substantial clinical data regarding use of the Pending Instruments in certain thoracoscopic and laparoscopic surgical procedures before it will consider the clearance or approval of such instruments.

    In order to obtain the required clinical data, the Company intends to begin a clinical trial using the Pending Instruments, together with the surgeon's console and patient-side cart and certain other resposable instruments, in July 1998. However, this clinical trial could be delayed. Even if the clinical trial commences on schedule, the Company cannot be certain when it will be completed or that the results of the clinical trial will be favorable or support further product development. If the results of the clinical trial do not indicate that the Company's products are safe or effective, regulatory approval could be delayed or denied. In particular, such results may require the Company to modify or abandon its products. Even if the results of the clinical trial indicate that the Company's products are safe and effective, the clinical trial may identify significant technical or other obstacles that the Company would need to overcome. These obstacles could significantly delay or prevent any product launch, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, because the surgeon's console and patient-side cart and resposable instruments together represent the Company's sole product candidate, the Company could be required to cease operations if it is not successfully commercialized. See "Business--Intuitive's Products," "--Clinical Trials and Experience," and "--Government Regulation."

DEVELOPMENT STAGE COMPANY; HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES

    As of March 31, 1998, the Company had an accumulated deficit of $35.3 million. The Company has not generated any revenue from product sales. The Company's future profitability depends, in part, on the Company's ability to obtain clearance or approval from the FDA to market the Pending Instruments in the United States, its ability to obtain regulatory approval to market its products internationally and its ability to successfully manufacture and market its products. The Company's headcount was 23, 86 and 100 as of December 31, 1996 and December 31, 1997 and March 31, 1998, respectively. The Company expects to expend substantial additional funds, increase headcount and continue to incur significant operating losses for the foreseeable future as it continues to fund clinical trials in support of regulatory approvals, expands research and development activities, establishes commercial-scale manufacturing capabilities and expands sales and marketing activities. Even if the Company is able to successfully commercialize its products, the Company cannot be certain that it will achieve significant revenues from either domestic or international sales. Failure to achieve significant revenues from product sales would have a material adverse effect on the Company's business, financial condition and results of operations, and may require the Company to cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF MARKET ACCEPTANCE; TRAINING REQUIREMENTS

    The Company's products represent a fundamentally new way of performing surgery. The Company's ability to successfully commercialize its products will depend, in part, on achieving physician and patient acceptance of INTUITIVE surgery as a preferred method of performing surgery and for a broader array of surgical procedures. There can be no assurance that the Company's products will gain any significant degree of market acceptance by physicians, patients and third-party payors even if necessary regulatory approvals are obtained. The Company believes that physicians' and third-party payors' acceptance of the benefits of procedures performed using the Company's products will be essential for acceptance of the Company's products by patients. Physicians will not recommend that procedures be performed using the Company's products unless the Company is able to demonstrate similar efficacy and/or reduced trauma as compared to existing surgical techniques. Even if the Company establishes the clinical efficacy of procedures using its products, surgeons may elect not to use the Company's products for any number of other reasons. For example, most patients with cardiovascular disease first consult with a cardiologist who may refer the patient to a cardiac surgeon for conventional open-heart surgery because such surgery has become widely accepted.

    The Company expects that there will be a significant learning process involved for surgical teams to become proficient in the use of the Company's products in performing surgeries, such as cardiac surgery, which to date have been mostly performed with open surgical techniques. Broad use of the system will require training of surgical teams in performing minimally invasive procedures, and market acceptance could be delayed by the time required to complete this training. The Company cannot be certain that it will be able to rapidly train surgical teams in numbers sufficient to generate adequate demand for the Company's products. If the Company's products fail to achieve market acceptance, the Company may not achieve revenues from product sales necessary to support the Company's business. See "Business-- Intuitive's Products" and "-- Clinical Trials and Experience."

NEED FOR FEDERAL AND STATE REGULATORY CLEARANCE OR APPROVAL

    The design, manufacturing, labeling, distribution and marketing of the Company's products are subject to extensive government regulation in the United States. As a result, the process of obtaining required regulatory approvals is lengthy, expensive and uncertain. In order for Intuitive to market its products in the United States, it must obtain clearance or approval from the FDA. Before a new device can be introduced into the United States market, the FDA requires that a manufacturer obtain marketing clearance either through a premarket notification process under Section 510(k) of the Federal Food, Drug and Cosmetic Act (the "FDC Act") or a PMA application under Section 515 of the FDC Act. In order to obtain clearance through a premarket notification under Section 510(k) of the FDC Act ("510(k)"), the Company must provide information sufficient to support a claim of substantial equivalence to a legally marketed predicate device. The PMA application process is substantially more extensive than the 510(k) notification process. Based upon industry and FDA publications, the Company believes that it generally takes from four to twelve months from the date of submission to obtain a 510(k) clearance, but it may take longer. In June 1997, the Company submitted a 510(k) notification for the surgeon's console and patient-side cart and certain blunt resposable instruments, and in July 1997, the 510(k) notification was cleared by the FDA. A subsequent 510(k) notification submission covering the Pending Instruments was withdrawn by the Company in November 1997 after the FDA indicated that substantial clinical data would be required prior to a determination of substantial equivalence. In March 1998, the Company received approval of an Investigational Device Exemption ("IDE") in order to conduct a clinical trial using the Pending Instruments, together with the surgeon's console and patient-side cart and certain other resposable instruments, in certain thoracoscopic and laparoscopic surgical procedures. The Company intends to submit the data obtained from the clinical trial as part of a new 510(k) notification. The Company cannot be certain when it will complete the clinical trial or file such 510(k) notification with the FDA for the Pending Instruments. In addition, there can be no assurance whether the results obtained from the clinical trial will support a finding of substantial equivalence. It is possible that the FDA could require the Company to submit a more extensive PMA application instead of a 510(k) notification for the Pending Instruments. If 510(k) clearance is granted, the Company believes based upon discussions with the FDA that the clearance will permit distribution and promotion of the Pending Instruments for broad use in endoscopic surgery. There can be no assurance, however, that the FDA will not require additional 510(k) clearances to be obtained before the Pending Instruments could be distributed or promoted for use in other specific surgical procedures.

    If the Company is unable to utilize the 510(k) process, the Company will incur additional costs and delays while it seeks FDA approval of a PMA application to use the Pending Instruments for endoscopic indications. A PMA application may be submitted to the FDA only after clinical trials and the required patient follow-up for a particular system or its instruments are successfully completed. Upon acceptance of a PMA application for filing, the FDA commences a review process that, based upon industry and FDA publications, the Company believes generally takes one to three years from the date on which the PMA application is accepted for filing. However, the review process may take significantly longer.

    The FDA may not act favorably or quickly on any of the Company's submissions. As a result, the Company may encounter significant difficulties and incur additional costs. For example, the FDA may request additional data or require that the Company conduct further clinical trials, which would cause the Company to incur substantial costs and delays. In addition, the FDA may impose strict labeling requirements, onerous surgical training requirements or other requirements as a condition of product approval. These restrictions could limit the Company's ability to market its products. Furthermore, the Company cannot be certain that it will ever receive FDA clearance or approval of the Pending Instruments. If the Company is unable to obtain FDA clearance or approval of the Pending Instruments, it will not be able to market and sell its products for surgical procedures in the United States. Because the surgeon's console and patient-side cart and resposable instruments, including the Pending Instruments, together represent the Company's sole product candidate, the Company could be required to cease operations if regulatory approvals of the Pending Instruments which are necessary for commercialization of the Company's products are not obtained.

    If the Company receives FDA approval or clearance of the Pending Instruments, the Company will continue to be regulated by the FDA with regard to the reporting of adverse events and ongoing compliance with FDA Quality System Regulations ("QSR") which includes elaborate testing, control, documentation and other quality assurance procedures. The Company's manufacturing facilities must be registered with the FDA and will be subject to periodic inspections. The Company's facilities have not yet been inspected by the FDA. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved ("off label") uses.

    In addition to federal regulations, the State of California also requires that the Company obtain a license to manufacture medical devices. The Company's facilities and manufacturing processes were inspected in February 1998. The Company passed the inspection and received a device manufacturing license from the Food and Drug Branch of the California Department of Health Services ("CDHS") in March 1998. The Company will be subject to periodic inspections by the CDHS. If the Company were unable to maintain this license following any future inspections, it would be unable to manufacture or ship any product which would have a material adverse effect on the Company's business, financial condition and results of operations and may require the Company to cease operations. See "Business--Government Regulation."

LACK OF INTERNATIONAL REGULATORY CLEARANCE OR APPROVAL

    In order for the Company to market its products in Europe and in certain other foreign jurisdictions, the Company and its distributors and agents must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and quality. These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country. The Company cannot be certain that it will obtain regulatory approvals in other countries. The Company may also incur significant costs in attempting to obtain or in maintaining foreign regulatory approvals. If the Company experiences delays in receipt of approvals to market its products outside of the United States, or if the Company fails to receive these approvals, sales of such products may be materially adversely affected.

    Beginning in mid-1998, the European Union requires that medical products receive the right to affix the CE mark. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to the Company's products, the Company will need to obtain certification that the Company's processes meet European quality standards. These standards include certification that the Company's design and manufacturing facility complies with ISO 9001 standards. If the Company does not receive the right to affix the CE mark, it will be prohibited from selling its products in member countries of the European Union. The Company cannot be certain that it will be successful in meeting European quality standards or other certification requirements. See "Business--Government Regulation."

POSSIBLE FUTURE CAPITAL REQUIREMENTS

    The Company expects to expend substantial additional funds and continue to incur significant operating losses for the foreseeable future as its continues to fund clinical trials in support of regulatory approvals, expands research and development activities, establishes commercial-scale manufacturing capabilities and expands sales and marketing activities. If unanticipated difficulties arise in any of these activities, the Company's cash requirements could increase substantially. The Company's future liquidity and capital requirements will depend upon numerous factors, including the extent of the Company's future operating losses, the level and timing of future revenues and expenditures, the progress of its product development efforts, the progress and scope of clinical trials, actions relating to regulatory matters, the costs and timing of expansion of product development, manufacturing and sales and marketing activities, the extent to which the Company's products gain market acceptance, the price of the Company's products and competitive developments. The Company believes that the proceeds from this offering, together with interest income and current cash, will be sufficient to meet its operating and capital requirements at least for the next 12 months. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The Company may raise additional funds through public or private financing or other arrangements. The Company cannot be certain that any additional funding will be available when needed or at all. Even if such financing is available, the terms may not be attractive. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. If the Company is unable to raise capital when needed, it may have to reduce operations in order to conserve cash or cease operations entirely. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

FLUCTUATIONS IN OPERATING RESULTS

    The Company's results of operations will depend upon numerous factors, including the following: the progress and results of clinical trials, actions relating to regulatory matters, the extent to which the Company's products gain market acceptance, the timing and ability of the Company to develop its manufacturing and sales and marketing capabilities, demand for the Company's products, the progress of surgical training in the use of the Company's products, the ability of the Company to develop, introduce and market new or enhanced versions of the Company's products on a timely basis, any product quality problems and changes in third-party payor reimbursement policies. In addition, sales by the Company of its surgeon's console and patient-side cart could require lengthy sales and purchase order cycles because these products are relatively expensive and require multiple levels of purchase authorizations. As a result, the Company's quarterly or yearly results of operations may fluctuate substantially and will be difficult to forecast. In addition, future revenue from sales of the Company's products, if any, will be difficult to forecast because the market for new surgical technologies is still evolving. As a result, the Company's operating results in any particular period should not be relied upon as an indication of future performance. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts. If this occurs, the price of the Company's Common Stock will likely decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT

    A combination of the government and/or health insurance companies is responsible for hospital and surgeon reimbursement for virtually all surgical procedures except for cosmetic surgery in both the United States and elsewhere. Governments and insurance companies generally reimburse hospitals and physicians for surgery when the procedures are considered non-experimental and non-cosmetic. The Company believes that the cardiac procedures that will constitute its initial focus, as well as the majority of non-cardiac procedures it may eventually target, are generally already reimbursable by governments and insurance companies. Accordingly, the Company believes hospitals and surgeons in the United States will generally not be required to obtain new billing authorizations or codes in order to be compensated for performing surgery using the Company's products once such products have obtained FDA clearance or approval, but there can be no assurance that this will be the case.

    Governments and insurance companies carefully review and increasingly challenge the prices charged for medical products and services. Reimbursement rates from private companies vary depending on the procedure performed, the third-party payor, the insurance plan and other factors. Medicare reimburses hospitals a prospectively determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis, and reimburses physicians a prospectively determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices used in that procedure. Thus, the reimbursements that hospitals obtain for performing surgery with Intuitive's products will generally have to cover any additional costs that hospitals incur in purchasing the Company's products.

    In addition, the Company must obtain reimbursement approvals in certain foreign countries. There can be no assurance that any such approvals will be obtained in a timely manner or at all. Failure to obtain such approvals could have a material adverse effect on market acceptance or sales of the Company's products in the international markets in which approvals are required.

    The Company believes that the overall escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by the Company. There can be no assurance that third-party reimbursement and coverage will be available or adequate either in United States or foreign markets, that current reimbursement amounts will not be decreased in the future or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the Company's products or its ability to sell its products on a profitable basis, particularly if the Company's products are more expensive than other cardiac surgery products. Moreover, the Company is unable to predict whether additional legislation or regulation relating to the healthcare industry or third-party reimbursement will be enacted in the future, or the effect of such legislation or regulation on the sale of the Company's products. If third-party payor coverage or reimbursement is unavailable or inadequate, the Company's business, financial condition, and results of operations could be materially adversely affected. See "Business--Third-Party Reimbursement."

SIGNIFICANT COMPETITION; RAPID TECHNOLOGICAL CHANGE

    INTUITIVE surgery is a new technology that must compete with more established procedures such as existing MIS surgery and open surgery. These established procedures are widely accepted in the medical community and in many cases have a long history of use. In addition, the Company expects that the market for third generation surgery will be intensely competitive. Several companies are developing new approaches and new products for the minimally invasive treatment of heart disease and other conditions. Many of these companies have an established presence in the field of MIS surgery, including Boston Scientific Corporation, CardioThoracic Systems, Inc., C.R. Bard, Inc., Guidant Corporation, Heartport, Inc., Ethicon Endo-Surgery, Inc., a division of Johnson & Johnson, Medtronic, Inc. and United States Surgical Corporation. Many of these companies have substantially greater financial and other resources than the Company. In particular, these companies frequently have larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and selling products. In addition, a limited number of companies are using robots in surgery, including Computer Motion, Inc. and Integrated Surgical Systems, Inc. which may develop products which directly compete with the Company's products. Also, technological advances in cardiac or other surgical procedures or the development of innovative drugs could make other therapies more effective or lower in cost than the Company's products. The Company cannot be certain that it will be able to complete development of its products or develop new instruments for any additional surgical procedures, that are more effective and cost-effective than established treatments or new approaches and products developed by current or future competitors. The Company could be unable to achieve adequate sales of the Company's products if it is unable to demonstrate the efficacy and cost advantages of such products over products or procedures of the Company's competitors or over existing MIS or open surgical procedures. In addition, the timing of market introduction of its products affects the Company's ability to compete effectively. As a result, the Company's ability to complete product development and clinical trials, obtain regulatory approvals and commercially introduce its initial products are important factors in competing successfully. Even if its initial products were to gain market acceptance and generate product revenue, the Company's ability to achieve or sustain profitability could be adversely affected if it fails to develop new technologies and products before competitors. See "Business--Competition."

RISK OF SOFTWARE DEFECTS

    The Company's products incorporate sophisticated computer software. Software as complex as that incorporated into the Company's products frequently contain errors or failures, especially when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Because the Company's products are designed to be used to perform complex surgical procedures, the Company expects that its customers will have an increased sensitivity to software defects than the market for software products generally. There can be no assurance that errors or performance problems will not arise in the future, causing delays in product shipments, loss of revenue, delay in market acceptance, diversion of Company resources, damage to the Company's reputation or increased service or warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PATENTS, LICENSES AND PROPRIETARY RIGHTS

    The Company's success will depend in part on its ability to obtain patent protection and appropriate licenses from third parties for its products and processes and its ability to preserve its trade secrets, trademarks and copyrights, to operate without infringing or violating the proprietary rights of others and to prevent others from infringing the proprietary rights of the Company. The patent positions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application can either be denied or significantly reduced before or after the patent is issued. Consequently, the Company cannot be certain that the scope of any of the Company's patents will exclude competitors, provide competitive advantages or prevent others from circumventing the Company's technology. Many of the Company's competitors have substantial resources and have made substantial investments in competing technologies. Such competitors may have applied for or may apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell the Company's products either in the United States or in international markets. The Company cannot be certain that any of its patents will be held valid if challenged by third parties or that others will not claim rights in the Company's patents and other proprietary rights.

    In view of the time delay in patent approval and secrecy afforded patent applications, the Company does not know and is not able to determine if there are patent applications belonging to others which have priority over applications belonging to the Company. Moreover, portions or all of the Company's patent applications could be rejected and there could be a material adverse effect on the Company's business and future prospects if patents or prior art exist that were not uncovered through database searches or there are patent applications that have priority over any of the Company's patent applications.

    Other companies, institutions or individuals may have filed applications for, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes similar in function or effect to those of the Company or products that treat conditions that may be treated by the Company's potential products. At this time, the Company cannot predict whether or not these patents, patent applications and proprietary rights will lead to the development of products competitive with the Company's potential products. If such competitive products are developed and successfully commercialized, they could materially adversely affect the Company's ability to commercialize its potential products. If the United States Patent and Trademark Office (the "PTO") should determine that any issued or pending patents claim the same subject matter as any of the Company's pending patent applications and that the subject matter of such issued or pending patents was invented first, the Company could be prevented from obtaining patent protection or the scope of such protection could be narrowed.

    The laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The Company attempts to protect the software included in its systems under trade secret and copyright laws, but these laws provide only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain information that the Company regards as proprietary. In addition to patents, trademarks and copyrights, the Company relies on trade secrets and proprietary know-how to compete. The Company attempts to protect its trade secrets and proprietary know-how, in part, through confidentiality and proprietary information agreements, however such agreements may be breached. The Company cannot be certain that it will have adequate remedies for any breach, or that its secrets will not otherwise become known to, or independently developed by, competitors.

    The Company also relies on technology that it licenses from others, including technology that is integrated into its products. The Company has entered into a license agreement with SRI International ("SRI"), dated December 20, 1995 (the "SRI License"), pursuant to which the Company obtained an exclusive, worldwide, royalty-free license to use certain telesurgery technology for animal and human surgery. Under the terms of the SRI License, the Company is required to use commercially reasonable and diligent efforts to conduct research and development and clinical trials and to market products for use in surgery once such products are approved for marketing by the FDA. If the Company fails to commercialize its products by September 12, 2002, SRI has the option of converting the exclusive license to a non-exclusive license. The SRI License terminates upon the later of the last to expire of the patents licensed from SRI or December 20, 2012. The license may also be terminated by SRI in the event of a material uncured breach of the Company's obligations. In the event of such termination there can be no assurance that necessary licenses could be reacquired from SRI on satisfactory terms or at all. In addition, in December 1997, the Company entered into a license with IBM (the "IBM License") pursuant to which the Company was granted an exclusive, worldwide, royalty-free license to use certain IBM patents covering technology related to the application of computers and robotics to surgery. Excluded from the licensed field were neurology, ophthalmology, orthopedics and biopsies, but the Company obtained a nonexclusive license in these fields. Under the terms of the license, the Company is obligated to pay certain amounts upon achievements of certain milestones, including $5.0 million within 10 days of the closing of this offering. The IBM License will terminate upon the expiration of the last to expire of the licensed patents. In addition, the IBM License may also be terminated if the Company fails to make the required payments and such failure is not cured within 90 days of written notice. In the event of such termination, there can be no assurance that necessary licenses could be reacquired from IBM on satisfactory terms or at all. The loss or failure to maintain these licenses could prevent or delay further development or commercialization efforts of the Company's products which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

    The Company may be required to obtain licenses to patents or proprietary rights of others. As the medical device industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others, and could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, the Company. In addition, there can be no assurance that these efforts by the Company will be successful.

RISKS OF THIRD-PARTY CLAIMS OF INFRINGEMENT

    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. The Company could become subject to patent infringement claims or litigation in a court of law, interference proceedings declared by the PTO to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. As the medical device industry expands and more patents are filed and issued, the risk increases that the Company's products may give rise to a declaration of interference by the PTO or claims of patent infringement by other companies, individuals and institutions. Such entities and individuals could bring legal proceedings against the Company seeking damages or seeking to enjoin the Company from testing, manufacturing or marketing its products. Patent litigation is costly, and even if the Company prevails, the cost of such litigation could adversely affect the Company's business. In addition, such proceedings may result in a significant diversion of effort for the Company's technical and management personnel. If other parties in any action are successful, the Company could be required to cease the infringing activity or obtain a license. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. In addition, it is uncertain whether any required license would be available to the Company on acceptable terms, or at all. See "Business--Intellectual Property-- Patents."

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK

    The Company has manufactured prototypes of its products for further product development and clinical trials only in limited quantities. The Company has no experience manufacturing products in the volumes that will be necessary to achieve significant commercial sales. The Company cannot be certain that it will be able to establish or maintain reliable, high-volume manufacturing capacity. Even if such capacity can be established and maintained, the Company cannot be certain that the cost will be commercially reasonable. If the Company receives FDA clearance or approval for the Pending Instruments, the Company will need to expend significant capital resources and develop manufacturing expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations and the need for further FDA approval of new manufacturing processes. In addition, the manufacturing of the Company's products is a complex process with many component parts. In the event demand for the Company's products exceeds manufacturing capacity, the Company could develop a substantial backlog of customer orders. If the Company is unable to establish and maintain large-scale manufacturing capabilities, sales of the Company's products could be substantially diminished, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, the Company's manufacturing facilities are subject to periodic inspection by regulatory authorities, and the Company's operations will continue to be regulated by the FDA with respect to QSR compliance. The Company will be required to comply with QSR requirements in order to produce products for sale in the United States and with ISO 9001 standards in order to produce products for sale in Europe. If the Company fails to comply with QSR or ISO 9001 standards, it may be required to cease all or part of its operations for some period of time until it can demonstrate that appropriate steps have been taken to comply with such regulations. The Company cannot be certain that its facilities will comply with QSR or ISO 9001 standards in future audits by regulatory authorities. The State of California also requires that the Company obtain a license to manufacture medical devices. The Company's facilities and manufacturing processes were inspected in February 1998. The Company passed the inspection and received a device manufacturing license from the CDHS in March 1998. The Company will be subject to periodic inspections by the CDHS. If the Company were unable to maintain this license following any future inspections, it would be unable to manufacture or ship any products which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Manufacturing" and "--Government Regulation."

DEPENDENCE ON KEY SUPPLIERS

    The Company purchases certain key components, including motors, endoscopes, monitors, and certain integrated circuit components, from single source suppliers. For certain of these components, there are relatively few alternative sources of supply. The Company may not be able to establish quickly additional or replacement suppliers for many of the numerous components used in the Company's products. In addition, establishing a replacement supplier could involve significant additional costs. If the Company's current suppliers become unable or unwilling to supply components when needed and the Company is unable to obtain alternative suppliers, the Company might be unable to manufacture and market its products, which would have a material adverse effect on its business, financial condition and results of operations. See "Business--Manufacturing."

LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE

    The Company has no experience marketing and selling its products. If the Company receives required regulatory clearance or approval, the Company intends to market its products initially through a direct sales force in the United States and Europe. Substantial efforts and significant management and financial resources are required to establish marketing and sales capabilities sufficient to support sales in commercial quantities. The Company cannot be certain that it will be able to build such a marketing staff or sales force, that this strategy will be cost-effective or that such sales and marketing efforts will be successful. Failure to successfully market its products or any future products could reduce the Company's revenues and may result in additional losses. See "Business--Marketing and Distribution."

EXPANSION OF OPERATIONS; MANAGEMENT OF GROWTH

    In order to complete clinical trials, scale-up manufacturing, marketing and distribution capabilities and develop future products, the Company will be required to expand its operations. The Company expects that future expansion will occur particularly in the areas of research and development, manufacturing and sales and marketing. Such expansion will likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate any such growth and compete effectively, the Company will be required to improve information systems, procedures and controls and expand, train, motivate and manage the Company's work force. The Company's future success will depend in part on the ability of current and future management personnel to operate effectively, both independently and as a group. The Company cannot be certain that its personnel, systems, procedures and controls will be adequate to support the Company's future operations. If the Company fails to implement and improve its operational, financial and management systems or to expand, train, motivate or manage employees, the Company's business could be adversely affected. See "--Dependence Upon Key Personnel," "Business--Employees" and "Management."

RISK OF PRODUCT LIABILITY

    The Company's business exposes it to significant risks of product liability claims. The medical device industry has historically been litigious, and the Company faces financial exposure to product liability claims in the event that the use of the Company's products results in personal injury or death. There is also the possibility that defects in the design or manufacture of the Company's products might necessitate a product recall. The Company cannot be certain whether product liability claims will be asserted against it. The Company currently maintains product liability insurance. The Company cannot be certain that the coverage limits of such insurance will be adequate or that it will be able to maintain such insurance on acceptable terms. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. Such costs would have the effect of increasing the Company's expenses and could have a material adverse effect on its business, financial condition and results of operations. See "Business--Product Liability and Insurance."

DEPENDENCE UPON KEY PERSONNEL

    Because of the scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain certain key scientific, technical, clinical, regulatory and managerial personnel. Competition for such personnel is intense. In addition, the Company's success is also dependent on its ability to hire qualified marketing and sales personnel. The loss of key personnel or the inability to hire and retain qualified personnel could adversely affect the Company's product development efforts. See "Management."

USE OF HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

    The Company's operations produce waste products and involve the controlled use of hazardous materials and chemicals. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. Although the Company believes that its safety procedures for handling and disposing of such materials and wastes comply with the standards prescribed by such laws and regulations, the risk of contamination or injury from these materials cannot be eliminated completely. In such event, the Company can be held liable for any damages that result and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the Company's business, financial condition or results of operations will not be materially adversely affected by current or future environmental laws or regulations.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Certain provisions of the Company's charter documents may make it more difficult for a third-party to acquire control of the Company. These provisions may also limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions include the existence of a classified Board of Directors, the inability of stockholders to act by written consent without a meeting, limits on the ability to remove directors and certain procedures required for director nominations and stockholder proposals. In addition, certain provisions of Delaware law may also delay or make more difficult a merger, tender offer or proxy contest involving the Company. One such provision of the Delaware law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. In addition, the Company's Board of Directors is authorized to issue up to 10,000,000 shares of Preferred Stock without stockholder approval on such terms as the Board determines. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could therefore make it more difficult for a third-party to acquire a majority of the Company's outstanding voting stock. In addition, the Preferred Stock may have other rights senior to the Common Stock. As a result, the issuance of the Preferred Stock could decrease the market value of the Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law and Certain Charter Provisions."

SIGNIFICANT INFLUENCE BY EXISTING STOCKHOLDERS

    Following this offering, the Company's founders, directors and executive officers and entities affiliated with them will beneficially own approximately
   % of the Company's outstanding Common Stock (   % if the Underwriters'
over-allotment option is exercised). These stockholders, if acting together, would be able to significantly influence all matters requiring approval by the Company's stockholders, including the election of directors and the approval of mergers or other business combination transactions. Such control could have the effect of delaying or preventing a change in control. See "Principal Stockholders."

NO PRIOR PUBLIC TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK
  PRICE

    Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters. The initial public offering price bears no relationship to earnings, asset values, book value or any other recognized criteria of value. In addition, prospective investors who purchase in this offering may not be able to sell the shares of Common Stock at or above the initial public offering price. Furthermore, the Company does not know the extent to which investor interest in the Company will lead to the development of a trading market, or how liquid that market might be.

    The market price of the Company's Common Stock is likely to be highly volatile. Certain factors may significantly affect the market price of the Company's Common Stock, including actual or anticipated fluctuations in the Company's operating results, regulatory developments, developments with respect to clinical trials, announcements of technological innovations, new product introductions by the Company or its competitors, developments with respect to patents or proprietary rights, conditions and trends in the medical device and other technology industries, changes in financial estimates by securities analysts, changes in management or key personnel, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of early stage companies. These types of broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources and could materially adversely affect the Company's revenues and earnings. Any adverse determination in such litigation could also subject the Company to significant liabilities.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECTS ON FUTURE MARKET PRICE

    Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"). In addition, all holders of outstanding shares of Common Stock have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus. Morgan Stanley & Co. Incorporated may at its sole discretion and at any time without notice release all or any portion of these securities subject to such lock-up agreements. In
addition to the          shares of Common Stock to be sold in this offering,
there will be 20,874,779 shares of Common Stock outstanding as of the date of this Prospectus (assuming no exercise of the Underwriters' over-allotment option). All of these shares are "restricted" shares under the Securities Act. As a result of the lock-up agreements described above and the provisions of Rules 144(k), 144 and 701, the restricted shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus and (ii) approximately 18,447,659 shares (excludes approximately 2,693,361 shares subject to repurchase by the Company and includes approximately 255,241 shares subject to outstanding vested options and 11,000 shares subject to an outstanding warrant) will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements.

    In addition, the Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of options under the Company's option plans. The Company's option plans together authorize the issuance of options to purchase 9,040,000 shares of Common Stock. As of March 31, 1998, there were options to purchase 3,554,862 shares of Common Stock that have been issued under such option plans. Upon filing of the Form S-8 registration statement, the holders of such options may, subject to vesting requirements, exercise and sell their shares immediately without restriction, except for affiliates who are subject to certain volume limitations and manner of sale requirements under Rule 144. Upon completion of this offering, the holders of approximately 14,037,500 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. If such holders cause a large number of securities to be registered and sold in the public market after the lock-up agreements expire, such sales could cause the market price for the Common Stock to decline. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriters."

DILUTION IN NET TANGIBLE BOOK VALUE; ABSENCE OF DIVIDENDS

    Purchasers participating in this offering will experience immediate and substantial dilution in the net tangible book value of the Common Stock from the
assumed initial public offering price of $    a share. Additional dilution is
likely to occur upon the exercise of any options and warrants that the Company has granted. The Company has never paid dividends and does not expect to pay dividends in the foreseeable future. See "Dilution" and "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of       shares of Common
Stock offered hereby are estimated to be $   million ($   million if the
Underwriters' over-allotment option is exercised in full), at an assumed initial
public offering price of $   per share after deducting underwriters' discounts
and commissions and estimated offering expenses payable by the Company.

    The Company anticipates using approximately $    million of the net proceeds
from this offering for research and development of its products, including
clinical trials, approximately $    million for manufacturing scale-up, $
million for expansion of marketing and sales capabilities and $5.0 million as a partial payment of license fees due under an exclusive license with IBM. The balance of the net proceeds will be used for working capital and general corporate purposes. The amounts and timing of the expenditures for these purposes may vary significantly depending on numerous factors, such as the progress of the Company's research and development efforts, including the progress and scope of clinical trials, actions related to regulatory matters, technological advances, determinations as to commercial potential and the status of competitive products. In addition, the Company's research and development expenditures will vary as projects are added, extended or terminated. The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.

    The Company believes that its available cash, cash equivalents, short-term investments, together with the net proceeds of this offering and the interest thereon, will be sufficient to meet its capital requirements at least for the next 12 months. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its Common Stock. The Company presently intends to retain earnings for use in the operation and expansion of its business, and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998, (i) on an actual basis and (ii) as adjusted to give effect to the sale
of       shares of Common Stock offered by the Company hereby at an assumed
initial public offering price of $   per share (after deducting underwriting
discounts and commissions and estimated offering expenses payable by the Company), the conversion of all outstanding Preferred Stock into Common Stock and the authorization of 10,000,000 shares of undesignated Preferred Stock and 75,000,000 shares of Common Stock upon the closing of this offering.

                                                                    AS OF MARCH 31, 1998
                                                                   ----------------------
                                                                    ACTUAL    AS ADJUSTED
                                                                   ---------  -----------
                                                                       (IN THOUSANDS)
Capital lease obligations, noncurrent............................  $   1,297   $   1,297
Stockholders' equity:
  Convertible Preferred Stock, $0.001 par value; 15,000,000
    shares authorized, 14,037,500 shares issued and outstanding, actual; 10,000,000 shares authorized, none issued and
    outstanding, as adjusted.....................................         14      --
  Common Stock, $0.001 par value; 35,000,000 shares authorized,
    6,837,279 shares issued and outstanding, actual; 75,000,000
    shares authorized,       shares issued and outstanding, as
    adjusted (1).................................................          7
  Additional paid-in capital.....................................     57,450
  Deferred compensation..........................................     (2,185)     (2,185)
  Deficit accumulated during the development stage...............    (35,304)    (35,304)
                                                                   ---------  -----------
    Total stockholders' equity...................................     19,982
                                                                   ---------  -----------
      Total capitalization.......................................  $  21,279   $
                                                                   ---------  -----------
                                                                   ---------  -----------

---------

(1) Based on the number of shares outstanding on March 31, 1998. Excludes (i) 977,250 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.99 per share, (ii) an aggregate of 785,138 shares available for future grants or purchases pursuant to the Company's 1996 Equity Incentive Plan and (iii) 11,000 shares issuable upon exercise of a warrant outstanding at an exercise price of $5.00 per share. In April 1998, an additional 4,700,000 shares were reserved for future grants or purchases pursuant to the Company's 1998 Equity Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Non-Employee Directors' Stock Option Plan.

                                    DILUTION

    The pro forma net tangible book value of the Company, as of March 31, 1998 was $20.0 million or $0.96 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding at that
date. After giving effect to the sale by the Company of the       shares of
Common Stock being offered hereby at an assumed initial public offering price of
$   per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net
tangible book value as of March 31, 1998, would have been $      or $   per
share. This represents an immediate increase in pro forma net tangible book
value of $   per share to existing stockholders and an immediate dilution of
$   per share to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.................             $
                                                                             ---------
  Pro forma net tangible book value per share at March 31,
    1998........................................................  $    0.96
  Increase per share attributable to new public investors.......
                                                                  ---------
Pro forma net tangible book value per share after offering......
                                                                             ---------
Dilution per share to new public investors......................             $
                                                                             ---------
                                                                             ---------

    The following table summarizes, on a pro forma basis as of March 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new public investors purchasing shares in this
offering (at an assumed initial public offering price of $   per share and
before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):

                                                    SHARES PURCHASED      TOTAL CASH CONSIDERATION
                                                 -----------------------  ------------------------  AVERAGE PRICE
                                                    NUMBER      PERCENT      AMOUNT       PERCENT     PER SHARE
                                                 ------------  ---------  -------------  ---------  -------------
Existing stockholders..........................    20,874,779%            $  53,531,000%            $
New public investors...........................                                                     $
                                                 ------------  ---------  -------------  ---------
    Total......................................                    100.0% $                  100.0%
                                                 ------------  ---------  -------------  ---------
                                                 ------------  ---------  -------------  ---------

    The foregoing computations assume no exercise of stock options or warrants after March 31, 1998. As of March 31, 1998, there were outstanding (i) options to purchase 977,250 shares of Common Stock, at a weighted average exercise price of $0.99 per share and (ii) a warrant to purchase 11,000 shares of Common Stock at an exercise price of $5.00 per share. In addition, as of March 31, 1998, there were an aggregate of 785,138 shares available for future grants or purchases pursuant to the Company's 1996 Equity Incentive Plan. In April 1998, an additional 4,700,000 shares were reserved for future grants or purchases pursuant to the Company's 1998 Equity Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Non-Employee Directors' Stock Option Plan. To the extent that any shares available for issuance upon exercise of outstanding options or the warrant or reserved for issuance under the Company's stock plans are issued, there will be further dilution to new public investors.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the Company's Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statements of operations data for the period from inception (November 9, 1995) through December 31, 1996 and the year ended December 31, 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The statements of operations data for the three months ended March 31, 1997 and 1998 and the period from inception (November 9, 1995) to March 31, 1998 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's operating results and financial position for such periods. The Company's operating results are not necessarily indicative of the results to be expected for any other interim period or any future year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     PERIOD FROM                                       PERIOD FROM
                                                      INCEPTION                                         INCEPTION
                                                    (NOVEMBER 9,                  THREE MONTHS ENDED   (NOVEMBER 9,
                                                      1995) TO      YEAR ENDED        MARCH 31,          1995) TO
                                                    DECEMBER 31,   DECEMBER 31,  --------------------   MARCH 31,
                                                       1996(1)         1997        1997       1998         1998
                                                    -------------  ------------  ---------  ---------  ------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Operating costs and expenses:
  Research and development........................    $   2,934     $   14,282   $   1,793  $   6,764   $   23,980
  General and administrative......................          951          4,434         686      1,627        7,012
  Technology license..............................       --              6,000      --         --            6,000
                                                    -------------  ------------  ---------  ---------  ------------
    Total operating costs and expenses............        3,885         24,716       2,479      8,391       36,992
                                                    -------------  ------------  ---------  ---------  ------------
Loss from operations..............................       (3,885)       (24,716)     (2,479)    (8,391)     (36,992)
Interest income, net..............................          198          1,114          70        376        1,688
                                                    -------------  ------------  ---------  ---------  ------------
Net loss..........................................    $  (3,687)    $  (23,602)  $  (2,409) $  (8,015)  $  (35,304)
                                                    -------------  ------------  ---------  ---------  ------------
                                                    -------------  ------------  ---------  ---------  ------------
Pro forma net loss per share......................                  $    (1.85)             $   (0.47)
                                                                   ------------             ---------
                                                                   ------------             ---------
Shares used in computing pro forma
  net loss per share..............................                      12,730                 17,207
                                                                   ------------             ---------
                                                                   ------------             ---------

                                                                                    AS OF DECEMBER 31,
                                                                                   --------------------  AS OF MARCH
                                                                                     1996       1997      31, 1998
                                                                                   ---------  ---------  -----------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments................................  $   1,494  $  32,674   $  26,303
Working capital..................................................................      1,045     25,424      17,792
Total assets.....................................................................      2,289     35,674      30,107
Capital lease obligations, noncurrent............................................     --            897       1,297
Deficit accumulated during the development stage.................................     (3,687)   (27,289)    (35,304)
Total stockholders' equity.......................................................      1,770     27,331      19,982

----------

(1) The Company's statement of operations data for the period from inception (November 9, 1995) to December 31, 1995 is not presented separately as the Company's operations during that period were not material.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS OR SUCH RISK FACTORS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Since its inception in November 1995, the Company has been engaged in the development of products that are designed to provide the flexibility of open surgery while operating through ports. The Company believes that MIS surgery decreases patient trauma and postoperative pain and reduces surgical complications, length of hospital stay and total treatment costs. The Company is a development-stage company, has generated no revenue from product sales and has experienced significant operating losses. As of March 31, 1998, the Company had an accumulated deficit of $35.3 million. To date, the Company has engaged primarily in researching, developing, testing and pursuing regulatory clearances for its products. The Company's headcount was 23, 86 and 100 as of December 31, 1996 and December 31, 1997 and March 31, 1998, respectively. The Company expects to expend substantial additional funds, increase headcount and continue to incur significant operating losses for the foreseeable future as it continues to fund clinical trials in support of regulatory approvals, expands research and development activities, establishes commercial-scale manufacturing capabilities and expands sales and marketing activities.

    To date, the Company has obtained clearance from the FDA to market its surgeon's console, patient-side cart and certain blunt resposable instruments. The Company has not obtained clearance or approval from the FDA to market certain other resposable instruments necessary for performing most surgical procedures, including scissors, scalpels, forceps/pickups, needle holders, clip appliers and electrocautery. The Company has submitted an application to the FDA for clearance or approval of such instruments; however, substantial clinical data is required before the FDA will consider giving such clearance or approval. The Company will not generate any significant revenue in the United States until such time, if ever, as these instruments obtain FDA clearance or approval. In addition, the Company will not generate any significant revenue from international sales until the Company receives comparable international regulatory approvals. Even if the Company obtains such United States or foreign clearance or approval, there can be no assurance that the Company will be capable of manufacturing its products in commercial quantities at acceptable costs or that its products will be successfully commercialized or will achieve market acceptance. See "Risk Factors--Uncertainty of Market Acceptance; Training Requirements," "--Need for Federal and State Regulatory Clearance or Approval" and "Business--Government Regulation."

    The Company expects that its research and development expenses will increase substantially as the Company continues developing its products and conducts clinical trials. In addition, the Company does not have any experience in manufacturing any products in commercial quantities and has no experience in marketing or selling such products. If the Company receives FDA clearance or approval, it will need to expend significant capital resources and develop manufacturing expertise to establish large-scale manufacturing capabilities. This investment is likely to result in low margins, if any, in its initial manufacturing phase. Furthermore, manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations and the need for further FDA approval of new manufacturing processes. In addition, if FDA clearances or approvals are received, the Company intends to market its products primarily through a direct sales force in the United States and internationally. Establishing a marketing and direct sales capability sufficient to support sales in commercial quantities will require substantial efforts and require significant management and financial resources which is likely to result in a substantial increase in general and administrative expenses over historical amounts. See "Risk Factors--Limited Manufacturing Experience; Scale-Up Risk," "--Limited Sales, Marketing and Distribution Experience," "Business--Marketing and Distribution" and "-- Manufacturing."

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS ENDED MARCH
     31, 1997

    RESEARCH AND DEVELOPMENT. Research and development expenses include costs associated with product research, prototype development, clinical trials, purchase of laboratory supplies, pursuing regulatory approvals and compensation and other overhead costs associated with regulatory, clinical and engineering personnel. In addition, manufacturing startup costs are included in research and development during the development stage of the Company. Research and development expenses increased to $6.8 million for the three months ended March 31, 1998 from $1.8 million for the three months ended March 31, 1997. This increase was primarily attributable to increased costs associated with the hiring of additional engineering, regulatory and clinical personnel and increased prototype development and production costs. The Company believes that research and development expenditures will increase in the future as the Company invests in further developing its products, expands clinical research activities and increases its research and development efforts related to new products and technologies.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include payroll and personnel expenses for sales, marketing, senior management and administrative personnel, legal and professional fees for patent and other matters and marketing materials. General and administrative expenses increased to $1.6 million for the three months ended March 31, 1998 from $686,000 for the three months ended March 31, 1997. The increase was primarily attributable to the costs related to expansion of administrative, finance, information systems, sales and marketing functions and increased legal and professional fees related to the filing and registration of the Company's patents. General and administrative expenses are expected to increase in the future to support the Company's expanding business activities and the additional costs expected to be incurred as a publicly-traded company.

    DEFERRED COMPENSATION. The Company recorded deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of its Common Stock at the time of grant for financial reporting purposes. Deferred compensation of approximately $4.1 million was recorded through March 31, 1998, of which approximately $1.9 million has been amortized to research and development expense and general and administrative expense and $2.2 million will be amortized over the remaining vesting periods of the options, generally four years from the date of grant.

    INTEREST INCOME, NET. Net interest income increased to $376,000 for the three months ended March 31, 1998 from $70,000 for the three months ended March 31, 1997. The increase resulted from increased interest income earned on higher average cash, cash equivalent and short-term investment balances as a result of sales of equity securities of the Company, partially offset by interest expense in connection with increased equipment lease financing.

    NET LOSS. The Company recognized net loss of $8.0 million and $2.4 million for the three months ended March 31, 1998 and 1997, respectively.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM INCEPTION (NOVEMBER
     9, 1995) TO DECEMBER 31, 1996

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $14.3 million in 1997 from $2.9 million in 1996. The increase in research and development expenses was primarily attributable to increased payroll and personnel expenses for additional regulatory, clinical and engineering personnel for the design, development and testing of the Company's products, increased purchases of laboratory supplies, increased equipment and leasehold improvement depreciation, increased facilities expenses associated with the Company's move to its present facility and increased costs related to the manufacture of prototype systems to be placed at clinical sites in the United States and Europe.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $4.4 million in 1997 from $1.0 million in 1996. The increase in general and administrative expenses was primarily attributable to increased personnel costs as the Company established and expanded the finance, information systems, sales and marketing, and human resource functions, increased costs associated with facilities and related services supporting expanding operations and increased legal and professional fees in connection with the filing and registration of the Company's patents.

    TECHNOLOGY LICENSE. Technology license expense of $6.0 million was recognized in 1997 in conjunction with the execution of the IBM License in December 1997. In conjunction with the execution of the IBM License, a payment of $1.0 million was made in December 1997. The IBM License also provides that the Company pay an additional $5.0 million within 10 days after the closing of the first underwritten public offering of the securities of the Company but in any event not later than September 1, 1998, which date may be extended until October 1, 1998, upon a showing of good cause by the Company. See Note 6 of Notes to Financial Statements.

    INTEREST INCOME, NET. Net interest income increased to $1.1 million in 1997 from $198,000 in 1996. The increase resulted from increased interest income earned on higher average cash, cash equivalent and short-term investment balances, partially offset by increased interest expense in connection with increased equipment lease financing.

    NET LOSS. The Company recognized net losses of $23.6 million and $3.7 million in 1997 and 1996, respectively.

    NET OPERATING LOSS AND RESEARCH TAX CREDIT CARRYFORWARDS. As of December 31, 1997, the Company's reported net operating loss carryforwards were approximately $13.1 million and $12.5 million for federal and state income tax purposes, respectively. The Company's federal and state research tax credit carryforwards were approximately $900,000. The state and federal net operating loss carryforwards will expire at various dates from 2004 through 2012 if not utilized. The utilization of such carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations primarily through sales of Preferred Stock yielding net proceeds of approximately $52.3 million, and equipment lease financing arrangements yielding approximately $2.0 million. As of March 31, 1998, the Company had cash, cash equivalents and short-term investments of $26.3 million and working capital of $17.8 million.

    Net cash used in operating activities was approximately $3.1 million, $14.9 million and $6.1 million in 1996 and 1997 and the three months ended March 31, 1998, respectively. For such periods, net cash used in operating activities resulted primarily from net losses.

    Net cash used in investing activities was approximately $898,000, $18.4 million and $4.0 million in 1996 and 1997 and the three months ended March 31, 1998, respectively. The net cash used in investing activities was attributable to capital expenditures and the purchase of short-term investments. The Company currently has no material purchase commitments for capital expenditures.

    Net cash provided by financing activities was approximately $5.5 million, $48.9 million and $700,000 in 1996 and 1997 and the three months ended March 31, 1998, respectively. The net cash provided by financing activities was primarily attributable to the sale of Preferred Stock and proceeds from the Company's equipment lease financing arrangement.

    As of March 31, 1998, the Company had capital equipment of $4.6 million less accumulated depreciation of $1.1 million to support its clinical, research, development, manufacturing and administrative activities. The Company has financed approximately $2.0 million from capital lease obligations through March 31, 1998. The Company expects capital expenditures to increase over the next several years as it expands facilities and acquires equipment to support the planned expansion of manufacturing capabilities.

    The Company's future liquidity and capital requirements will increase, depending upon numerous factors, including the extent of the Company's future operating losses, the level and timing of future revenues and expenditures, the progress of its product development efforts, the progress and scope of clinical trials, actions relating to regulatory matters, the costs and timing of expansion of product development, manufacturing and sales and marketing activities, the extent to which its products gain market acceptance, the price of the Company's products and competitive developments. Although the Company believes that the proceeds from this offering together with interest income and current cash balances will be sufficient to meet the Company's operating and capital requirements for at least the next 12 months, there can be no assurance that the Company will not require additional financing sooner. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The Company's belief is based on its current operating plan, which could change in the future and require additional funding sooner than anticipated. Even if the Company has sufficient cash for its current operating plan, it may seek to raise additional capital because of favorable market conditions or other strategic factors. In addition to the increasing operating expense, if the Company meets its current revenue plan, working capital requirements will also increase substantially for the foreseeable future. The Company may be required to raise additional funds through public or private financing or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, financial position and results of operations. See "Risk Factors--Possible Future Capital Requirements."

YEAR 2000 COMPLIANCE

    The widespread use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause computer systems to malfunction in the year 2000 and lead to significant business delays and disruptions. Intuitive has addressed the issue of year 2000 compliance in both its internal information systems and its products. Based upon its design and testing to date, the Company believes that it is fully year 2000 compliant. The Company has made inquiries regarding the year 2000 issue of its significant suppliers. Based upon such inquiries and a review of the Company's systems, the Company does not believe year 2000 issues will have a material adverse impact upon its business. However, there can be no assurance that this will be the case.

                                    BUSINESS

INTRODUCTION

    Intuitive designs and manufactures proprietary products which it believes represent a fundamentally new generation of technology for surgery. This new generation of surgery, INTUITIVE surgery, is believed by the Company to represent an advance similar in scope to the previous two generations of surgery--open surgery and minimally invasive ("MIS") surgery. The Company's technology seamlessly translates the surgeon's natural hand movements on instrument handles at a console into corresponding micro-movements of instruments positioned inside the patient through small puncture incisions, or "ports." Intuitive believes that its technology provides the surgeon with the range of motion and fine tissue control possible with open surgery, while simultaneously allowing the surgeon to work through the ports of MIS surgery.

    Although open surgery is still commonly performed and is used in almost every area of the body, the large incisions required create significant trauma to the patient, resulting in long hospitalization and recovery times, high hospitalization costs, as well as significant pain and suffering. Over the past several decades, MIS surgery has reduced trauma to the patient by allowing surgery through ports rather than large incisions, resulting in shorter recovery times and reduced hospitalization costs. MIS surgery has been widely adopted in certain surgical procedures, but it has not been widely adopted for complex procedures. The Company believes this slow adoption for complex procedures has occurred because surgeons generally find MIS operative techniques more difficult to learn and perform and less precise than open surgery for fine tissue manipulations such as dissecting and suturing. Factors that make MIS techniques more difficult or less precise include backward instrument movements, restricted range of motion, magnified hand tremors, exaggerated instrument movements and poor visualization.

    INTUITIVE surgery overcomes many of the limitations of existing MIS surgery by utilizing a broad technology platform consisting of computer hardware, software, algorithms, mechanics and optics to perform fine tissue manipulation through ports in many parts of the body. Using Intuitive's technology, surgeons perform surgical procedures while seated comfortably at a console viewing a 3-D image of the surgical field. The surgeon's hands grasp the instrument handles below the display in their normal orientation with respect to the surgeon's eyes, and the Company's technology seamlessly translates these movements into precise real-time microsurgical movements of electromechanical arms and instruments inside the patient. The Company's technology is also designed to give surgeons the perception that their hands are inside the patient, directly holding instruments--even though their hands are outside--and to give surgeons the perception that the surgical field is being directly visualized instead of being viewed through an endoscope.

    An important advantage of the Company's technology is that surgeons can learn to manipulate Intuitive's instruments with only a few minutes of training, allowing surgeons to focus on the clinical procedure. When performing procedures that the surgeon has previously performed only with open surgical techniques, the Company believes that the surgeon will have to learn where to place ports and how to approach the operation but will generally not have to relearn how to perform basic tissue manipulations. The Company believes that tissue manipulations using its products can be as natural to the surgeon as hand movements in open surgery. As a result, the Company believes its products will make a broad range of open surgical procedures suitable for INTUITIVE surgery, with significantly less patient trauma and post-operative pain and shorter recovery times.

    The Company's strategy is to focus initially on the cardiac surgery market because (i) there are a large number of procedures concentrated in a small number of hospitals that can be targeted by a focused sales force and field organization, (ii) while approaches to these procedures have been developed that are somewhat less invasive than open surgery, they are difficult and only account for a small minority of cardiac surgery procedures being performed and
(iii) no existing technology is able to accomplish a full cardiac procedure through ports. The Company believes that its technology can help surgeons accomplish cardiac surgery procedures more easily, more accurately and with less trauma to the patient than existing approaches. Cardiac surgery procedures are among the most precise and demanding in all of surgery. As such, the Company believes that if its technology is adopted for cardiac surgery, surgeons will gain confidence that Intuitive's technology also can be used for less demanding procedures in general and other surgery.

    The Company plans to derive its revenues from the direct sale of two types of interlinked proprietary products (i) a surgeon's console and a patient-side cart which holds the electromechanical arms and (ii) a range of "resposable" instruments such as scissors, forceps and electrocautery. The resposable instruments are resterilizable and the number of procedures that each instrument can perform is controlled by a proprietary electronic interlock. This feature will allow the Company to limit the number of uses of each instrument to less than its tested usage so that the instrument's performance meets specifications during each procedure. By defining the number of uses for each instrument, the Company can effectively price its resposable instruments on a per-procedure basis.

    Intuitive believes that it is the first mover in third generation surgery. In March 1997, surgeons using Intuitive's technology successfully performed what the Company believes to be the initial third generation surgery on humans. Intuitive believes that its development efforts represent the largest effort devoted to third generation surgery of any company in the world today. Intuitive owns or has licensed 38 issued and 8 allowed patents, including patents from SRI International and IBM, companies which in the late 1980s were early pioneers in the research of third generation surgery.

BACKGROUND

    The Company believes that there are three fundamental generations of surgical techniques (1) open surgery, which began its modern era in the 19th century, (2) minimally invasive surgery, also known as MIS surgery, which has developed over the past several decades, and (3) INTUITIVE surgery, which the Company is in the process of developing. Each generation of surgery has been enabled by the development of an important technology or set of related technologies.

    FIRST GENERATION: OPEN SURGERY

    While surgery in one form or another has been practiced since the beginning of recorded history, modern open surgical technique was enabled in the second half of the 19th century because of the fusion of two breakthrough technological developments: anesthesia, developed beginning in the 1840s, and sterile technique, developed in the 1870s.

    Using open surgical techniques, a surgeon generally creates an incision in the body large enough to allow both direct visualization of the operating field and the insertion of at least two human hands to manipulate the patient's tissues. Many different types of hand-held instruments such as the scalpel, needle driver, retractor and clamp have been developed to enable the surgeon to manipulate tissue precisely in almost every area of the body, and to accomplish complicated movements such as suturing.

    The large incisions generally used in open surgery create very significant trauma to the patient, resulting in long hospitalization and recovery times, high hospitalization costs, as well as significant pain and suffering. However, because the human hand has an extremely wide range of motion and can grip open surgical instruments near their tips to allow very precise and natural tissue manipulations, open surgical technique is generally the most precise and the easiest technique for the surgeon to perform. Despite the trauma and other drawbacks of open surgery, a significant number of the surgical procedures in the United States are open surgical procedures.

    SECOND GENERATION: MINIMALLY INVASIVE SURGERY

    Minimally invasive surgical techniques have evolved over the past several decades. The objective of MIS surgery is to substantially reduce trauma to the patient by making small puncture incisions, or "ports," generally resulting in shorter hospitalization and recovery times, reduced hospitalization costs and substantially less pain and suffering.

    While a number of new technologies have enabled the growth of MIS surgical procedures, the most fundamental have been (i) the development of endoscopes for viewing a surgical field through a small incision and (ii) the development of long, hand-held instruments that can manipulate tissues through ports.

    The long hand-held instruments generally used in MIS surgery are inserted into the patient through ports, which are approximately ten millimeters in diameter. These ports are created in the abdominal wall, chest wall, or other areas of the body in locations designed to provide access to the organs on which the surgeon intends to operate. Thus, the six to twelve inch incision (15 to 30 centimeters) typically required for open surgery is replaced with three or more ports, each of approximately ten millimeters in diameter. Through the ports, surgeons insert an endoscope through which they visualize the operation via a television monitor. They also insert a variety of instruments through these ports which surgeons use to perform the operation and manipulate tissue.

    The instruments used for MIS surgery typically have a tip which is similar to the corresponding tip of an instrument used in open surgery, such as a forceps or scissors. The tip is connected to a 15 to 18 inch tube (35 to 45 centimeters), which is connected to a handle. To perform the procedure, the surgeon inserts the instrument through the port and manipulates the handle from the outside of the patient's body.

    EXISTING LIMITATIONS OF MINIMALLY INVASIVE SURGERY. The Company believes that surgeons generally find MIS surgical techniques more difficult to learn and perform than open surgery for reasons that include the following:

    "BACKWARD" INSTRUMENT MOVEMENTS. Existing MIS instruments are essentially long rigid levers which rotate around a fulcrum located at the port created in the body wall. As a result, the "working end" of the instrument moves in the opposite direction from the hand of the surgeon. For example, to move the working end left, surgeons move the instrument handle to the right; to move the working end up, surgeons move the instrument handle down. Surgeons must relearn their hand-eye coordination to translate this backward environment into the required instrument movements.

    RESTRICTED MOTIONS. Existing MIS instruments provide surgeons less flexibility, dexterity and range of motion than their own hands which are used in an open surgical procedure. For example, MIS instruments in widespread use today have no joints near their tips to provide the MIS-equivalents of the real-time wrist motions used throughout open surgery to perform manipulations such as reaching behind tissue and suturing. As a result, surgeons performing MIS surgery with existing technology find it difficult to perform certain necessary tissue manipulations through ports, such as fine dissection or suturing.

    MAGNIFIED TREMORS AND EXAGGERATED INSTRUMENT MOVEMENTS. In open surgery, the instruments are held near their tips, allowing fine movements of the surgeon's hands to be directly translated into fine movements of the instruments. However, the lever arm of the 15 to 18 inch instruments (35 to 45 centimeters) used in MIS procedures magnifies the surgeon's hand movements making fine tissue manipulation substantially more difficult. As a result, the inherent tremor in a surgeon's hands is magnified, and the exaggerated motor movements caused by MIS instruments make fine tissue manipulation more difficult for the surgeon.

    POOR VISUALIZATION. The video image from the endoscope is usually displayed on a video monitor. The surgeon typically must look up and away from the patient and the plane of the instruments to view the monitor. This can give the MIS surgeon a feeling of being disconnected from the surgical field and the instruments. In addition, most endoscopes currently being used give the surgeon a two-dimensional image.

Although three-dimensional endoscopes exist, they typically have less resolution and lower brightness than two-dimensional endoscopes, making it more difficult for the surgeon to visualize fine structures.

    For these reasons, as well as others, using existing MIS techniques and associated hand-held MIS instruments is generally less precise and more difficult for the surgeon than using open surgical techniques. This can be illustrated by the current status of surgical techniques used to perform coronary artery bypass graft procedures ("CABG").

    In a CABG procedure, a blocked coronary artery is bypassed with a graft. When available, an artery from the chest called the internal mammary artery ("IMA") is dissected from its natural position and grafted into place to perform the bypass. When the IMA is not available, a saphenous vein from the leg is used instead. The suturing of the graft to the coronary artery requires extremely precise tissue manipulations, culminating in an "anastomosis"--the suturing of the graft to the coronary artery to create near-perfect blood flow through the graft and past the blockage in the coronary artery.

    In the past several years, a number of companies have devoted considerable resources to developing devices that help convert open CABG procedures with approximately twelve inch incisions (30 centimeters) into procedures with three to five inch incisions (seven to twelve centimeters) ("Modified CABG"). Some of these devices facilitate procedures where the heart is stopped through a catheter-accessed heart-lung bypass system, while others facilitate procedures where the heart is allowed to remain beating. Although these companies have made significant progress with Modified CABG both technically and in the marketplace, clinicians today generally perform a small portion or none of these procedures using ports. Generally, the port-based instruments available today lack the dexterity required to perform complex surgery of this nature. Instead, surgeons performing these new types of cardiac procedures generally make a three to five inch incision (seven to twelve centimeters) between the ribs. They then generally spread the incision and ribs with a device known as a retractor. Under direct visualization through this retracted incision, surgeons can perform anastomoses to bypass blocked arteries using modified versions of the instruments used in open CABG surgery.

    Because Modified CABG creates a substantial incision during part of the procedure, it does not offer the patient the full benefits of an operation completed through ports. Furthermore, these substantial incisions do not give the surgeon as much access to certain tissues as is available in open CABG surgery. This restricted access and other factors can make Modified CABG relatively longer and more difficult to perform with precision than open CABG surgery. In addition, the anastomoses between the grafts and the coronary arteries are often more difficult to perform with Modified CABG than in open surgery. This difficulty can cause concern among some surgeons because a successful CABG procedure generally depends on the quality and precision of the anastomoses.

    Although some CABG procedures have been converted from open surgery to Modified CABG and although similar changes have been made to other cardiac procedures (collectively, "Modified Cardiac Surgery"), the conversion rate has been slower than originally forecast. The Company believes that two important factors account for the relatively slow conversion rate (i) surgeons generally find that the existing MIS approaches are more difficult to learn and perform than open cardiac surgery and (ii) patient demand for and benefits from Modified Cardiac Surgery are not as substantial as they would be for fully ported cardiac surgeries. A significant portion of the difficulty surgeons have in performing Modified Cardiac Surgery derives from the need to perform fine tissue manipulations such as dissection and anatomosis in the restricted space that the three to five inch incisions (seven to twelve centimeters) provide. However, some of the technology used in these approaches may be important to use together with the Company's products, and the Company believes its technology will be compatible with both beating heart and stopped-heart approaches to performing CABG procedures.

    MIS PROCEDURE CONVERSION RATES. Despite the limitations of existing MIS techniques, a number of procedures are routinely performed as MIS procedures. For example, laparoscopic cholecystectomy (removal of the gallbladder through ports) could be learned by most surgeons after a moderate amount of retraining, in part because of the anatomical location of the gallbladder and the relatively gross tissue manipulations required. In the late 1980s and early 1990s, laparoscopic cholecystectomy grew from a newly-introduced procedure to the "standard of care" in the United States over approximately three years. Last year only 15% of cholecystectomies were performed using open surgical techniques in the United States. The Company believes that the limitations of MIS techniques did not prevent the rapid conversion to laparoscopic cholecystectomy because large numbers of surgeons could learn to perform the relatively simple tissue manipulations with confidence. The conversion to laparoscopic cholecystectomy was rapid because of reduced hospital stays, surgeon acceptance and patient preference.

    The Company believes that the adoption rate of laparoscopic cholecystectomy has not been replicated with subsequently introduced MIS procedures, despite substantial patient benefits, because those new MIS procedures have been more difficult to learn or perform. As a result of these difficulties, some complex surgical procedures which are commonly performed using open surgery have not been adapted to MIS techniques. Other complex surgical procedures, such as hernia repair or Nissen fundoplication, have been performed by certain surgeons using MIS techniques. However, the Company believes that these MIS procedures are not being performed as often, or by as many surgeons, as they could be if these complex procedures were easier to perform through ports. Surgeons began performing Modified Cardiac Surgery approximately two years ago, and while such procedures have established that Modified Cardiac Surgery is possible, more than 95% of cardiac surgery procedures are still performed using open surgery techniques.

    The chart below sets forth the percentage of selected procedures that were still performed worldwide in 1997 using open surgical techniques:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

% PERFORMED USING OPEN SURGICAL TECHNIQUES
Cardiac                                                  96%
Hernia Repair                                            86%
Hysterectomy                                             80%
Gynecology (except Hysterectomy)                         57%
Cholecystectomy                                       35%(1)
                                             Cholecystectomy             Gynecology   Hysterectomy   Hernia Repair    Cardiac
                                                              (except Hysterectomy)
Number of Procedures Performed
Using Open Surgical Techniques:                      631,000              1,442,000        936,000       1,232,000  1,026,000
Total Number of Procedures Performed:              1,804,000              2,540,000      1,170,000       1,430,000  1,065,000
(1) 15% in United States.
Source: Medical Data International, Inc.

    THIRD GENERATION: INTUITIVE SURGERY

    Intuitive's technology is designed to return to the surgeon the range of motion and fine tissue control possible with open surgery, while simultaneously allowing the surgeon to work through the ports used in MIS surgery. The Company believes that such fine tissue manipulations are fundamental to many complex surgical procedures which today are generally performed using open surgery. Intuitive believes its products will make a broad range of open surgical procedures newly suitable for minimally invasive approaches, and will increase the surgeon's confidence and ease of use when performing procedures that have already been adapted for MIS or Modified Cardiac Surgery. In addition, the Company's technology may also allow surgeons to perform certain aspects of surgical procedures with greater precision than is possible with open surgery.

    The Company believes that its technology has the potential to change surgical procedures in three basic ways:

    NEW OPERATIONS WILL BE PIONEERED. A number of surgical procedures that currently cannot be performed using MIS or modified surgical techniques will be made suitable for conversion to techniques that use ports.

    TODAY'S DIFFICULT MIS OPERATIONS WILL BECOME EASIER AND ROUTINE. Surgical procedures that today are performed only rarely using MIS or modified surgical techniques, by certain surgeons, will be performed routinely and with confidence through ports using Intuitive's technology.

    EXISTING HIGH-VOLUME MIS PROCEDURES WILL BECOME EASIER. Surgical procedures that today are performed routinely using MIS techniques will be performed more quickly and safely with Intuitive's technology.

    In designing its products, the Company has focused on making the complexity of its technology as transparent as possible to the user. The Company's technology is designed to allow surgeons to perform procedures while seated at a console, viewing a 3-D image of the surgical field through a high resolution endoscope and display. The surgeon's hands grasp instrument handles below the display in their normal orientation with respect to the surgeon's eyes. Electromechanical arms mounted on a patient-side cart hold the Company's resposable instruments that perform tissue manipulations, including cutting, suturing, dissecting and holding tissue. The technology allows the surgeon's natural hand movements on the instrument handles at the console to be translated into corresponding micro-movements of the instruments positioned inside the patient by the electromechanical arms. Further, the technology is designed to give surgeons the visual perception that their hands are inside the patient, directly holding the instruments-- even though they are outside--and gives the perception that the surgical field is being directly visualized instead of being viewed through an endoscope.

    Using sophisticated computer hardware and software, proprietary know-how and highly specialized microsurgical instruments, Intuitive has designed a broad technology platform which it believes will allow fine tissue manipulation through ports across many types of surgeries in many parts of the body, thus overcoming many of the limitations of current MIS surgery. Most surgery requires fine tissue manipulations, including blunt or sharp dissection, placement of clips, staples, electrocautery and suturing. The Company believes that tissue manipulations using Intuitive's products are as natural as hand movements in open surgery. In the Company's experience, surgeons can learn to manipulate Intuitive's instruments with only minutes of training, allowing them to focus on the clinical procedure itself instead of on relearning how to manipulate tissue using existing MIS instruments. When surgeons use Intuitive's technology to perform procedures with which they are already familiar from using MIS or modified surgical techniques, the Company believes that only a modest amount of training will be required because the surgeon already knows where to place ports and how to approach the tissue manipulations required for that procedure. When performing INTUITIVE surgery that the surgeon has previously performed only with open surgical techniques, the Company believes that the surgeon will have to spend a relatively larger amount of time learning where to place ports and how to approach the tissue manipulations required, but will not have to relearn how to perform basic tissue manipulations.

    Intuitive believes that its technology can overcome many of the limitations of existing MIS surgery, for the following reasons:

    NATURAL INSTRUMENT MOVEMENTS. Intuitive's technology is designed to directly transform the surgeon's natural hand movements outside the body into corresponding micromovements inside the patient's body. For example, a hand movement to the RIGHT outside the body causes the instrument inside the patient to be moved to the RIGHT, eliminating the backward nature of existing MIS surgery.

    ENDOWRIST-TM- FLEXIBILITY. Intuitive's ENDOWRIST technology is designed to provide surgeons with an instrument with a range of motion analogous to the human wrist. These ENDOWRISTS are located near the tips of the instruments inside the patient's body and the surgeon controls them in real-time with natural wrist movements on the instrument handles outside the patient's body. This capability is designed to allow surgeons, for example, to reach behind tissues or suture with precision.

    REDUCED TREMORS AND FINER MOTOR MOVEMENTS. Intuitive's technology is designed to directly translate the surgeon's hand movements into a 1:1 correspondence INSIDE the body, unlike in existing MIS surgery, where the lever arms of the 15 to 18 inch instruments (35 to 45 centimeters) can magnify the surgeon's hand movements. With Intuitive's technology the surgeon can also use "motion scaling," a feature which translates, for example, a four millimeter hand movement OUTSIDE the patient's body into a one millimeter instrument movement INSIDE the patient's body. Motion scaling is designed to allow greater precision than is normally achievable in open surgery. In addition, Intuitive's technology is designed to reduce or filter out the inherent tremor in a surgeon's hands.

    IMMERSIVE-TM- 3-D VISUALIZATION. Intuitive's technology is designed to give surgeons the perception that their hands and eyes are immersed in the surgical field even though they are outside the body. As a result, the Company believes that surgeons will no longer feel disconnected from the surgical field and the instruments, as they currently do with MIS surgery. IMMERSIVE technology also includes a 3-D endoscopic visualization system that has substantially higher contrast and resolution than conventional 3-D endoscopic visualization systems.

    The Company believes that these advantages, when integrated together in Intuitive's products, give the patient the advantages of MIS surgery while restoring to the surgeon the range of motion and fine tissue control possible with open surgery.

INTUITIVE'S PRODUCTS

    The Company plans to derive its revenues from the sale of two types of interlinked proprietary products (i) a surgeon's console and a patient-side cart and (ii) a range of "resposable" instruments.

    SURGEON'S CONSOLE AND PATIENT-SIDE CART

    The surgeon's console consists of a 3-D display that uses high resolution 14 inch monitors, and instrument handles through which the surgeon controls the procedure. Using Intuitive's technology, a surgeon performs surgical procedures while seated at the console, viewing a 3-D image of the surgical field. The surgeon's hands grasp the instrument handles below the display, in their normal orientation with respect to the surgeon's eyes. Using hardware, software, algorithms, mechanics and optics contained in the console (as well as in other components of the system), the technology is designed to seamlessly translate the surgeon's hand movements to precise real-time microsurgical movements of the electromechanical arms of the patient-side cart and the resposable instruments inside the patient. The patient-side cart, which can be moved next to the operating table, holds electromechanical arms that manipulate instruments inside the patient. Three arms attached to the cart can be easily positioned, as appropriate for each part of the surgery, and then locked into place. The first two arms (one representing the left hand and one the right hand) hold the Company's resposable instruments containing ENDOWRIST technology, which transmit precise movements to the instrument tips. The third arm positions the endoscope.

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    RESPOSABLE INSTRUMENTS

    The Company plans to manufacture a variety of resposable instruments, each customized for a different range of tissue manipulations used in different surgical procedures. These resposable instruments are currently approximately seven millimeters in diameter. The resposable instruments provide the mechanical capability necessary for performing complex tissue manipulations through a port, and mount onto the electromechanical arms that represent the left and right hands. The resposable instruments incorporate ENDOWRIST technology. At their tips, the various resposable instruments include forceps, scissors, electrocautery, blunt dissectors, and other end effectors that the Company believes will be readily familiar to the surgeon from open and MIS surgery. Generally, a variety of resposable instruments will be selected and used interchangeably during the surgery. Where the instrument tip needs to incorporate a disposable component (for example, an absorbent swab), a disposable insert will be provided by the Company.

    The resposable instruments are resterilizable and reusable for a defined number of procedures. A proprietary electronic interlock performs several functions that help determine how the system and instruments work together. When a resposable instrument is attached to an arm of the patient-side cart, the interlock performs an electronic handshake which ensures that the instrument was manufactured by the Company and recognizes the type and function of the instrument and number of past uses. For example, the interlock recognizes which instrument is a scissors and which is a blunt dissector and controls the unique functions of different instruments as appropriate. In addition, the interlock will not allow the instrument to be used for more than the prescribed number of procedures. This feature will help the Company keep the number of uses of the instrument lower than tested usage life of the resposable so that its performance is up to specifications during each procedure. In addition, the Company can sell the instrument for a fixed number of uses and effectively price its resposable instruments on a per-procedure basis.

    During a procedure, the patient-side cart is positioned next to the operating table with the arms arranged to provide access to the initial ports selected by the surgeon. The surgeon performs the procedure while sitting at the surgeon's console, manipulating the instrument handles. When a surgeon needs to change instruments, as is done many times during an operation, the instrument is withdrawn using the handles at the console, in similar fashion to the way a surgeon withdraws instruments from the patient in MIS surgery. A scrub nurse standing near the patient removes the unwanted instrument from the electromechanical arm attached to the patient-side cart and replaces it with the new instrument, in a process designed to be rapid enough to not disturb the natural flow of the procedure. As a result, the scrub nurse will play a similar role to that played in open and MIS surgery. Different types of operations will require different sets of resposable instruments, and the Company expects to add new types of resposable instruments in the future to tailor its technology to additional types of surgical procedures.

INTUITIVE'S STRATEGY

    Intuitive believes that it is the first mover in third generation surgery. In March 1997, surgeons used an early prototype employing Intuitive's technology to successfully perform what the Company believes to be the initial third generation surgery on humans. Intuitive believes that its development efforts represent the largest effort devoted to third generation surgery of any company in the world today. Intuitive owns or has licensed 38 issued and 8 allowed patents, including patents from SRI International and IBM, companies which in the late 1980s were early pioneers in the research of third generation surgery. The Company's goal is to establish its technology as the preferred means for performing complex surgery through ports and to become the leader in delivering products and solutions for third generation surgery to surgeons, hospitals and patients.

    Intuitive's goal is to maintain its first mover advantage by continuing to develop and enhance its technology and deliver it to surgeons, hospitals and patients. The Company intends to accomplish this by

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(i) focusing initially on the cardiac surgery market, (ii) concentrating efforts on the institutions that perform the greatest number of cardiac surgical procedures and (iii) expanding later to non-cardiac surgical markets.

    FOCUS FIRST ON CARDIAC SURGERY. Intuitive will focus initially on the cardiac surgery market. The Company selected this market for a number of reasons. There are over one million cardiac procedures performed in the world annually, and a few types of procedures, such as CABG and cardiac valve repair, account for the majority of procedures performed by cardiac surgeons. These procedures are routinely performed in high volumes using open surgical techniques. However, these open procedures cause considerable pain, morbidity and long patient recovery times. Although Modified Cardiac Surgery has been developed to address some of the drawbacks of open cardiac surgery, such procedures currently account for a small minority of cardiac surgery procedures being performed, and no existing technology is able to accomplish a full cardiac procedure through ports. Further, the Company believes that its technology can help surgeons accomplish these procedures more easily, more accurately and with less trauma to the patient than Modified Cardiac Surgery. As a result, the Company believes its technology can help accelerate the conversion of open cardiac surgery procedures to INTUITIVE surgery. In addition, approximately 200 hospitals are responsible for 45% of cardiac surgery procedures performed in the United States, and 500 hospitals are responsible for 75%. As a result, Intuitive believes it can address the United States cardiac surgery market with a small, focused sales force and field organization. Finally, the tissue manipulations required for cardiac procedures are among the most precise and demanding in all of surgery. As a result, Intuitive believes that if it can establish its products in cardiac surgery, many surgeons will have confidence that the Company's technology can subsequently be used for less demanding procedures in general surgery and other areas.

    Intuitive has already established relationships with a number of leading cardiac surgeons and leading hospitals. The Company plans to complete the clinical development of its initial products for cardiac surgery at sites selected from these and other hospitals. Following receipt of required regulatory approvals, the Company plans to begin manufacturing its products and targeting their initial sale to a limited number of hospitals that perform a high volume of cardiac surgery.

    FOCUS ON KEY INSTITUTIONS. The Company believes that it is more valuable to have a smaller number of hospitals using its products routinely for certain types of cardiac procedures than it is to have a larger number of hospitals using its products on a sporadic basis. The Company plans to focus intensely on working with its early-adopting hospitals until such hospitals and their surgeons are comfortable in performing a substantial portion of their cardiac procedures using the Company's products. Using public relations and other techniques, the Company intends to assist hospitals in educating patients and referring physicians as to the potential benefits of performing INTUITIVE surgery. Through such efforts, the Company believes early-adopting hospitals will benefit by increasing their market share of cardiac surgery procedures. In addition, the Company expects these efforts to drive interest in INTUITIVE surgery among competitive hospitals and physicians.

    Many of these targeted United States hospitals have more than one surgical suite devoted exclusively to cardiac surgery, and the largest 200 hospitals in the United States have an average of over three such suites. The Company believes that by concentrating on these large hospitals, it can leverage use of its products in the first cardiac surgical suite at a given hospital into use in additional suites of that hospital, thereby increasing the efficiency of its field organization.

    EXPAND TO NON-CARDIAC MARKETS. The 500 United States hospitals performing the largest number of cardiac procedures also perform a large number of non-cardiac surgical procedures, many of which are complex. The Company believes this relationship also exists in Europe. Although the Company plans to focus on the United States and European cardiac surgery market for the foreseeable future, it plans to eventually broaden its focus to non-cardiac surgery using its platform technology. Most non-cardiac procedures are performed in operating suites that do not perform cardiac surgery. The Company believes that its initial efforts in marketing its products for non-cardiac procedures will be focused on the large institutions where it has already sold its products for cardiac surgery, further leveraging its institutional relationships and field organization. As appropriate, the Company intends to develop relationships with leading physicians and hospitals in non-cardiac surgical areas in order to complete clinical development for a critical mass of procedures for each surgical specialty that it targets.

CLINICAL CONTRIBUTIONS

    CARDIAC SURGERY

    The Company's initial focus will be in cardiac surgery. The Company's technology is designed to perform through ports the fine tissue manipulations required for cardiac surgery with the precision required to complete the procedure. The Company believes that cardiac surgeons using its technology will be able to accomplish these manipulations more easily and precisely than can be accomplished with existing instruments for Modified Cardiac Surgery, and will also eventually be able to accomplish many of these procedures through ports. In addition, the Company believes motion scaling, ENDOWRIST technology and superior visualization may make it possible for certain tissue manipulations to be accomplished with even greater precision than is possible in open surgery. Some of the contributions that Intuitive believes it can make to cardiac surgery are as follows:

    IMA DISSECTION. In a CABG procedure, a blocked coronary artery is bypassed with a graft. When available, an artery from the chest called the internal mammary artery ("IMA") is dissected from its natural position and grafted into place to perform the bypass. Because the IMA is located on the underside of the anterior surface of the thorax, dissection of the vessel is challenging using existing surgical instruments through the three to five inch incision currently used in Modified CABG. The Company's products have multiple joints that emulate the surgeon's shoulders and elbows, allowing exact positioning of the instruments inside the patient's thorax. In addition, the ENDOWRIST technology permits the surgeon to reach behind the tissues for easier dissection of the IMA. Thus, the Company believes that the IMA can be dissected with greater ease and precision using Intuitive's technology. In addition, the Company believes that its technology can be used to dissect the IMA using ports.

    MULTI-VESSEL CORONARY ANASTOMOSIS. CABG surgery and Modified CABG demand that the surgeon delicately dissect and precisely suture very small structures (less than two millimeters) under significant magnification. These procedures are difficult when performed in open surgery; they are even more difficult when performed using an endoscopic or limited incision approach. Intuitive's technology is designed to allow surgeons to perform scaled instrument movements that may be even more precise than the movements used in open surgery, including precise suturing of multiple coronary vessels, while viewing the surgical field through a 3-D monitor. The combination of precision, superior visualization, use of ports and maneuverability is designed to capture many of the advantages of both open CABG and Modified CABG.

    MITRAL AND AORTIC VALVE REPAIR/REPLACEMENT. Valve repair and replacement surgeries are challenging even when using open surgical techniques. Significant exposure of the surgical field is essential to the identification and precise manipulation of valvular and intracardiac structures, and is key to successful surgical outcomes with minimal complications. The limitations inherent in modified cardiac valve surgery are similar to those in Modified CABG surgery because the restricted surgical field made possible by the three to five inch incisions make visualization and repetition of precise surgical movements challenging. Replacement of valves will always require a small incision, even if the majority of the procedure is eventually performed through ports using the Company's technology because the replacement valve itself is too large to be inserted into the chest through a port. The Company believes that its technology will help cardiac surgeons perform valve replacement and repair procedures in confined spaces with greater ease and precision than is possible with existing modified approaches to these procedures. In addition, the motion scaling capability of the Company's technology may make it possible for surgeons to perform certain extremely fine tissue manipulations that are important in valve repair surgery with greater precision than is possible even with open surgery, expanding the ability of cardiac surgeons to repair some valves instead of replace them.

    NON-CARDIAC CLINICAL APPLICATIONS

    Although the Company intends to focus its efforts on the cardiac surgery market for the foreseeable future, the Company believes its technology will enhance or enable a number of other procedures in a variety of surgical specialties outside of cardiac surgery. Some of these applications include the following:

    AORTIC ANEURYSMS. A common vascular procedure is the repair of aortic aneurysms--sacs formed by the dilation of the wall of an artery caused primarily by atherosclerosis. Surgical treatment involves clamping the aorta and making long incisions at multiple sites to resect and replace the aneurysm with a synthetic graft. Once the aorta is clamped, time is of the essence, since procedures are typically done without cardiopulmonary bypass, allowing a narrow window of time for completion. Currently, some aneurysms are treated by intravascular stent-grafts. These stent-grafts can be inserted through the femoral artery, and do not require an incision. However, the necessity of traversing the femoral artery to gain access to the aorta limits the usage of this technique. The Company believes that the ability of its technology to deliver dexterity and the ability to suture grafts, alone or in conjunction with stent-grafts, will help convert this procedure from open surgery to INTUITIVE surgery.

    AORTO-FEMORAL BYPASS. The lower portion of the abdominal aorta is often a location of atherosclerosis. Atherosclerotic blockage of this portion of the aorta restricts blood flow to the lower body. To treat this condition using open surgery, a synthetic graft is attached to the vasculature above and below the blockage. This procedure currently requires open surgery because of the need to suture the grafts in place. The Company believes that with its technology, the surgeon will be able to perform the required anastomosis through ports and avoid the large incision currently required.

    CHOLECYSTECTOMY. Removal of the gallbladder or cholecystectomy is the most common procedure performed by the general surgeon. Although a laparoscopic approach is now well accepted for routine cases, there is great variability in the level of skill required to accomplish the procedure. The skill level necessary to complete a laparoscopic cholecystectomy is dependent on the pathology or disease status the surgeon discovers after the abdomen is entered. For example, acute cholecystitis can result in inflammation and adhesion formation that can require very meticulous surgery to access gallbladder anatomy. Similarly, during the operation the surgeon may find a condition known as choledocolithiasis, or stones in the common bile duct. The surgeon may choose to incise or cut the common duct to extract stones that are caught between the liver and intestine. Exploration of the common bile duct is an extremely delicate procedure that requires micro-sutures to be placed in the common duct. Most surgeons will not do this procedure laparoscopically because of the difficulty of the procedure. This usually results in a conversion to open technique or another surgical or delicate gastrointestinal endoscopic procedure to extract the stones. With its technology, the Company believes that the surgeon will have expanded capability to deal with complicated cholecystectomies and can avoid subjecting the patient to a second procedure.

    NISSEN FUNDOPLICATION. Nissen fundoplication is a general surgical procedure which is performed to correct esophageal reflux. As an elective procedure, it is currently performed on only a small fraction of candidates who suffer from reflux esophagitis because the open surgical procedure is quite invasive. An MIS alternative exists, but there are only a limited number of surgeons who are skilled in the procedure. The Company believes that its technology will significantly improve the ease of performing the Nissen procedure through ports. Specifically, Intuitive's technology will address the two most difficult steps in this procedure, which are made more difficult by existing MIS techniques (i) esophageal dissection and (ii) suturing of the fundus of the stomach. If adoption of Intuitive's technology becomes widespread for Nissen procedures, the Company believes that the number of surgeons able to do a Nissen procedure using port-based techniques might be expanded. Further, the Company expects that the widespread availability of a port-based approach may significantly expand the number of surgeries performed.

    COLON RESECTION. Removal of the colon or large bowel is a common general surgical procedure done for both benign and malignant disease. Colon resection is accomplished in a variety of ways by removing all or part of the colon. These procedures are complicated and involve resecting a portion of diseased tissue and then re-anastomosing the two ends of the colon to re-establish continuity of intestinal flow. When using existing MIS techniques, the challenge is to have enough manipulating capability to perform fine dissection of the colon from its peritoneal attachment and then to be able to sew or staple the ends of the bowel to accomplish the re-anastomosis. The MIS procedure is currently performed by only a small fraction of general surgeons. By making dissection significantly more precise, the Company believes that its products will allow port-based colon resection to be performed more widely.

    HERNIA REPAIR. Repair of inguinal hernia is the second most common procedure done in general surgery. A hernia is caused by a defect or weakness in the inguinal fascia in the pelvic region. There are a variety of hernia procedures available that use both open and MIS techniques. However, the lack of precise dissection capability inhibits adoption of the MIS procedures. Specifically, the delicate dissection of the spermatic cord structures and the peritoneal sac, which is often adherent to the inguinal anatomy, is very difficult for surgeons to accomplish using MIS techniques. The Company believes that its technology will encourage surgeons to convert hernia procedures to the port-based approach by removing the training barrier that limits adoption.

    GENERAL GYNECOLOGY. Laparoscopy has been used for several decades in a large number of diagnostic infertility procedures. Although there are a variety of therapeutic infertility procedures which can currently be performed by some gynecologists using existing MIS techniques, these procedures are relatively difficult to perform using existing MIS tools because of the lack of tissue control, inability to perform fine dissection, and limited suturing capability. The Company believes that its technology will provide gynecologists with the ability to do sophisticated procedures such as tubal re-anastomosis and dissection of ovarian cysts, as well as common procedures such as oophorectomy and salpingectomy.

    HYSTERECTOMY. This is one of the most commonly performed surgeries in gynecology and involves removal of the uterus. It can be done by using open or MIS techniques. Like colon resection, it demands a significant degree of tissue manipulation in the dissection and ligation of blood vessels, ligaments and other pelvic structures. Further, laparoscopic techniques used in this procedure increase the risk of injury to the ureters, vital structures that provide the conduit for urine between the kidney and bladder. It is often difficult to ensure the identification and prevention of injury to the ureters and bladder with conventional MIS instruments because of the limited angles at which these instruments can be positioned. The Company believes that its products will increase the surgeon's dexterity in this procedure and, as a result, will have a significant impact on safety, operating time, and rate of adoption of MIS techniques in hysterectomy.

    BLADDER NECK SUSPENSION. Bladder incontinence is a widespread condition affecting middle aged women, which can be treated surgically with a procedure known as bladder neck suspension. This procedure involves the elevation of the bladder neck by suspension with sutures, surgically recreating the normal angle of the urethra and re-establishing bladder sphincter control. The procedure works well in open surgery and is the "gold standard" for correction of bladder incontinence. However, because of its long recovery time, most women who would be candidates are discouraged from undergoing the procedure using open surgical technique. Instead, they use adult diapers for their incontinence which is an embarrassment and inconvenience. Bladder neck suspension can currently be done laparoscopically but is difficult to perform because of the need to suture at awkward angles using existing MIS instruments. The Company believes that its technology may provide a better solution for suturing the bladder neck and would represent an advance in the ease of performing incontinence surgery.

    ORTHOPEDICS. Many knee surgeries are accomplished by an MIS technique called arthroscopy. This technique is well accepted in the surgical community. However, many of the more sophisticated maneuvers in arthroscopy, such as suturing torn meniscal tissue, are very difficult with existing MIS instruments. The Company believes that its technology and the capabilities of its instruments with ENDOWRIST flexibility will increase the ease with which complex arthroscopy can be performed. Further, the emerging techniques of MIS spine surgery, which involves completion of the very common procedure of disc removal and spinal fusion, requires an approach to the spine through the abdomen, involving very advanced laparoscopic technique. The Company believes that its technology may make this procedure safer, easier and more precise.

CLINICAL TRIALS AND EXPERIENCE

    The Company has conducted extensive laboratory testing of various prototypes since early 1996. This testing has been directed at establishing the clinical requirements for Intuitive's products and verifying that the final products will meet those requirements. Clinical experience has also been important in developing protocols and procedures for using its technology in the operating room.

    In March 1997, clinical investigators in Belgium performed five human surgeries using an early prototype employing Intuitive's technology. All five procedures were completed after minimal training of the physicians and operating room staff. Two of these procedures were laparoscopic cholecystecomies, and a third was a lysis of adhesions. The purpose of these three procedures, all of which were performed successfully through ports, was to establish that third generation surgery could be used to perform procedures previously converted to MIS techniques with equal or better results. The procedures were completed successfully, and they demonstrated the prototype's ability to perform successfully in an endoscopic environment. In two additional procedures, a vascular surgeon performed an anastomosis between a small artery and a small vein in the arm, using open surgical incisions. The goal of these two successful anastomoses was to demonstrate that third generation surgery was capable of performing precise anastomoses in small blood vessels only slightly larger in size than the coronary vessels on which anastomosis are performed in CABG procedures. Patency (blood flow) of the anastomoses was deemed by the surgeon to be equal to or better than similar anastomoses he performs using open surgical techniques. All five procedures were performed without complication, and all patients recovered at the same rates as for conventional laparoscopic or open surgery, respectively.

    In addition, the goals for these five procedures included gathering clinical experience to help finalize specifications for the Company's initial products. The Company used this experience to further develop its current prototypes. One of the current prototypes is being tested in animal surgery and on cadavers. In 1998, the Company expects to begin human clinical testing in certain cardiac and other surgical procedures in Europe. The Company intends to use the results of these tests to finalize the current design of its products. In addition, the Company has received approval from the FDA for an IDE to conduct a clinical trial using the surgeon's console, patient-side cart and certain resposable instruments necessary for performing most surgical procedures, including scissors, scalpels, forceps/pickups, needle holders, clip appliers and electrocautery (the "Pending Instruments"), in certain laparoscopic and thoracoscopic surgical procedures. The Company intends to use the data from this trial in order to seek clearance or approval from the FDA for the Pending Instruments. There can be no assurance that this clinical trial will be completed in a timely manner or that the results will demonstrate safety and efficacy. Even if the results of the clinical trial demonstrate the safety and efficacy of the Pending Instruments, FDA clearance or approval could be delayed or prevented for other reasons. See "Risk Factors--Early Stage of Clinical Testing; No Assurance of Safety, Efficacy or Commercialization," "--Need for Federal and State Regulatory Clearance or Approval" and "Business--Government Regulation."

MARKETING AND DISTRIBUTION

    The Company plans to derive its revenues from the direct sale of two types of interlinked proprietary products (i) a surgeon's console and patient-side cart and (ii) a range of resposable instruments. The resposable instruments are resterilizable and reusable for a defined number of uses. An electronic chip with a proprietary interlock monitors the number of surgical procedures that each resposable instrument performs. The interlock will not allow the instrument to be used more than the prescribed number of uses.

This will help the Company keep the number of uses of the instrument lower than the tested usage of the resposable so that its performance meets specifications during each procedure. In addition, because of this controlled reusability, the Company can effectively charge for resposable instruments on a per procedure basis.

    The Company initially intends to market its products through a direct sales force in the United States and Europe. Based on industry data, the Company believes that the largest 200 cardiac centers account for approximately 45% of the cardiac procedures performed in the United States. These 200 cardiac centers and their surgeons have been identified by the Company as potential prospects and will be the object of concentrated sales efforts when, and if, the Pending Instruments receive regulatory approvals. The Company believes that the concentrated nature of the cardiac market in the United States will allow it to address this market with a small, targeted sales force.

    The Company's marketing and sales strategy in the United States and Europe will involve the use of a combination of sales representatives and field clinical specialists. The role of sales representatives will be to educate physicians and surgeons on the advantages of INTUITIVE surgery and the clinical applications that the Company's technology makes possible. The Company also plans to train its sales representatives to educate hospital management on the potential benefits of early adoption of Intuitive's technology and the potential for increased local market share that may result. The role of the field clinical specialist will be to coordinate installations of the Company's products and provide training to physicians and other hospital staff on their use. Intuitive will employ service technicians to provide non-clinical technical expertise, upgrades, service and maintenance for its surgeon's consoles and patient-side carts. The Company believes that this combination of sales representatives, field clinical specialists and service technicians will provide an appropriate balance of professional selling skills while maintaining an appropriate level of technical expertise in the field.

    An important element of the Company's marketing strategy to date has been to develop relationships with prominent academic surgeons who have a history of research and publications in peer-reviewed journals concerning cardiac surgery techniques. The Company's strategy is to leverage these relationships with leading cardiac surgeons to gain market acceptance of its products. The Company intends to continue to build these relationships through clinical investigator meetings and participation in symposia and meetings to discuss clinical issues and treatments.

    The Company has no experience marketing and selling its products. If the Company receives required regulatory clearance or approval, the Company intends to initially market its products through a direct sales force in the United States and Europe. Substantial efforts and significant management and financial resources are required to establish marketing and sales capabilities sufficient to support sales in commercial quantities. The Company cannot be certain that it will be able to build such a marketing staff or sales force, that this strategy will be cost-effective or that such sales and marketing efforts will be successful. Failure to successfully market its products or any future products could reduce the Company's revenues and may result in additional losses. See "Risk Factors--Limited Sales, Marketing and Distribution Experience."

INTELLECTUAL PROPERTY

    Since the inception of the Company in late 1995, Intuitive has encountered and solved a number of technical hurdles, and has attempted to patent or otherwise protect the technology that it developed to overcome such hurdles. In addition to developing its own patent portfolio, Intuitive has spent significant resources in acquiring license rights to necessary patents and intellectual property from SRI and IBM, who were early leaders in performing research on using robotics in surgery. The Company owns exclusive field-of-use licenses for 15 issued United States patents and 23 issued foreign patents. In addition, the Company owns or has licensed numerous pending United States patent applications, of which 8 have been allowed by the United States Patent and Trademark Office, and has filed numerous corresponding foreign patent applications that are currently pending in Europe, Japan and Canada. The Company's patents and patent applications relate to a number of important aspects of the Company's technology, including the technology related to the Company's surgeon's console, surgical manipulators, and articulated surgical instruments. The Company intends to file additional patent applications to seek protection for other proprietary aspects of its technology in the future.

    SRI INTERNATIONAL AGREEMENT

    An option to acquire a license covering the original technology for the Company's system was acquired by John G. Freund, M.D., a founder and director of the Company, from SRI in 1995, and transferred to the Company in connection with its formation and initial venture financing. SRI conducted research after receiving funding in 1990 from the U. S. Advanced Research Projects Agency to develop "telesurgery" to allow surgeons to perform surgery on the battlefield from a remote location. A multidisciplinary SRI team developed the precise electromechanics, force-feedback systems, vision systems and surgical instruments needed to build and demonstrate a prototype system that could faithfully reproduce the surgeon's hand motions with remote surgical instruments.

    Under the terms of the SRI License Agreement dated December 20, 1995 (the "SRI License"), the Company was granted an exclusive, worldwide, royalty-free license to use the SRI technology developed prior to September 12, 1997 related to the manipulation of human tissues and medical devices for animal and human surgery, including but not limited to surgery, laparoscopic surgery and microsurgery (the "Field"). The Company also has the right of first negotiation with respect to SRI technology in the Field developed after September 12, 1997 but before September 12, 1999. As consideration for the SRI License, the Company issued to SRI and certain designated employees of SRI a total of 585,000 shares of the Company's Common Stock. The Company also paid SRI for patent prosecution costs of $116,000 incurred before the execution of the SRI License and is responsible for all subsequent patent prosecution costs relating to the SRI License. In addition, under the terms of the SRI License, the Company granted SRI a non-exclusive royalty-free license to the Company's technology developed prior to September 12, 1997 for use outside the Field and non-commercial research inside the Field.

    Under the terms of the SRI License, the Company is required to use commercially reasonable and diligent efforts to conduct research and development and clinical trials and to market products for use in surgery when they are approved for marketing by the FDA. If the Company fails to commercialize its products by September 12, 2002, SRI has the option of converting the exclusive license to a non-exclusive license. The SRI License will terminate upon the last expiration of the patents licensed from SRI or December 20, 2012, whichever is later. Currently, the last patent expiration date is June 5, 2016, although this could change due to subsequently issued patents. The SRI License may also be terminated by SRI in the event of a material uncured breach of the Company's obligations under the SRI License. In the event of such termination, there can be no assurance that necessary licenses could be reacquired by the Company from SRI on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    IBM AGREEMENT

    IBM conducted research in the application of computers and robotics to surgery during the late 1980s and early 1990s. As part of this project, a Laparoscopic Assistant Robot System (LARS) was designed and developed at IBM in conjunction with the Johns Hopkins Medical Center. IBM's system used an image-guided surgical robot to work as a third hand to assist a human surgeon in a variety of common laparoscopic surgical tasks. The system was built around a specially designed seven-axis remote-center surgical robot and featured a Cartesian motion controller, image-processing capabilities, telerobotic and semi-autonomous control modalities, and a variety of man-machine interfaces for easy and natural control of system functions. The initial focus was on applications of the system to camera navigation and tissue biopsies within the context of laparoscopic surgical procedures.

    In December 1997, the Company entered into a license with IBM covering certain technology related to the application of computers and robotics to surgery (the "IBM License"). Under the IBM License, the Company was granted an exclusive, worldwide, royalty-free license to certain IBM patents in the field of surgery. Excluded from the field were neurology, ophthalmology, orthopedics and biopsies, but the Company has also been granted a non-exclusive license to practice in these fields. The IBM License is also subject to a number of pre-existing license agreements of IBM. As consideration for the IBM License, the Company paid IBM a non-refundable license fee and is obligated to pay additional amounts upon achievement of certain milestones, including $5.0 million within ten days of the closing of this offering.

    The IBM License will terminate upon the last expiration of the licensed patents. Currently, the last patent expiration date is December 9, 2014, although this could change due to subsequently issued patents. However, the license may also be terminated by IBM in the event that the Company fails to make the required payments and such failure is not cured within a 90 days of written notice of the failure. In the event of such termination, there can be no assurance that necessary licenses could be reacquired by the Company from IBM on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    PATENTS

    The Company's success will depend in part on its ability to obtain patent and copyright protection for its products and processes, to preserve its trade secrets, to operate without infringing or violating the proprietary rights of third parties, and to prevent others from infringing on the proprietary rights of the Company. The Company's strategy is to actively pursue patent protection in the United States and in foreign jurisdictions for technology that it believes to be proprietary and that offers a potential competitive advantage. The Company owns or has licensed patents covering fundamental aspects of its technology.

    The patent positions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents, patents issuing from pending patent applications or from any future patent application will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Since patent applications are secret until patents are issued in the United States or corresponding applications are published in international countries if at all, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, have not applied for and will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity or to defend itself from alleged infringement of third-party patents.

    In addition to patents, the Company relies on trade secrets and proprietary know-how to compete, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to individuals by the Company during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering service to the Company and properly assigned to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. In addition, confidentiality agreements with consultants and others may conflict with, or be subject to, the rights of third parties with whom such individuals have employment or consulting relationships.

    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the PTO to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. The defense and prosecution of intellectual property suits, PTO interference or opposition proceedings and related legal and administrative proceedings are both costly and time-consuming. Any litigation, opposition or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include payment of ongoing royalties. Furthermore, there can be no assurance that necessary licenses from others would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is aware of certain patents owned or licensed by others and relating to telesurgery and MIS surgery. Certain enhancements of the Company's technology are still in the design and preclinical testing phase. Depending on the ultimate design specifications and results of preclinical testing of these enhancements, the Company may need to obtain licenses to third-party patents. There can be no assurance that the Company would be able to obtain a license to such third-party's patents or that a court would find that such third-party's patents are either not infringed by the Company's enhanced products or are invalid. Further, there can be no assurance that owners or licensees of these patents will not attempt to enforce their patent rights against the Company in a patent infringement suit or other legal proceeding, regardless of the likely outcome of such suit or proceeding.

RESEARCH AND DEVELOPMENT

    As of March 31, 1998, substantially all of the Company's research and development activity is performed internally by the Company's team of 51 scientists, engineers and technicians, in consultation with the Company's Scientific Advisory Board and outside consultants. The Company's research and development team is divided into four groups: software engineering, systems analysis, electrical engineering and mechanical engineering. In addition, various members of the research and development team support the design and development of the manufacturing processes to be used in fabricating its products.

    The Company's current research and development goals include the completion of necessary clinical trials, optimizing the functionality of its products and refining the design of its products in anticipation of commercial distribution. Research and development expenses for the period from inception (November 9, 1995) to December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998 were $2.9 million, $14.3 million and $6.8 million, respectively. The Company intends to continue to make significant investments in research and development for the foreseeable future.

MANUFACTURING

    The Company has a 9,000 square feet manufacturing facility in Mountain View, California. The facility includes a cleanroom equipped for the assembly of resposable instruments. The Company has used its facility and its manufacturing personnel to complete the prototypes and resposable instruments that will be used in clinical trials. The manufacture of the Company's products is a complex operation involving a number of separate processes and components. The Company purchases both custom and off-the-shelf components from a large number of suppliers. Each product is assembled and individually tested by the Company in accordance with FDA requirements.

    The Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If the Company receives FDA clearance or approval for its products, it will need to expend significant capital resources and develop manufacturing expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations, and the need for further FDA approval of new manufacturing processes. In addition, in the event demand for the Company's products exceeds manufacturing capacity, the Company could develop a substantial backlog of customer orders. If the Company is unable to establish and maintain large-scale manufacturing capabilities, sales of the Company's products could be substantially diminished, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, the Company's manufacturing facilities are subject to periodic inspection by regulatory authorities, and the Company's operations will continue to be regulated by the FDA with respect to Quality System Regulations ("QSR") compliance. The Company will be required to comply with QSR requirements in order to produce products for sale in the United States and with ISO 9001 standards in order to produce products for sale in Europe. If the Company fails to comply with QSR or ISO 9001 standards, it may be required to cease all or part of its operations for some period of time until it can demonstrate that appropriate steps have been taken to comply with such regulations. The Company cannot be certain that its facilities will comply with QSR or ISO 9001 standards in future audits by regulatory authorities. The State of California also requires that the Company obtain a license to manufacture medical devices. The Company received a device manufacturing license from the California Department of Health Services ("CDHS") in March 1998, but the Company will continue be subject to periodic inspections by the CDHS. If the Company were unable to maintain this license following any future inspections, it would be unable to manufacture or ship any products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    Components and raw materials are purchased from various qualified suppliers and subjected to stringent quality specifications. The Company conducts quality audits of suppliers and is establishing a vendor certification program. A number of the components such as motors, endoscopes, monitors, and certain integrated circuit components are provided by sole source suppliers. For certain of these components, there are relatively few alternative sources of supply, and establishing additional or replacement vendors for such components cannot be accomplished quickly. The Company plans to qualify additional suppliers if and when future production volumes increase. Because of the long lead time required for some components that are currently available from a single source, a vendor's inability to supply such components in a timely manner could impede the Company's ability to manufacture and market its products and therefore could have a material adverse effect on its business, financial condition and results of operations. See "Risk Factors--Limited Manufacturing Experience; Scale-Up Risk" and "--Dependence on Key Suppliers."

COMPETITION

    At present, the Company considers its primary competition to be existing open or MIS surgical procedures. For the Company to be successful it must convince hospitals, surgeons and patients to convert procedures from open or existing MIS surgery to INTUITIVE surgery. In addition, several companies are developing new approaches and new products for MIS and, in particular, minimally invasive cardiac surgery. Many of these companies have an established presence in the field of MIS, including Boston Scientific Corporation, CardioThoracic Systems, Inc., C.R. Bard, Inc., Guidant Corporation, Heartport, Inc., Ethicon Endo-Surgery, Inc., a division of Johnson & Johnson, Medtronic, Inc. and United States Surgical Corporation. In addition, a limited number of companies are using robots in surgery, including Computer Motion, Inc. and Integrated Surgical Systems, Inc. which may develop products which directly compete with the Company's products.

    The Company believes that the primary competitive factors in the market it plans to address are capability, safety, efficacy, ease of use, price, quality, reliability and effective sales, support, training and service. The length of time required for products to be developed and to receive regulatory and reimbursement approval is also an important competitive factor. The medical device industry is characterized by rapid and significant technological change. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products.

    However, many of the Company's potential competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are more clinically efficacious and cost-effective than the more established treatments or the new approaches and products developed and marketed by its competitors. Furthermore, there can be no assurance that the Company will succeed in developing new technologies and products that are available prior to competitors' products. The failure of the Company to demonstrate the efficacy and cost advantages of its products over those of its competitors or the failure to develop new technologies and products before its competitors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Significant Competition; Rapid Technological Change."

GOVERNMENT REGULATION

    UNITED STATES

    Clinical testing, manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Pursuant to the FDC Act, the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals, a recommendation by the FDA that the Company not be permitted to enter into government contracts and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

    In the United States, medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls such as labeling, premarket notification and adherence to QSR. Class II devices are subject to general controls and to special controls (such as performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those that must receive premarket approval by the FDA to assure their safety and effectiveness. Class III devices generally are life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed Class I and Class II devices.

    Before a new device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a premarket notification under
Section 510(k) of the FDC Act ("510(k)") or an approval of a premarket approval application ("PMA application") under Section 515 of the FDC Act. A 510(k) clearance typically will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a predicate Class I or II medical device or to a Class III medical device for which the FDA has not called for PMAs. If a company cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the company must seek premarket approval of the proposed device from the FDA through the submission of a PMA application. Commercial distribution of a medical device for which a 510(k) clearance or PMA is required cannot begin until clearance is received from the FDA.

    In a 510(k) notification, a company must provide information to support a claim of substantial equivalence, which may include laboratory test results or the results of clinical trials of the device in humans. The FDA recently has been requiring a more rigorous demonstration of substantial equivalence than in the past and is more likely to require the submission of clinical trial data. Based upon industry and FDA publications, the Company believes that it generally takes from four to twelve months from the date of submission to obtain a 510(k) clearance, but it may take longer. Commercial distribution of a medical device for which a 510(k) clearance is required can only begin after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. The FDA may determine that a proposed device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could delay the market introduction of new products that fall into this category.

    For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. There can be no assurance that the FDA will not require the submission of a new 510(k) notification for any of the modifications. If the FDA were to take such action, marketing the modified device could be delayed until a new 510(k) notification was cleared by the FDA.

    If a company cannot establish that a proposed device is substantially equivalent to a predicate device, the company must seek premarket approval of the proposed device from the FDA through the submission of a PMA application. A PMA application must be supported by valid scientific evidence that typically includes extensive data, including preclinical and clinical data, to demonstrate the safety and efficacy of the device. If clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an IDE application with the FDA prior to commencing clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate institutional review boards ("IRBs"), clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. An IDE supplement must be submitted to, and be approved by, the FDA before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

    A PMA application must contain the results of clinical trials, the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and training methods (if required). Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application. Once the submission is accepted, the FDA begins an in-depth review of the PMA application. Based upon industry and FDA publications, the Company believes that an FDA review of a PMA application generally takes one to three years. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission.

    If the FDA's evaluation of the PMA application is favorable, the FDA may issue either a clearance letter or request for additional information in the form of an "approvable" letter which usually contains a number of conditions that must be met in order to secure final approval of the PMA application. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a final clearance letter, authorizing commercial marketing of the device for certain indications. If the FDA evaluation of the PMA application is not favorable, the FDA will deny approval of the PMA or issue a "not approvable" letter. The FDA may also determine that additional clinical trials are necessary, in which case approval may be delayed for an indeterminate period of time while additional clinical trials are conducted and submitted as an amendment to the PMA application. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

    In July 1997, the Company received 510(k) clearance from the FDA for the surgeon's console and patient-side cart for use with rigid endoscopes, blunt dissectors, retractors and stabilizer instruments. A subsequent 510(k) submission covering additional resposable instruments necessary for performing most surgical procedures, including scissors, scalpels, forceps / pickups, needle holders, clip appliers and electrocautery (the "Pending Instruments"), was withdrawn in November 1997 after the FDA indicated that clinical data would be required prior to a determination of substantial equivalence for these additional surgical tools. In March 1998, the Company received approval of an IDE for a clinical trial to study the use of the surgeon's console and patient-side cart and certain of the resposable instruments, including the Pending Instruments in various thoracoscopic and laparoscopic surgical procedures. Upon completion of the clinical trial, the Company intends to submit the data obtained from the trial as part of a new 510(k) notification. There can be no assurance as to when the clinical trial will be completed or whether the results obtained will support a finding of substantial equivalence to a legally marketed device. Accordingly, there can be no assurance that the FDA will not require the Company to submit a PMA application for the Pending Instruments. If 510(k) clearance is granted, the Company believes based upon discussions with the FDA that the clearance will permit distribution and promotion of the Pending Instruments for broad use in endoscopic surgery. There can be no assurance, however, that the FDA will not require additional 510(k) clearances to be obtained before the Pending Instruments could be distributed or promoted for use in other specific surgical procedures. In addition, there can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all. Any delay in receipt of approval or clearance or failure to receive such approval or clearance or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

    Subsequent to receipt of FDA approval or clearance, the Company will continue to be regulated by the FDA with regard to, among other things, the reporting of adverse events related to its products and ongoing QSR compliance, which includes elaborate testing, control, documentation and other quality assurance procedures. The Company's manufacturing facility must be registered with the FDA and will be subject to periodic inspections. The Company's facilities have not yet been inspected by the FDA. Labeling and promotional activities are subject to scrutiny by FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved ("off label") uses. See "Risk Factors--Need for Federal and State Regulatory Clearance or Approval."

    CALIFORNIA

    The State of California requires that the Company obtain a license to manufacture medical devices. The Company's facilities and manufacturing processes were inspected in February 1998. The Company passed the inspection and received a device manufacturing license from the Food and Drug Branch of the CDHS in March 1998. The Company will be subject to periodic inspections by the CDHS. If the Company were unable to maintain this license following any future inspections, it would be unable to manufacture or ship any product, which inability would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Need for Federal and State Regulatory Clearance or Approval."

    INTERNATIONAL

    In order for the Company to market its products in Europe and certain other foreign jurisdictions, the Company must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. Delays in receipt of approvals to market the Company's products, failure to receive these approvals or future loss of previously received approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

    The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than premarket approval, and the FDA must approve exports of devices that require a PMA but are not yet approved domestically. The current rules provide that, in order to obtain FDA export approval, the Company must provide the FDA with data and information to demonstrate that the device (i) is not contrary to public health and safety and (ii) has the approval of the country to which it is intended for export. So that the FDA can determine that export of a device is not contrary to public health and safety, the Company is required to submit basic data regarding the safety of the device unless the device is the subject of an FDA-approved IDE and it will be marketed or used for clinical trials in the importing country for the same intended use, or at least two IRBs in the United States have determined that the device is a nonsignificant risk device and the device will be marketed or used for clinical trials in the importing country for the same intended use. The Company also must submit a letter to the FDA from the foreign country approving importation of the device.

    The Company is in the process of obtaining approvals for initiating clinical trials in Germany, France and Belgium. Beginning in mid-1998, the EU requires that medical products receive the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. The Company has implemented policies and procedures intended to allow the Company to receive ISO 9001 certification, one of the CE mark certification prerequisites for its manufacturing facility in Mountain View, California. While the Company intends to satisfy the requisite policies and procedures that will permit it to receive the CE mark certification, there can be no assurance that the Company will be successful in meeting the European certification requirements and failure to receive the right to affix the CE mark will prohibit the Company from selling its products in member countries of the European Union. See "Risk Factors--Lack of International Regulatory Clearance or Approval."

THIRD-PARTY REIMBURSEMENT

    A combination of the government and health insurance companies is responsible for hospital and surgeon reimbursement for virtually all surgical procedures except for cosmetic surgery, in both the United States and elsewhere. Governments and insurance companies generally reimburse hospitals and physicians for surgery when the procedures are considered non-experimental and non-cosmetic. The Company believes that the cardiac procedures that will be the subject of its initial focus, as well as the majority of non-cardiac procedures it may eventually target, are generally already reimbursable by governments and insurance companies. Accordingly, the Company believes hospitals and surgeons in the United States will generally not be required to obtain new billing authorizations or codes in order to be compensated for performing surgery using the Company's products once such products have obtained FDA approval, but there can be no assurance that this is the case.

    Governments and insurance companies carefully review and increasingly challenge the prices charged for medical products and services. Reimbursement rates from private companies vary depending on the procedure performed, the third-party payor, the insurance plan and other factors. Medicare reimburses hospitals a prospectively determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis, and reimburses physicians a prospectively determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices used in that procedure. Thus, the reimbursements that hospitals obtain for performing surgery with Intuitive's products will generally have to cover any additional costs that hospitals incur in purchasing the Company's products.

    In countries outside the United States, reimbursement is obtained from a variety of sources, including governmental authorities, private health insurance plans, and labor unions. In most foreign countries, there are also private insurance systems that may offer payments for some therapies. Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries. The Company may need to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner or at all. Failure to receive international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

    The Company believes that the overall escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by the Company. There can be no assurance that third-party reimbursement and coverage will be available or adequate either in United States or foreign markets, that current reimbursement amounts will not be decreased in the future or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the Company's products or its ability to sell its products on a profitable basis, particularly if the Company's systems are more expensive than other cardiac surgery products. Moreover, the Company is unable to predict whether additional legislation or regulation relating to the healthcare industry or third-party reimbursement will be enacted in the future, or the effect of such legislation or regulation on the sale of the Company's products. If third-party payor coverage or reimbursement is unavailable or inadequate, the Company's business, financial condition, and results of operations could be materially adversely affected. See "Risk Factors--Uncertainty Related to Third-Party Reimbursement."

PRODUCT LIABILITY AND INSURANCE

    The development, manufacture and sale of medical products entail significant risk of product liability claims and product failure claims. The Company has conducted only limited clinical trials and does not yet have, and will not have for a number of years, sufficient clinical data to allow the Company to measure the risk of such claims with respect to its products. The Company faces an inherent business risk of financial exposure to product liability claims in the event that the use of its products results in personal injury or death. The Company also faces the possibility that defects in the design or manufacture of its products might necessitate a product recall. There can be no assurance that the Company will not experience losses due to product liability claims or recalls in the future. The Company currently maintains product liability insurance, and there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Any claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors--Risk of Product Liability."

EMPLOYEES

    As of March 31, 1998, the Company had 100 employees, 54 of whom were engaged directly in research, development, regulatory and clinical activities, 23 in manufacturing and quality assurance and 23 in marketing, sales, and administrative activities. No employee of the Company is covered by collective bargaining agreements, and the Company believes that its relationship with its employees is good.

FACILITIES

    The Company leases approximately 50,000 square feet in Mountain View, California, approximately 16,000 square feet of which is subleased to a third-party until November 1998. The facility is leased through February 2002, at which time the Company has an option to extend the lease for an additional three-year term. The Company believes that this facility will be adequate to meet its needs through 1998.

INVESTIGATORS AND COLLABORATORS

    An important part of the Company's strategy is to build upon relationships with institutions and surgeons in order to gain acceptance of its products in the marketplace. The Company has assembled a group of prominent medical investigators and collaborators to consult with the Company's engineers and clinical research staff and to advise the Company on the design and development of its products and on other scientific and medical matters in the areas of the Company's business. The Company has formed a Scientific Advisory Board to assist it in the development of cardiac procedures. The Scientific Advisory Board includes the following cardiac surgeons:

    ALAIN CARPENTIER, M.D., PH.D. is the Professor of Cardiac Surgery, University of Paris and Chief, Department of Cardiovascular and Thoracic Surgery, Hospital Broussais, Paris, France.

    W. RANDOLPH CHITWOOD, M.D. is the Chairman, Department of Surgery and Chief of Cardiothoracic Surgery, East Carolina University School of Medicine, Greenville, North Carolina. Dr. Chitwood received a B.S. from Hampden-Sydney College and an M.D. from the University of Virginia.

    LAWRENCE H. COHN, M.D. is a Professor of Surgery, Harvard Medical School and Chief of Division of Cardiac Surgery, Brigham & Women's Hospital, Boston, Massachusetts. Dr. Cohn received a B.A. from the University of California at Berkeley, an M.D. from Stanford University and an M.A. from the Harvard University School of Medicine.

    PAUL J. CORSO, M.D. is the Director, Section of Cardiac Surgery, Washington Heart at Washington Hospital Center, Washington, D.C. Dr. Corso received both a B.A. and an M.D. from The George Washington University.

    DELOS M. COSGROVE, M.D. is the Chairman, Thoracic and Cardiovascular Surgery, The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Cosgrove received an undergraduate degree from Williams College and an M.D. from the University of Virginia School of Medicine.

    ALBERT STARR, M.D. is the Director of Heart Institute at St. Vincent's Hospital and Medical Center located in Portland, Oregon. He received a B.A. from Columbia College and an M.D. from Columbia's College of Physicians and Surgeons.

    The Company has also formed a Clinical Advisory Board to assist it in the development of its products and clinical protocols. The Clinical Advisory Board includes the following cardiac and general surgeons:

    GUY BERNARD CADIERE, M.D., PH.D. is a full Professor of Surgery at both St. Pierre University Hospital, Brussels, Belgium and University Paul Sabatier of Toulouse, France.

    JACQUES HIMPENS, M.D. is an attending surgeon at Sint Blasius Hospital, Dendermonde, Belgium, and at St. Pierre University Hospital, Brussels, Belgium. He received an M.D. from University Hospital of Leuven, Belgium.

    BARRY N. GARDINER, M.D. is a general surgeon in private practice in Oakland, California. He is also Associate Clinical Professor, Department of Surgery, the University of California Davis Medical Center. He received a B.A. from the University of Utah and an M.D. from the University of Pennsylvania.

    MARK M. SUZUKI, M.D. is a cardiovascular surgeon in private practice in Pittsburgh, Pennsylvania. He received a B.S. from the University of California Davis and an M.D. from The George Washington University.

    WILLIAM P. SWEEZER, M.D. is a cardiovascular surgeon in private practice in Concord, California. He attended Michigan State University for his pre-med curriculum and received an M.D. from Meharry Medical College.

    CHRISTOPHER ZARINS, M.D. is a professor in the Department of Surgery at Stanford University Medical Center. Dr. Zarins is also Chief of Vascular Surgery at Stanford University Medial Center. He received a B.A. from Lehigh University and an M.D. from the Johns Hopkins School of Medicine.

    Each of the Company's investigators and collaborators has entered into a confidentiality and non-disclosure agreement with the Company. These investigators and collaborators are generally employed by employers other than the Company and may have commitments to or consulting advisory contracts with other entities that may limit their availability to the Company. Although generally each investigator and collaborator agrees not to perform services for another person or entity which would create a conflict of interest with the individual's services for the Company, there can be no assurance that such conflict will not arise.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

    The officers and directors of the Company, and their ages and positions as of March 31, 1998, are as follows:

NAME                                                  AGE                               POSITION
------------------------------------------------  -----------  ----------------------------------------------------------
Lonnie M. Smith.................................          53   President, Chief Executive Officer and Director

Susan K. Barnes.................................          44   Vice President, Finance, Chief Financial Officer and
                                                                 Assistant Secretary

Frederic H. Moll, M.D...........................          46   Vice President, Medical Director and Director

Robert G. Younge................................          46   Vice President, Engineering

Thierry B. Thaure...............................          35   Vice President, Sales and Marketing

Michael A. Daniel...............................          46   Vice President, Regulatory, Clinical Affairs and Quality

Marc N. Hoffman.................................          41   Vice President, Manufacturing and Services

Douglas M. Bruce................................          40   Vice President, Program Management

K. Iain McAusland...............................          32   Chief Patent Counsel

Alan C. Mendelson...............................          50   Secretary

John G. Freund, M.D.(1).........................          44   Director

Scott S. Halsted (1)............................          38   Director

Russell C. Hirsch, M.D., Ph.D.(2)...............          35   Director

Petri T. Vainio, M.D., Ph.D.(2).................          38   Director

---------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    LONNIE M. SMITH has served as President and Chief Executive Officer of the Company since May 1997 and has served as a director of the Company since December 1996. From 1977 until joining the Company, Mr. Smith was with Hillenbrand Industries, Inc., a public holding company, serving as the Senior Executive Vice President, a member of the Office of the President, and director since 1982, as Executive Vice President of American Tourister, Inc. (a wholly owned subsidiary) from 1978 to 1982, and as Senior Vice President of Corporate Planning from 1977 to 1978. Mr. Smith has also held positions with The Boston Consulting Group and IBM. Mr. Smith currently serves as a director of Biosite Diagnostics, Inc. Mr. Smith received a B.S.E.E. from Utah State University and an M.B.A. from Harvard Business School.

    SUSAN K. BARNES has served as Vice President, Finance, Chief Financial Officer and Assistant Secretary of the Company since May 1997. From January 1995 to September 1996, Ms. Barnes founded and served as Managing Director of the Private Equity Group of Jefferies and Company, Inc., an investment bank. From January 1994 to January 1995, she founded and served as Managing General Partner of Westwind Capital Partners, a private equity fund. From June 1991 to January 1994, Ms. Barnes served as Chief Financial Officer and Managing Director of Richard C. Blum & Associates, Inc., a merchant banking firm. From September 1985 to June 1991, she served as Vice President and Chief Financial Officer of NeXT Computer, Inc., a computer company. Ms. Barnes received a B.A. from Bryn Mawr College and an M.B.A. from the Wharton School, University of Pennsylvania.

    FREDERIC H. MOLL, M.D. is a co-founder of the Company and has served as Vice President, Medical Director and a director since inception. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company ("Origin") and served as Medical Director through 1995. Origin was acquired by Eli Lilly & Company in 1992 and is now a wholly owned subsidiary of Guidant Corporation, a medical device company. In 1984, Dr. Moll founded Endotherapeutics, Inc., a medical device company, which was acquired by United States Surgical Corporation in 1992. Dr. Moll received a B.A. from the University of California, Berkeley, an M.S. in Management from Stanford University's Sloan Program and an M.D. from the University of Washington.

    ROBERT G. YOUNGE is a co-founder of the Company and has served as Vice President, Engineering since inception. Mr. Younge co-founded Acuson Corporation, a medical device company ("Acuson"), in 1981 and served as Vice President, Engineering and in various capacities until founding the Company. From 1994 to December 1995, Mr. Younge managed the Product Engineering Group at Acuson which introduced the Aspen System in 1996. In 1991, he founded Acuson's Transducer Division and served as its General Manager until 1994. The Transducer Division introduced Acuson's first flexible endoscopic transducer. Mr. Younge received both a B.S.E.E. and an M.S.E.E. from Stanford University.

    THIERRY B. THAURE has served as Vice President, Sales and Marketing of the Company since May 1997. From January 1994 to April 1997, Mr. Thaure served as Director of International Sales and Marketing for Guidant Corporation's Minimally Invasive System Group, and from January 1993 to January 1994, he served as Manager, International Sales and Marketing of Guidant Corporation. From July 1990 to December 1992, Mr. Thaure held various positions in Marketing and Business Development at Advanced Cardiovascular Systems, Inc., a wholly owned subsidiary of Guidant Corporation. Mr. Thaure received a B.S. from Duke University and an M.M. from Northwestern University.

    MICHAEL A. DANIEL has served as Vice President, Regulatory, Clinical Affairs and Quality of the Company since February 1997. From June 1995 to February 1997, Mr. Daniel served as Vice President, Product Assurance of FemRx, Inc., a medical device company. From April 1993 to June 1995, he served as Manager, Product Assurance and Regulatory Affairs of SmithKline Beckman Instruments, Inc., a medical device company. From June 1988 to April 1993, Mr. Daniel served as Director, Quality Assurance and Director NIH Product Development Programs of Novacor, a division of Baxter Healthcare Corporation. Mr. Daniel received a B.S. from Michigan State University, an M.S. from Illinois Institute of Technology and an M.B.A. from the University of California, Berkeley.

    MARC N. HOFFMAN has served as Vice President, Manufacturing and Services of the Company since January 1998. From August 1995 to December 1997, Mr. Hoffman served as Vice President, Operations, Engines, of AlliedSignal Aerospace, a manufacturer of aircraft engines and a division of AlliedSignal, Inc. ("AlliedSignal"), and from August 1994 to July 1995, he served as Vice President, Manufacturing, Aerospace Sector, of AlliedSignal. From January 1993 to July 1994, Mr. Hoffman served as a Senior Management Consultant of TBM Consulting Group, a consulting firm, and from February 1981 to December 1992, he served as Plant Manager, Components Manufacturing Company, of General Electric Company. Mr. Hoffman received a B.S. from Cornell University.

    DOUGLAS M. BRUCE has served as Vice President, Program Management of the Company since December 1997 and as a Program Manager from May 1997 to December 1997. From February 1997 to May 1997, Mr. Bruce served as Vice President, Engineering of Acuson and from December 1995 to January 1997, he served as its Director of Engineering. From August 1994 to December 1995, Mr. Bruce served as a Program Manager of Acuson and from October 1987 to August 1994, he served as Mechanical Engineering Manager. Mr. Bruce received a B.S. from the University of California, Berkeley and an M.S. from the University of Santa Clara.

    K. IAIN MCAUSLAND has served as Chief Patent Counsel of the Company since June 1996. From September 1991 to June 1996, Mr. McAusland was an associate at Fish & Neave. Mr. McAusland received a B.A. from Pembroke College at Cambridge University and a J.D. from Boston College Law School.

    ALAN C. MENDELSON has served as Secretary of the Company since inception. He has been a partner of Cooley Godward LLP, counsel to the Company, since 1980 and served as Managing Partner of its Palo Alto office from 1990 to 1995 and from November 1996 to September 1997. Mr. Mendelson also served as Secretary and Acting General Counsel of Amgen, Inc., a biopharmaceutical company, from 1990 to 1991, and served as Acting General Counsel of Cadence Design Systems, Inc., an electronic design automation software company, from November 1995 to June 1996. Mr. Mendelson currently serves as a director of Acuson, CoCensys, Inc. and Isis Pharmaceuticals, Inc. Mr. Mendelson received a B.A. from the University of California, Berkeley and a J.D. from the Harvard Law School.

    JOHN G. FREUND, M.D. is a co-founder of the Company and has served as a director since inception. At the time of inception, he also served briefly as the Company's Chief Executive Officer. Dr. Freund has served as Managing Director of the General Partner of Skyline Venture Partners, L.P., a venture capital firm, since October 1997. He served as Managing Director in the Alternative Assets Group of Chancellor Capital Management, Inc. (later Chancellor LGT Asset Management, Inc.), from August 1995 to September 1997. From July 1988 through December 1994, Dr. Freund was employed at Acuson, where he was Vice President, Corporate Development and later Executive Vice President. Previously, he was a partner in Morgan Stanley Venture Partners, a venture capital firm, and also co-founded the healthcare group in the corporate finance department of Morgan Stanley & Co. Incorporated. Dr. Freund currently serves as a director of LJL BioSystems, Inc. and several private companies. Dr. Freund received a B.A. from Harvard College, an M.D. from the Harvard Medical School and an M.B.A. from Harvard Business School where he was a Baker Scholar.

    SCOTT S. HALSTED has served as a director of the Company since March 1997. Mr. Halsted joined Morgan Stanley Venture Partners, a venture capital firm, in 1987, and has been a general partner since 1997. Mr. Halsted currently serves as a director of several private healthcare companies. Mr. Halsted received an A.B. and B.E. degrees in Biomechanical Engineering from Dartmouth College and an M.M. from Northwestern University.

    RUSSELL C. HIRSCH, M.D., PH.D., has served as a director of the Company since December 1995. He joined Mayfield Fund, a venture capital firm, in 1992, and has been a managing member of several venture capital funds affiliated with Mayfield Fund since 1995. From 1984 to 1992, Dr. Hirsch conducted research in the laboratories of Nobel Laureate Harold Varmus, M.D., and Don Ganem, M.D., at the University of California, San Francisco. Dr. Hirsch currently serves as a director of Megabios Corp. Dr. Hirsch received a B.S. in Chemistry from the University of Chicago and an M.D. and a Ph.D. from the University of California, San Francisco.

    PETRI T. VAINIO, M.D., PH.D. has served as a director of the Company since December 1995. He joined Sierra Ventures, a venture capital firm, in 1988, and has been a general partner of Sierra Ventures since 1990. Dr. Vainio currently serves as a director of Heartport, Inc. and Symphonix Devices, Inc. Dr. Vainio received an M.D. and a Ph.D. from the University of Helsinki, Finland, and an M.B.A. from Stanford University.

    The Company's Bylaws currently authorize one or more directors, the number of directors to be determined from time to time by resolution of the Board of Directors. The Company's Board of Directors is currently comprised of six directors. Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Executive officers are elected by, and serve at the discretion of, the Board. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both of which will become effective upon the closing of this offering, provide that as soon as the Company is no longer subject to Section 2115 of the California Corporations Code ("Section 2115"), the Board of Directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, initially Mr. Halsted and Dr. Vainio, will stand for re-election or election at the 1999 annual meeting of stockholders. The Class II directors, initially Drs. Hirsch and

Freund, will stand for re-election or election at the 2000 annual meeting of stockholders and the Class III directors, initially Dr. Moll and Mr. Smith, will stand for re-election or election at the 2001 annual meeting of stockholders. Until the Company is no longer subject to Section 2115, the directors will each be elected each year to serve one year terms. In addition, stockholders may, in certain circumstances, be entitled to cumulate votes with respect to the election of directors. See "Description of Capital Stock."

BOARD COMMITTEES

    The Company's Compensation Committee was formed in February 1997, to review and approve the compensation and benefits for the Company's key executive officers, administer the Company's stock purchase and stock option plans and make recommendations to the Board regarding such matters. The Compensation Committee is currently composed of Drs. Hirsch and Vainio. The Audit Committee was formed in February 1997, to review the internal accounting procedures of the Company and to consult with and review the services provided by the Company's independent auditors. The Audit Committee is currently composed of Dr. Freund and Mr. Halsted.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from the Company for their services as members of the Board of Directors. They are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

    All of the Company's non-employee directors are entitled to receive non-discretionary stock option grants under the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code. Each option granted pursuant to the Directors' Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant. The Directors' Plan provides for the grant of an option to purchase 25,000 shares for each non-employee director who joins the Board following the initial public offering (the "Initial Grant"). The Initial Grant vests with respect to 1/8(th) of the option shares on the six-month anniversary of the date of grant and the remaining option shares vest in equal monthly installments over the following 42 months. In addition to the Initial Grant, the Directors' Plan provides for the grant of an option to purchase 2,500 shares (which amount shall be prorated for non-employee directors who do not continuously serve as a non-employee director of the Company for the 12 months prior to such grant) immediately following each annual meeting of stockholders, beginning with a grant in calendar year 1999 (the "Annual Grant"). The Annual Grant vests in 36 equal monthly installments over a 3-year period measured from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From the Company's inception through February 1997, the Board of Directors made all determinations with respect to executive officer compensation. Since March 1997, the Compensation Committee has made all determinations relating to executive officer compensation.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities by the Company's Chief

Executive Officer and each of the Company's executive officers who earned more than $100,000 during the year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                                                         AWARDS
                                                            ANNUAL COMPENSATION(1)     -----------
                                                         ----------------------------  SECURITIES
                                                                        OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION                     YEAR       SALARY($)    COMPENSATION($) OPTIONS(#)
--------------------------------------------  ---------  -------------  -------------  -----------
Lonnie M. Smith.............................       1997    $ 212,500      $  62,532(2)    300,000
President and Chief Executive Officer

Susan K. Barnes.............................       1997      105,705         --           200,000
Vice President, Finance, Chief Financial
  Officer and Assistant Secretary

Frederic H. Moll, M.D.......................       1997      170,000         --           300,000
Vice President and Medical Director

Robert G. Younge............................       1997      160,025         --           300,000
Vice President, Engineering

---------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the year.

(2) Includes reimbursement of expenses incurred in connection with relocating to California as follows: $32,607 in direct reimbursement and $29,925 in tax gross-up.

                             OPTION GRANTS IN 1997

    The following table sets forth certain information regarding stock options granted to each of the Named Executive Officers during the year ended December 31, 1997.

                                                                                         POTENTIAL REALIZABLE VALUE
                                   INDIVIDUAL GRANTS(1)
                              ------------------------------                             AT ASSUMED ANNUAL RATES OF
                               NUMBER OF     PERCENTAGE OF
                              SECURITIES     TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                              UNDERLYING      GRANTED TO      EXERCISE OR                      OPTION TERM(4)
                                OPTIONS      EMPLOYEES IN     BASE PRICE   EXPIRATION   ----------------------------
NAME                          GRANTED(#)    FISCAL YEAR(2)     ($/SH)(3)      DATE          5%($)         10%($)
----------------------------  -----------  -----------------  -----------  -----------  -------------  -------------
Lonnie M. Smith.............     300,000            11.6%      $    0.50     05/08/07
Susan K. Barnes.............     200,000             7.7            0.50     05/18/07
Frederic H. Moll, M.D.......     300,000            11.6            0.50     05/08/07
Robert G. Younge............     300,000            11.6            0.50     05/08/07

---------

(1) Options granted under the Company's 1996 Equity Incentive Plan. These options are immediately exercisable. They vest as to 1/8(th) of the option shares on the six-month anniversary of the date of grant and the remaining option shares vest in equal monthly installments over the following 42 months. These options have a term of ten years. Upon certain changes of control of the Company, this vesting schedule will accelerate as to 100% of any shares that are then unvested. See "Employee Benefit Plans" for a description of the material terms of these options.

(2) Based on an aggregate of 2,585,950 options granted to employees, consultants and directors of the Company in 1997, including the Named Executive Officers.

(3) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the assumed initial public offering price
    ($        per share) appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

         AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

    The following table sets forth information regarding the exercise of stock options by the Named Executive Officers during 1997 and stock options held as of December 31, 1997, by the Named Executive Officers.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING             VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                 SHARES                      AT DECEMBER 31, 1997(#)    AT DECEMBER 31, 1997($)(2)
                              ACQUIRED ON        VALUE      --------------------------  --------------------------
NAME                          EXERCISE(#)    REALIZED($)(1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  --------------  -------------  -----------  -------------  -----------  -------------
Lonnie M. Smith............       300,000     $                 --            --            --            --

Susan K. Barnes............       200,000                       --            --            --            --

Frederic H. Moll, M.D......       300,000                       --            --            --            --

Robert G. Younge...........        --             --           300,000        --         $                --

---------

(1) Value realized is based on the assumed initial offering price of the
    Company's Common Stock ($         per share), less the exercise price,
    without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option. Certain shares acquired on exercise remain subject to a right of repurchase by the Company.

(2) Based on the assumed initial offering price of the Company's Common Stock
    ($         per share), less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

EMPLOYEE BENEFIT PLANS

    1998 EQUITY INCENTIVE PLAN. In January 1996, the Board adopted, and the stockholders approved, the 1996 Equity Incentive Plan. In April 1998, the Board adopted, subject to stockholder approval, the 1998 Equity Incentive Plan (the "Incentive Plan") as an amendment and restatement of the Company's 1996 Equity Incentive Plan. The Company has reserved a total of 7,340,000 shares for issuance under the Incentive Plan; provided that such amount shall be increased on January 1 of each year, beginning with January 1, 1999, by an amount equal to 3% of the total outstanding shares of Common Stock (calculated on a fully diluted, fully converted basis) measured as of the immediately preceding December 31. The Incentive Plan provides for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors) of the Company or any affiliate and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors), directors of and consultants to the Company or any affiliate. The number of shares granted pursuant to stock bonuses shall at no time exceed 10% of the then current share reserve. The Incentive

Plan shall be administered by the Board or a committee appointed by the Board (references herein to the Board shall include any such committee). It is intended that the Incentive Plan will be administered by the Compensation Committee currently consisting of Drs. Hirsch and Vainio, both of whom are "non-employee directors" under applicable securities laws and "outside directors," as defined under the Code. The Board has the authority to determine which recipients and what types of awards are to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

    The term of a stock option granted under the Incentive Plan generally may not exceed ten years. The exercise price of options granted under the Incentive Plan is determined by the Board, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. Except as expressly provided by the terms of a nonstatutory stock option agreement, no option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise vested options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board and set forth in the option agreement. Vested options may be exercised for up to twelve months after an optionee's relationship with the Company or its affiliate ceases due to disability and for up to eighteen months after such relationship with the Company or its affiliate ceases due to death.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five (5) years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Incentive Plan and all other stock plans of the Company and its affiliates) may not exceed $100,000. The options, or portions thereof, which exceed this limit are treated as nonstatutory options.

    When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1.0 million, no person may be granted options under the Incentive Plan covering more than 1,000,000 shares of Common Stock in any calendar year.

    Shares subject to stock awards which have lapsed or terminated, without having been exercised in full, and any shares repurchased by the Company pursuant to a repurchase option provided under the Incentive Plan may again become available for the grant of awards under the Incentive Plan. Shares subject to stock appreciation rights exercised in accordance with the Incentive Plan may not again become available for the grant of awards under the Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and the new option will count towards the per-person, calendar year limitation set forth above.

    Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a qualified domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement, provided that an optionee may designate a beneficiary who may exercise the option following optionee's death. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights.

    Upon certain changes in control of the Company, all outstanding stock awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, then with respect to persons whose service with the Company or an affiliate has not terminated prior to such change in control, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to such change in control and any Company repurchase option or reacquisition right with respect to such person shall lapse. Further, certain stock award agreements may provide that, with respect to persons whose service with the Company or an affiliate has not terminated prior to a change in control, if upon or within 24 months following a change in control certain triggering events occur, then such person's stock awards will automatically become fully vested and exercisable and any Company repurchase option or reacquisition right with respect to such person's stock awards shall lapse.

    As of April 15, 1998, 2,477,695 shares had been issued upon the exercise of options granted under the Incentive Plan and options to purchase 1,059,100 shares were outstanding with 3,703,205 shares reserved for future grants or purchases under the Incentive Plan. In addition, the Company has also granted stock awards to purchase 100,000 shares of Common Stock to consultants pursuant to the Incentive Plan. The Incentive Plan will terminate in April 2008, unless terminated sooner by the Board. See Note 4 of Notes to Financial Statements.

    1998 EMPLOYEE STOCK PURCHASE PLAN. In April 1998, the Board adopted, subject to stockholder approval, the 1998 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 1,500,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

    Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board, for at least 20 hours per week and are employed by the Company, or an affiliate of the Company designated by the Board, for at least five months per calendar year. Employees who participate in an offering can have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or on the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

    In the event of certain changes of control of the Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase Common Stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock. See Note 7 of Notes to Financial Statements.

    1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. In April 1998, the Board adopted, subject to stockholder approval, the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee comprised of members of the Board.

    The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. Pursuant to the terms of the Directors' Plan, each director of the Company who is not an employee of the Company (a "Non-Employee Director") and who is first elected or appointed to be a Non-Employee Director after the closing of this offering shall automatically be granted an option to purchase 25,000 shares of Common Stock upon the date of such election or appointment (an "Initial Grant"). In addition, each Non-Employee Director who continues to serve as a Non-Employee Director of the Company will automatically be granted an option to purchase 2,500 shares of Common Stock immediately following the annual meeting of stockholders of the Company (an "Annual Grant"), which amount shall be pro-rated for any Non-Employee Director who has not continuously served as a director for the 12 month period prior to the date of such annual meeting of stockholders. Each Initial Grant shall vest as to 1/8(th) of the option shares on the six-month anniversary of the date of grant and the remaining option shares shall vest in equal monthly installments over the following 42 months. Each Annual Grant shall vest in 36 equal monthly installments over a 3-year period measured from the grant date.

    In the event of certain changes of control of the Company and the occurrence of a triggering event within 24 months of such change of control of the Company, then such Non-Employee Director's options will automatically become fully vested and exercisable.

    No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. The exercise price of options under the Directors' Plan will equal the fair market value of the Common Stock on the date of grant. The Directors' Plan will terminate in April 2008, unless earlier terminated by the Board. See Note 7 of Notes to Financial Statements.

    As of April 15, 1998, no options to purchase Common Stock have been granted pursuant to the Directors' Plan.

EXECUTIVE OFFICER AND EMPLOYMENT ARRANGEMENTS

    In February 1997, the Company entered into an agreement with Mr. Smith providing that, in the case of involuntary termination other than for cause, his salary and benefits will continue to be paid for a period of one year from the date of termination.

                              CERTAIN TRANSACTIONS

    Since November 1995, the Company has sold the following shares of Common Stock and Preferred Stock in private placement transactions: in November 1995 and December 1995, 3,385,000 shares of Common Stock at a price of $0.001 per share; in December 1995 and January 1996, 5,442,500 shares of Series A Preferred Stock at a price of $1.00 per share; in January 1996, 470,000 shares of Series B Preferred Stock at a price of $0.10 per share; in December 1996 and January 1997, 910,000 shares of Common Stock at a price of $0.05 per share; in January 1997 and March 1997, 6,000,000 shares of Series C Preferred Stock at a price of $5.00 per share and in November 1997, 2,125,000 shares of Series D Preferred Stock at a price of $8.00 per share. The Company also issued a warrant to purchase 11,000 shares of Common Stock at an exercise price of $5.00 per share in April 1997.

    The purchasers of Common Stock and Preferred Stock described above included, among others, the following officers, directors and holders of more than five percent of the Company's voting securities:

                                                                            SHARES OF PREFERRED STOCK
                                                      COMMON      ---------------------------------------------
                                                      STOCK        SERIES A    SERIES B    SERIES C   SERIES D
                                                  --------------  ----------  ----------  ----------  ---------
DIRECTORS AND EXECUTIVE OFFICERS
John G. Freund, M.D.............................        500,000       50,000      --          --         --
Frederic H. Moll, M.D...........................      1,050,000      150,000      --          --         --
Lonnie M. Smith.................................        700,000       --          --          --         --
Robert G. Younge................................      1,100,000      100,000      --          --         --

ENTITIES AFFILIATED WITH DIRECTORS
Mayfield Fund...................................        150,000    2,700,000      --         960,000    355,400
Sierra Ventures.................................        --         2,300,000      --         600,000    125,000
Morgan Stanley Venture Partners.................        --            --          --       1,500,000     --

OTHER 5% STOCKHOLDERS
Allan G. Lozier.................................        --            --          --       1,200,000    116,000

    INVESTOR RIGHTS AGREEMENT. The Company, the holders of Preferred Stock, and Drs. Freund and Moll and Mr. Younge (the "Founders") have entered into an Amended and Restated Investor Rights Agreement, dated November 14, 1997 (the "Investor Rights Agreement"), pursuant to which the holders of all Preferred Stock have certain registration rights with respect to their shares of Common Stock following the closing of this offering. See "Description of Capital Stock--Registration Rights."

    STOCKHOLDERS AGREEMENT. The Company, the Founders, Mr. Smith, and entities affiliated with Mayfield Fund, Sierra Ventures and Morgan Stanley Venture Partners have entered into a Stockholders Agreement dated December 20, 1995, as amended March 27, 1997 (the "Stockholders Agreement"). The Stockholders Agreement provides all shares of voting capital stock of the Company registered in the parties' respective names or beneficially owned by them shall be voted at the election of directors so that one director shall be the Company's Chief Executive Officer, two directors shall be nominees designated by the Founders, two directors shall be nominees designated by Mayfield Fund, one director shall be a nominee designated by Sierra Ventures and one director shall be a nominee designated by Morgan Stanley Venture Partners. The Stockholders Agreement terminates upon the closing of this offering.

    The Company intends to enter into indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and officers.

    See also "Management--Executive Officer and Employment Arrangements."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998 held by
(i) each person known to the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each of the Named Executive Officers of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted below, the address of each person listed below is c/o the Company, 1340 W. Middlefield Road, Mountain View, California 94043.

                                                                                              PERCENTAGE OF SHARES
                                                                                              BENEFICIALLY OWNED(1)
                                                                                 SHARES     -------------------------
                                                                              BENEFICIALLY   PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                            OWNED(1)     OFFERING      OFFERING
----------------------------------------------------------------------------  ------------  -----------  ------------
Entities affiliated with Mayfield Fund (2) .................................     4,165,400       20.0%
2800 Sand Hill Road
Menlo Park, California 94025

Entity affiliated with Sierra Ventures (3) .................................     3,025,000       14.5%
3000 Sand Hill Road
Building 4, Suite 210
Menlo Park, California 94025

Entities affiliated with Morgan Stanley Venture Partners (4) ...............     1,500,000        7.2%
3000 Sand Hill Road
Building 4, Suite 250
Menlo Park, California 94025

Frederic H. Moll, M.D. (5)..................................................     1,500,000        7.2%

Allan G. Lozier ............................................................     1,316,000        6.3%
c/o Lozier Corporation
6226 Pershing Drive
Omaha, Nebraska 67810

Robert G. Younge (6)........................................................     1,298,000        6.1%

Russell C. Hirsch, M.D., Ph.D. (2)..........................................     4,165,400       20.0%

Petri T. Vainio, M.D., Ph.D. (3)............................................     3,025,000       14.5%

Scott S. Halsted (4)........................................................     1,500,000        7.2%

Lonnie M. Smith (7).........................................................     1,000,000        4.8%

John G. Freund, M.D. (8)....................................................       550,000        2.6%

Susan K. Barnes (9).........................................................       200,000        1.0%

All directors and executive officers as a group
(8 persons) (10)............................................................    13,238,400       62.5%

---------

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 1998. Percentage of beneficial ownership is based on 20,874,779 shares of Common Stock outstanding as of
    March 31, 1998, and           shares of Common Stock outstanding after the
    closing of this offering assuming the Underwriters' over-allotment option is not exercised. Unless otherwise indicated below, to the knowledge of the

    Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

(2) Represents 3,957,130 shares held by Mayfield VIII and 208,270 shares held by Mayfield Associates Fund II. Dr. Hirsch, a director of the Company, is a managing member of the general partner of Mayfield VIII and a general partner of Mayfield Associates Fund II. Dr. Hirsch disclaims beneficial ownership of shares held by such entities except to the extent of his proportionate partnership interest therein.

(3) Represents 3,025,000 shares held by Sierra Ventures V, L.P. Dr. Vainio, a director of the Company, is a general partner of the general partner of such entity. Dr. Vainio disclaims beneficial ownership of shares held by such entity except to the extent of his proportionate partnership interest therein.

(4) Represents 1,368,600 shares held by Morgan Stanley Venture Partners III, L.P. and 131,400 shares held by Morgan Stanley Venture Investors III, L.P. Mr. Halsted, a director of the Company, is a general partner of the general partner of such entities. Mr. Halsted disclaims beneficial ownership of shares held by such entities except to the extent of his proportionate partnership interest therein.

(5) Includes 645,000 shares subject to a right of repurchase by the Company 60 days from March 31, 1998.

(6) Includes 30,000 shares held by Diane Lauren Sotos, Trustee of the Younge Irrevocable Trust fbo Ellen Sotos McCoy dated June 25, 1996 and 3,000 shares held by Arthur G. Closson, Custodian fbo Eric Roy Younge, under the CUTMA, to age 21. Also includes 440,000 shares subject to a right of repurchase by the Company 60 days from March 31, 1998 and 300,000 shares Mr. Younge has the right to acquire pursuant to options exercisable within 60 days of March 31, 1998. Mr. Younge disclaims beneficial ownership of the shares held for the benefit of Ellen Sotos McCoy and Eric Roy Younge.

(7) Includes 200,000 shares held by McKRAM Investors, L.P. ("McKRAM"). Also includes 702,667 shares subject to a right of repurchase by the Company 60 days from March 31, 1998. Mr. Smith, a partner of McKRAM, disclaims beneficial ownership of shares held by such entity.

(8) Represents (i) 450,000 shares held by the Freund/Sexton Living Trust dated February 8, 1991, (ii) 75,000 shares held by the Freund/Sexton 1997 Children's Trust dated January 20, 1997 ("Children's Trust") and (iii) 25,000 shares held by the Sexton/Freund 1984 Family Trust ("Family Trust"). Dr. Freund does not have sole voting and investment power with respect to the shares held by the Children's Trust. Dr. Freund disclaims beneficial ownership of shares in the Children's Trust and Family Trust.

(9) Includes 150,000 shares subject to a right of repurchase by the Company 60 days from March 31, 1998.

(10) Includes 8,690,400 shares held by entities affiliated with certain directors of the Company. Also includes 1,937,667 shares subject to a right of repurchase by the Company 60 days from March 31, 1998 and 300,000 shares subject to options exercisable within 60 days of March 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 75,000,000 shares of Common Stock, par value $0.001, and 10,000,000 shares of Preferred Stock, par value $0.001.

    The Company may be subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if the company meets certain requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Among other things,
Section 2115 may limit the ability of the Company to elect a classified Board of Directors. The Company will not be subject to Section 2115 (i) at such time as the Company is qualified for trading as a national market security on the Nasdaq National Market and has 800 stockholders as of the record date of its most recent annual meeting of stockholders or (ii) at the end of any income year during which a certificate shall have been filed showing that less than one-half of its outstanding voting securities are held of record by persons having addresses in California or that one of the other tests of Section 2115 is not met.

COMMON STOCK

    Upon the closing of this offering, based on the number of shares outstanding
on March 31, 1998, there will be       shares of Common Stock outstanding (plus
up to 11,000 shares that may be issued upon the exercise of an outstanding warrant). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Until the Company is no longer subject to Section 2115, the holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors. At such time or times as the Company is no longer subject to Section 2115, the holders of Common Stock will not be entitled to cumulate voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

    Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon closing of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, each outstanding share of Preferred Stock
will be converted into     of a share of Common Stock. Pursuant to the Company's
Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering, the Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANT

    In April 1997, the Company issued a warrant to purchase 11,000 shares of its Common Stock at an exercise price of $5.00 per share, exercisable at any time through April 15, 2003, in connection with an equipment lease.

REGISTRATION RIGHTS

    Upon the closing of this offering, the holders (or their permitted transferees) ("Holders") of 14,037,500 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein. In addition, certain of the Holders may require the Company at its expense on not more than two occasions at any time beginning approximately six months from the date of this Prospectus to file a Registration Statement under the Securities Act, with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, the Holders may require the Company at its expense to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder or
(iv) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors--Anti-Takeover Effect of Delaware Law and Certain Charter and Bylaw Provisions."

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), both of which will become effective upon the closing of this offering, provide that at such time or times that the Company is no longer subject to Section 2115, the Company will have a classified Board of Directors. Accordingly, at that time, each director will serve for a three-year term, with approximately one-third of the directors to be elected annually. Candidates for director may be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The Board may consist of one or more members to be determined from time to time by resolution of the Board. The Board currently consists of six members. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Certificate of Incorporation and Bylaws provide that at such time as the Company is no longer subject to Section 2115, cumulative voting at stockholder meetings for the election of directors will not be allowed. As a result, stockholders controlling more than 50% of the outstanding Common Stock will be able to elect the entire Board of Directors, while stockholders controlling 49% of the outstanding Common Stock may not be able to elect any directors. The Certificate of Incorporation and Bylaws also provide that during such time as the Company is subject to Section 2115, a director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the then outstanding shares of voting stock. At such time that the Company is no longer subject to Section 2115, the Certificate of Incorporation and Bylaws provide that a director may be removed from office for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

    The Company's Certificate of Incorporation and Bylaws require that upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management--Officers and Directors." Delaware Law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company, which could have a depressive effect on the market price of the Company's Common Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation and Bylaws contain certain provisions permitted under Delaware Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Certificate of Incorporation and Bylaws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by Delaware General Corporation Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

    The Company intends to enter into indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and officers.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock of the Company is BankBoston, N.A. (the "Transfer Agent"). The telephone number of the Transfer Agent is (781) 575-2000.

LISTING

    The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "ISRG."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after these restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon the closing of this offering, the Company will have outstanding an
aggregate of       shares of Common Stock, assuming no exercise of the
Underwriters' over-allotment option and no exercise of outstanding options and a
warrant. Of these shares, the       shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 20,874,779 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of such contractual restrictions and the provisions of Rules 144, 144(k) and 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus and (ii) approximately 18,447,659 shares (excludes approximately 2,693,361 shares subject to repurchase by the Company and includes approximately 255,241 shares subject to outstanding vested options and 11,000 shares subject to an outstanding warrant) will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus. All officers, directors, stockholders and option holders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may in its sole discretion choose to release a certain number of these shares from such restrictions prior to the expiration of such 180 day period.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding
(which will equal approximately       shares immediately after this offering);
or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, shares will qualify as "144(k) shares" on the date of this Prospectus and may be sold immediately upon the completion of this offering.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, employees, directors, officers, consultants or advisors may rely on Rule 701 with respect to the resale of securities originally purchased from the Company prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its holding period requirements.

    Upon the closing of this offering, the holders of approximately 14,037,500 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for share purchases by affiliates) immediately upon the effectiveness of such registration.

    The Company intends to file registration statements under the Securities Act covering 9,040,000 shares of Common Stock reserved for issuance under the Incentive Plan, the Purchase Plan and the Directors' Plan. See "Management--Employee Benefit Plans." Such registration statements are expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, beginning 180 days after the date of the Prospectus, unless such shares are subject to vesting restrictions with the Company.

                                  UNDERWRITERS

    Under the terms of and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus hereof (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated are serving as Representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell to the Underwriters severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                     NUMBER
                                      NAME                                         OF SHARES
---------------------------------------------------------------------------------  ----------
Morgan Stanley & Co. Incorporated................................................
Bear, Stearns & Co. Inc..........................................................
BT Alex. Brown Incorporated......................................................

                                                                                   ----------
  Total..........................................................................
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than the shares covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $        a share under the initial public offering
price. Any Underwriter may allow, and such dealers may reallow, a concession not
in excess of $        a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby to the Underwriters.

    The Representatives have informed the Company that they will not make sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority without prior specific written approval of the customer.

    In March 1997, Morgan Stanley Venture Partners III, L.P. and Morgan Stanley Venture Investors III, L.P., entities affiliated with Morgan Stanley & Co. Incorporated, purchased an aggregate of 1,500,000 shares of the Company's Preferred Stock at a purchase price of $5.00 per share, for an aggregate of $7,500,000. Such shares will convert into 1,500,000 shares of Common Stock upon the closing of this offering.

    See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers, directors, stockholders and option holders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for up to 180 days after the date of this Prospectus without the prior consent of Morgan Stanley & Co. Incorporated. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, lend, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus, except under certain circumstances.

    In order to facilitate the offering of Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover the over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The offering is being conducted in accordance with Rule 2720 ("Rule 2720") of the Conduct Rules promulgated by the National Association of Securities Dealers, Inc. (the "NASD") which provides that, among other things, when an NASD member firm participates in the offering of equity securities of a company with whom such member has a "conflict of interest" (as defined in Rule 2720), the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" (as defined in Rule 2720) (a "QIU"). Morgan Stanley & Co. Incorporated is deemed to have such a conflict of interest with the Company due to the fact that certain entities affiliated with Morgan Stanley & Co. Incorporated own shares of the Company's Preferred Stock as described
above.           is serving as the QIU in the offering and will recommend a
price in compliance with the requirements of Rule 2720.           has performed
due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a
part.           , in its capacity as QIU, will receive no additional
compensation as such in connection with the offering.

    The Underwriters have reserved for sale, at the initial public offering price, up to five percent of the Common Stock offered hereby for employees and directors of the Company and certain others who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the Common Stock or any other securities of the Company. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors that will be considered in determining the initial public offering price are the future prospects of the Company and its industry in general; sales, earnings and certain other financial and operating information of the Company in recent periods; and certain ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. GC&H Investments, an entity affiliated with Cooley Godward LLP, beneficially owns 30,000 shares of the Company's Preferred Stock which shares will convert into shares of the Company's Common Stock upon the closing of this offering. Certain legal matters will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1996, and 1997 and for the period from inception (November 9, 1995) to December 31, 1996 and for the year ended December 31, 1997 appearing in this Prospectus and Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of Ernst & Young LLP, independent certified accountants appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule filed therewith. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedule filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through the Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.....................................        F-2

Balance Sheets........................................................................        F-3

Statements of Operations..............................................................        F-4

Statement of Stockholders' Equity.....................................................        F-5

Statements of Cash Flows..............................................................        F-6

Notes to Financial Statements.........................................................        F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Intuitive Surgical, Inc.

    We have audited the accompanying balance sheets of Intuitive Surgical, Inc. (a development stage company) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the period from inception (November 9, 1995) to December 31, 1996, and the period from inception (November 9, 1995) to December 31, 1997 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intuitive Surgical, Inc. (a development stage company) at December 31, 1996 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, the period from inception (November 9, 1995) to December 31, 1996, and the period from inception (November 9, 1995) to December 31, 1997 (not separately presented herein), in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Palo Alto, California
February 6, 1998,
except for Note 7, as to which the date is April 21, 1998

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                         UNAUDITED
                                                                                         PRO FORMA
                                                                                        STOCKHOLDERS'
                                                         DECEMBER 31,                    EQUITY AT
                                                     --------------------   MARCH 31,    MARCH 31,
                                                       1996       1997        1998         1998
                                                     ---------  ---------  -----------  -----------
                                                                           (UNAUDITED)   (NOTE 7)
ASSETS
Current assets:
  Cash and cash equivalents........................  $   1,494  $  17,034   $   7,625
  Short-term investments...........................     --         15,640      18,678
  Prepaid expenses.................................         70        196         317
                                                     ---------  ---------  -----------
Total current assets...............................      1,564     32,870      26,620

Property and equipment, net........................        725      2,804       3,487
                                                     ---------  ---------  -----------
                                                     $   2,289  $  35,674   $  30,107
                                                     ---------  ---------  -----------
                                                     ---------  ---------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $     472  $   1,811   $   2,857
  Accrued liabilities..............................         47        377         568
  Accrued license fee..............................     --          5,000       5,000
  Current portion of capital lease obligations.....     --            258         403
                                                     ---------  ---------  -----------
Total current liabilities..........................        519      7,446       8,828

Capital lease obligations, noncurrent..............     --            897       1,297
Commitments and contingencies

Stockholders' equity:
  Convertible preferred stock, 15,000,000 shares
    authorized, $0.001 par value, issuable in
    series: 14,412,500 designated, 14,037,500
    shares issued and outstanding, aggregate
    liquidation preference of $52,489,500 at March
    31, 1998; none pro forma.......................          6         14          14    $  --
  Common stock, 35,000,000 shares authorized,
    $0.001 par value, 3,833,000, 6,594,520 and
    6,837,279 shares issued and outstanding at
    December 31, 1996, December 31, 1997, and March
    31, 1998, respectively, and 20,874,779 pro
    forma..........................................          4          7           7           21
  Additional paid-in capital.......................      5,447     56,430      57,450       57,450
  Deferred compensation............................     --         (1,831)     (2,185)      (2,185)
  Deficit accumulated during the development
    stage..........................................     (3,687)   (27,289)    (35,304)     (35,304)
                                                     ---------  ---------  -----------  -----------
Total stockholders' equity.........................      1,770     27,331      19,982    $  19,982
                                                     ---------  ---------  -----------  -----------
                                                                                        -----------
                                                     $   2,289  $  35,674   $  30,107
                                                     ---------  ---------  -----------
                                                     ---------  ---------  -----------

                            SEE ACCOMPANYING NOTES.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  PERIOD FROM                                       PERIOD FROM
                                                   INCEPTION                                         INCEPTION
                                                  (NOVEMBER 9,                 THREE MONTHS ENDED   (NOVEMBER 9,
                                                    1995) TO     YEAR ENDED        MARCH 31,          1995) TO
                                                  DECEMBER 31,  DECEMBER 31,  --------------------   MARCH 31,
                                                      1996          1997        1997       1998         1998
                                                  ------------  ------------  ---------  ---------  ------------
                                                                                  (UNAUDITED)       (UNAUDITED)
Operating costs and expenses:
  Research and development......................   $    2,934    $   14,282   $   1,793  $   6,764   $   23,980
  General and administrative....................          951         4,434         686      1,627        7,012
  Technology license............................       --             6,000      --         --            6,000
                                                  ------------  ------------  ---------  ---------  ------------
Total operating costs and expenses..............        3,885        24,716       2,479      8,391       36,992
                                                  ------------  ------------  ---------  ---------  ------------

Loss from operations............................       (3,885)      (24,716)     (2,479)    (8,391)     (36,992)

Interest income.................................          198         1,244          70        423        1,865
Interest expense................................       --              (130)     --            (47)        (177)
                                                  ------------  ------------  ---------  ---------  ------------
Net loss........................................   $   (3,687)   $  (23,602)  $  (2,409) $  (8,015)  $  (35,304)
                                                  ------------  ------------  ---------  ---------  ------------
                                                  ------------  ------------  ---------  ---------  ------------

Pro forma net loss per share....................                 $    (1.85)             $   (0.47)
                                                                ------------             ---------
                                                                ------------             ---------
Shares used in computing pro forma net loss per
  share.........................................                     12,730                 17,207
                                                                ------------             ---------
                                                                ------------             ---------

                            SEE ACCOMPANYING NOTES.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

           PERIOD FROM INCEPTION (NOVEMBER 9, 1995) TO MARCH 31, 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                              CONVERTIBLE PREFERRED
                                                      STOCK                 COMMON STOCK        ADDITIONAL
                                             ------------------------  -----------------------    PAID-IN       DEFERRED
                                               SHARES       AMOUNT       SHARES      AMOUNT       CAPITAL     COMPENSATION
                                             -----------  -----------  ----------  -----------  -----------  ---------------
Issuance of common stock to founders at
  $0.001 per share in December 1995 for
  technology license, cash and services....      --           --        3,385,000   $       4    $  --          $  --
Issuance of Series A stock to investors at
  $1.00 per share in December 1995 for
  cash, net of issuance costs of $53.......    5,442,500           5       --          --            5,384         --
Issuance of Series B stock to investors at
  $0.10 per share in January 1996 for cash,
  net of issuance costs of $5..............      470,000           1       --          --               41         --
Issuance of common stock to employees and
  consultants at $0.05 per share for cash
  and services.............................      --           --          448,000      --               22         --
Net loss from Inception (November 9, 1995)
  to December 31, 1996.....................      --           --           --          --           --             --
                                             -----------       -----   ----------       -----   -----------       -------
Balances at December 31, 1996..............    5,912,500           6    3,833,000           4        5,447         --
Issuance of Series C stock to investors at
  $5.00 per share in January 1997 and March
  1997 for cash, net of issuance costs of
  $51......................................    6,000,000           6       --          --           29,943         --
Issuance of Series D stock to investors at
  $8.00 per share in November 1997 for
  cash, net of issuance costs of $75.......    2,125,000           2       --          --           16,923         --
Issuance of common stock to employees and
  consultants at $0.05-$1.50 per share for
  cash and services........................      --           --        2,874,853           3          864         --
Repurchase of common stock from employees
  at $0.05 per share.......................      --           --         (113,333)     --               (6)        --
Deferred compensation resulting from grant
  of options...............................      --           --           --          --            3,259         (3,259)
Amortization of deferred compensation......      --           --           --          --           --              1,428
Net loss...................................      --           --           --          --           --             --
                                             -----------       -----   ----------       -----   -----------       -------
Balances at December 31, 1997..............   14,037,500          14    6,594,520           7       56,430         (1,831)
Issuance of common stock to employees and
  consultants at $0.05-$3.00 per share for
  cash (unaudited).........................      --           --          242,759      --              155         --
Deferred compensation resulting from grant
  of options (unaudited)...................      --           --           --          --              865           (865)
Amortization of deferred compensation
  (unaudited)..............................      --           --           --          --           --                511
Net loss (unaudited).......................      --           --           --          --           --             --
                                             -----------       -----   ----------       -----   -----------       -------
Balances at March 31, 1998 (unaudited).....   14,037,500   $      14    6,837,279   $       7    $  57,450      $  (2,185)
                                             -----------       -----   ----------       -----   -----------       -------
                                             -----------       -----   ----------       -----   -----------       -------

                                                DEFICIT
                                              ACCUMULATED
                                               DURING THE        TOTAL
                                              DEVELOPMENT    STOCKHOLDERS'
                                                 STAGE          EQUITY
                                             --------------  -------------
Issuance of common stock to founders at
  $0.001 per share in December 1995 for
  technology license, cash and services....    $   --          $       4
Issuance of Series A stock to investors at
  $1.00 per share in December 1995 for
  cash, net of issuance costs of $53.......        --              5,389
Issuance of Series B stock to investors at
  $0.10 per share in January 1996 for cash,
  net of issuance costs of $5..............        --                 42
Issuance of common stock to employees and
  consultants at $0.05 per share for cash
  and services.............................        --                 22
Net loss from Inception (November 9, 1995)
  to December 31, 1996.....................        (3,687)        (3,687)
                                             --------------  -------------
Balances at December 31, 1996..............        (3,687)         1,770
Issuance of Series C stock to investors at
  $5.00 per share in January 1997 and March
  1997 for cash, net of issuance costs of
  $51......................................        --             29,949
Issuance of Series D stock to investors at
  $8.00 per share in November 1997 for
  cash, net of issuance costs of $75.......        --             16,925
Issuance of common stock to employees and
  consultants at $0.05-$1.50 per share for
  cash and services........................        --                867
Repurchase of common stock from employees
  at $0.05 per share.......................        --                 (6)
Deferred compensation resulting from grant
  of options...............................        --             --
Amortization of deferred compensation......        --              1,428
Net loss...................................       (23,602)       (23,602)
                                             --------------  -------------
Balances at December 31, 1997..............       (27,289)        27,331
Issuance of common stock to employees and
  consultants at $0.05-$3.00 per share for
  cash (unaudited).........................        --                155
Deferred compensation resulting from grant
  of options (unaudited)...................        --             --
Amortization of deferred compensation
  (unaudited)..............................        --                511
Net loss (unaudited).......................        (8,015)        (8,015)
                                             --------------  -------------
Balances at March 31, 1998 (unaudited).....    $  (35,304)     $  19,982
                                             --------------  -------------
                                             --------------  -------------

                            SEE ACCOMPANYING NOTES.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                 (IN THOUSANDS)

                                                  PERIOD FROM                                       PERIOD FROM
                                                   INCEPTION                                         INCEPTION
                                                  (NOVEMBER 9,                 THREE MONTHS ENDED   (NOVEMBER 9,
                                                    1995) TO     YEAR ENDED         MARCH 31          1995) TO
                                                  DECEMBER 31,  DECEMBER 31,  --------------------   MARCH 31,
                                                      1996          1997        1997       1998         1998
                                                  ------------  ------------  ---------  ---------  ------------
                                                                                  (UNAUDITED)       (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................   $   (3,687)   $  (23,602)  $  (2,409) $  (8,015)  $  (35,304)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization...............          173           706         133        265        1,144
    Amortization of deferred compensation.......       --             1,428          67        511        1,939
    Changes in operating assets and liabilities:
      Prepaid expenses..........................          (70)         (126)        (86)      (121)        (317)
      Accounts payable..........................          472         1,339        (208)     1,046        2,857
      Accrued liabilities.......................           47           330          60        191          568
      Accrued license fee.......................       --             5,000      --         --            5,000
                                                  ------------  ------------  ---------  ---------  ------------
Net cash used in operating activities...........       (3,065)      (14,925)     (2,443)    (6,123)     (24,113)

INVESTING ACTIVITIES
Capital expenditures............................         (898)       (2,785)     (1,190)      (948)      (4,631)
Purchase of short-term investments, net.........       --           (15,640)     --         (3,038)     (18,678)
                                                  ------------  ------------  ---------  ---------  ------------
Net cash used in investing activities...........         (898)      (18,425)     (1,190)    (3,986)     (23,309)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock,
  net...........................................        5,431        46,874      29,949     --           52,305
Proceeds from issuance of common stock..........           26           861         105        155        1,042
Proceeds from long-term borrowings..............       --             1,359      --            644        2,003
Repayment of long-term borrowings...............       --              (204)     --            (99)        (303)
                                                  ------------  ------------  ---------  ---------  ------------
Net cash provided by financing activities.......        5,457        48,890      30,054        700       55,047
                                                  ------------  ------------  ---------  ---------  ------------

Net increase (decrease) in cash and cash
  equivalents...................................        1,494        15,540      26,421     (9,409)       7,625
Cash and cash equivalents at beginning of
  period........................................       --             1,494       1,494     17,034       --
                                                  ------------  ------------  ---------  ---------  ------------
Cash and cash equivalents at end of period......   $    1,494    $   17,034   $  27,915  $   7,625   $    7,625
                                                  ------------  ------------  ---------  ---------  ------------
                                                  ------------  ------------  ---------  ---------  ------------

                            SEE ACCOMPANYING NOTES.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    Intuitive Surgical, Inc., formerly Intuitive Surgical Devices, Inc. (the "Company") was incorporated in Delaware on November 9, 1995 and is engaged in the development of products designed to provide the flexibility of open surgery while operating through ports. The Company is a development stage company, has generated no revenue from product sales and has experienced significant operating losses. As of March 31, 1998, the Company had an accumulated deficit of $35.3 million. To date, the Company has engaged primarily in researching, developing, testing and pursuing regulatory clearances for its products. The Company expects to expend substantial additional funds and continue to incur significant operating losses for the foreseeable future as it continues to fund clinical trials in support of regulatory approvals, expands research and development activities, establishes commercial-scale manufacturing capabilities and expands sales and marketing activities.

    The Company's results of operations for the period from inception (November 9, 1995) to December 31, 1995 were not material.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents for the purpose of balance sheet and statement of cash flows presentation. The Company's excess cash is invested in a Government Portfolio Class A Institutional Money Market Fund, which is classified as a cash equivalent. The carrying value of cash and cash equivalents approximates market value at December 31, 1996 and 1997 and March 31, 1998.

    SHORT-TERM INVESTMENTS

    All short-term investments are classified as available-for-sale and therefore carried at fair value. The Company's short-term investments primarily consist of commercial paper with maturity dates greater than three months and less than one year from date of purchase. Unrealized gains and losses on such securities, when material, are reported as a separate component of stockholders' equity. Realized gains and losses on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows: computer equipment--three years; lab and manufacturing equipment--five years; office furniture and equipment--five years; leasehold improvements--the shorter of the remaining term of the related lease or five years; and software--the shorter of the life of the license or three years. Equipment under capital lease is amortized over the related lease term.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT

    Research and development costs, which include clinical and regulatory costs, are expensed to operations as incurred.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

    INTERIM FINANCIAL INFORMATION

    The financial information at March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited but includes all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the March 31, 1998 period are not necessarily indicative of the results for the entire year.

    NET LOSS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously required fully diluted earnings per share. Stock options, warrants and common stock subject to a right of repurchase have been excluded from the computation as their effect is antidilutive.

    Pro forma net loss per share for 1997 and the three months ended March 31, 1998 has been computed to give effect to the automatic conversion of convertible preferred stock into 14,037,500 shares of common stock upon completion of the Company's initial public offering (using the as-if-converted method) from the original date of issuance.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    A reconciliation of shares used in the calculation of basic and diluted and pro forma net loss per share follows:

                                                               YEAR ENDED                 THREE MONTHS ENDED
                                                              DECEMBER 31,                    MARCH 31,
                                                      -----------------------------  ----------------------------
                                                          1996            1997           1997           1998
                                                      -------------  --------------  -------------  -------------
Net loss............................................  $  (3,687,000) $  (23,602,000) $  (2,409,000) $  (8,015,000)
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------
Basic and Diluted:
  Weighted average shares of common stock
    outstanding.....................................      1,286,912       2,099,605      1,662,272      3,169,328
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------
Basic and diluted net loss per share................  $       (2.86) $       (11.24) $       (1.45) $       (2.53)
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------
Pro forma:
  Shares used in computing basic and diluted net
    loss per share..................................                      2,099,605                     3,169,328
  Adjusted to reflect the effect of the assumed
    conversion of preferred stock...................                     10,629,966                    14,037,500
                                                                     --------------                 -------------
  Weighted average shares used in computing pro
    forma net loss per share........................                     12,729,571                    17,206,828
                                                                     --------------                 -------------
                                                                     --------------                 -------------
Pro forma net loss per share........................                 $        (1.85)                $       (0.47)
                                                                     --------------                 -------------
                                                                     --------------                 -------------

    Had the Company been in a net income position, diluted earnings per share would have included additional shares relating to outstanding options, warrants, and common stock subject to a right of repurchase determined using the treasury stock method. Options, warrants, and common stock subject to a right of repurchase amounted to 2,615,768 and 4,523,834 at December 31, 1996 and 1997, respectively, and 3,748,033 and 4,447,576 at March 31, 1997 and 1998,
respectively.

    UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    If the initial public offering is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into 14,037,500 shares of common stock, based on the shares of convertible preferred stock outstanding as of March 31, 1998. Pro forma stockholders' equity at March 31, 1998, as adjusted for the conversion of preferred stock is disclosed on the balance sheet.

    STOCK COMPENSATION

    Effective for the fiscal year ended December 31, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option grants to employees and directors with an exercise price equal to or in excess of the fair value of the shares at the date of grant.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LONG-LIVED ASSETS

    The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective January 1, 1996. The Company continually reviews long-lived assets to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are recognized in operating results in the period in which a permanent diminution in value is determined.

    EFFECT OF NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company is required to adopt these Statements in fiscal 1998. SFAS No. 130 establishes new standards for reporting and displaying comprehensive income and its components. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's financial position, results of operations or cash flows.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                                      DECEMBER 31,
                                                                  --------------------   MARCH 31,
                                                                    1996       1997        1998
                                                                  ---------  ---------  -----------
Computer equipment..............................................  $     348  $   1,300   $   1,572
Lab/manufacturing equipment.....................................        167        643         810
Office furniture/equipment......................................         76        542         655
Leasehold improvements..........................................     --            476         834
Software........................................................        307        722         760
                                                                  ---------  ---------  -----------
                                                                        898      3,683       4,631
Less accumulated depreciation and amortization..................       (173)      (879)     (1,144)
                                                                  ---------  ---------  -----------
Property and equipment, net.....................................  $     725  $   2,804   $   3,487
                                                                  ---------  ---------  -----------
                                                                  ---------  ---------  -----------

3. COMMITMENTS

    OPERATING LEASES

    Effective March 1997, the Company entered into two operating lease arrangements for office space in Mountain View, California which expire February 28, 2002. Both of these leases include an option to renew the lease for one additional three-year term.

    Rent expense was approximately $179,000 for the three months ended March 31, 1998, $586,000 for the year ended December 31, 1997, $99,000 for the period from inception to December 31, 1996 and $864,000 for the period from inception to March 31, 1998.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

3. COMMITMENTS (CONTINUED)
    Future minimum rental commitments under the operating leases as of December 31, 1997 are as follows (in thousands):

1998................................................................  $     825
1999................................................................        855
2000................................................................        855
2001................................................................        855
2002................................................................         65
                                                                      ---------
                                                                      $   3,455
                                                                      ---------
                                                                      ---------

    CAPITAL LEASES

    In April 1997, the Company entered into a master lease agreement with a third party for an equipment lease line against which the Company has drawn approximately $1.4 million at December 31, 1997. The term of the lease is 48 months and provides for monthly payments of approximately $33,000 with a final payment of approximately $204,000 in March 1999. The Company has granted to the third party a security interest in all equipment leased under this agreement. Assets capitalized under capital leases totaled approximately $1.4 million at December 31, 1997, and are included in computer equipment, lab equipment, office furniture and equipment and software. Accumulated amortization for assets capitalized under capital leases totaled approximately $577,000 at December 31, 1997. Amortization of leased assets is included in depreciation expense. Future minimum lease payments under capital lease obligations at December 31, 1997 are as follows (in thousands):

1998................................................................  $     401
1999................................................................        401
2000................................................................        401
2001................................................................        271
                                                                      ---------
Total minimum lease payments........................................      1,474
Less amount representing interest...................................       (319)
                                                                      ---------
Present value of net minimum lease payments.........................      1,155
Less current portion................................................       (258)
                                                                      ---------
Long-term portion...................................................  $     897
                                                                      ---------
                                                                      ---------

    In February 1998, the Company entered into an additional lease agreement with a third party for an equipment lease line totaling approximately $644,000. The term of the lease is 42 months and provides for monthly payments of approximately $17,000 with a final payment of approximately $97,000. The Company has granted to the third party a security interest in all equipment leased under this agreement. Assets capitalized under this lease agreement include computer equipment, lab equipment, office furniture and equipment and software.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

4. STOCKHOLDERS' EQUITY

    At December 31, 1997, the Company was authorized to issue up to 15,000,000 shares of preferred stock, issuable in series, with the rights and preferences of each designated series to be determined by the Company's board of directors. At December 31, 1997, 5,442,500 shares have been designated as Series A preferred stock, 470,000 shares as Series B preferred stock, 6,000,000 shares as Series C preferred stock and 2,500,000 shares as Series D preferred stock. The outstanding shares of convertible preferred stock automatically convert into common stock upon the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10.0 million in gross proceeds and the price per share is at least $10.00 as adjusted for stock splits, recapitalization and the like, or at the election of the holders of at least two-thirds of the then outstanding shares of Series A, B, C and D preferred stock.

    PREFERRED STOCK

    Preferred stock at December 31, 1997 and March 31, 1998 is as follows:

                                                     SHARES
                                                   ISSUED AND                              LIQUIDATION
                                      DESIGNATED  OUTSTANDING   PAR VALUE  NET PROCEEDS    PREFERENCE
                                      ----------  ------------  ---------  -------------  -------------
Series A convertible................   5,442,500     5,442,500  $   0.001  $   5,389,499  $   5,442,500
Series B convertible................     470,000       470,000      0.001         41,750         47,000
Series C convertible................   6,000,000     6,000,000      0.001     29,948,787     30,000,000
Series D convertible................   2,500,000     2,125,000      0.001     16,924,873     17,000,000
                                                  ------------             -------------  -------------
                                                    14,037,500             $  52,304,909  $  52,489,500
                                                  ------------             -------------  -------------
                                                  ------------             -------------  -------------

    Each share of Series A, B, C and D convertible preferred stock is convertible, at the option of the holder, into common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances.

    Series A, B, C and D convertible preferred stockholders are entitled to noncumulative dividends, before and in preference to any dividends paid on common stock, at the rate of 8% of the original issuance price per annum on each outstanding share of preferred stock as adjusted for stock splits, recapitalization and the like. Dividends will be paid only when declared by the board of directors out of legally available funds. No dividends have been declared as of March 31, 1997.

    The Series A, B, C and D convertible preferred stockholders are entitled to receive, upon liquidation, dissolution or winding up of the Company, an amount per share equal to the original issuance price, plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed pro rata among the common stockholders. If the assets or property were not sufficient to allow full payment to the Series A, B, C and D stockholders, the available assets or property shall be distributed ratably among the Series A, B, C and D stockholders.

    The Series A, B, C and D convertible preferred stockholders have voting rights equal to the shares of common stock issuable upon conversion.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

4. STOCKHOLDERS' EQUITY (CONTINUED)
    COMMON STOCK

    The Company has previously issued shares of common stock which are subject to the Company's right to repurchase at the original issuance price upon the occurrence of certain events, as defined in the agreements relating to the sale of such stock. At December 31, 1996 and 1997, approximately 2,217,768 and 3,523,425 shares, respectively, were subject to repurchase.

    Subject to the preferences of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for payment. In the event of the liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to receive, after payment of the full liquidation price on the preferred stock, the balance of any remaining assets of the Company.

    WARRANT TO PURCHASE COMMON STOCK

    In April 1997, in connection with the capital lease agreement discussed in
Note 3, the Company issued a warrant to purchase 11,000 shares of common stock at an exercise price of $5.00. The warrant, which is currently exercisable, expires in April 2003. The Company has reserved 11,000 common shares for the exercise of this warrant. The fair value of the warrant is not material.

    1996 EQUITY INCENTIVE PLAN

    In January 1996, the board of directors adopted, and the stockholders approved, the 1996 Equity Incentive Plan (the "1996 Plan") for issuance of common stock to employees, consultants and directors. Incentive stock options granted under the 1996 Plan are at prices not less than the fair value on the date of grant while nonstatutory options granted under the 1996 Plan are at prices not less than 85% of the fair value on the date of grant. Options granted under the 1996 Plan expire 10 years from the date of grant. Options generally become exercisable upon grant subject to repurchase rights in favor of the Company until vested. Options generally vest ratably over a period of four years from the date of grant; however, options may be granted with different vesting terms from time to time. A total of 4,340,000 shares of common stock have been authorized for issuance pursuant to the 1996 Plan.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

4. STOCKHOLDERS' EQUITY (CONTINUED)
    Stock activity under the 1996 Equity Incentive Plan was as follows:

                                                       SHARES                     WEIGHTED-
                                                      AVAILABLE     OPTIONS        AVERAGE
                                                      FOR GRANT   OUTSTANDING  EXERCISE PRICE
                                                     -----------  -----------  ---------------
  Authorized.......................................    1,500,000      --             --
  Granted..........................................     (743,000)     743,000     $    0.05
  Exercised........................................      --          (345,000)    $    0.05
                                                     -----------  -----------
Balance as of December 31, 1996....................      757,000      398,000     $    0.05
  Authorized.......................................    2,840,000      --
  Granted..........................................   (2,585,950)   2,585,950     $    0.56
  Exercised........................................      --        (1,989,853)    $    0.39
  Canceled.........................................        4,688       (4,688)    $    0.66
                                                     -----------  -----------
Balance as of December 31, 1997....................    1,015,738      989,409     $    0.68
  Authorized.......................................      --           --             --
  Granted..........................................     (239,600)     239,600     $    1.90
  Exercised........................................      --          (242,759)    $    0.64
  Canceled.........................................        9,000       (9,000)    $    0.50
                                                     -----------  -----------
Balance as of March 31, 1998.......................      785,138      977,250     $    0.99
                                                     -----------  -----------
                                                     -----------  -----------

    Since the Company's inception through December 31, 1997, options to purchase a total of 3,328,950 shares were granted at prices ranging from $0.05 to $1.50 per share. Deferred compensation of approximately $3.3 million was recorded for these option grants based on the deemed fair value of common stock (ranging from $0.35 to $5.00 per share). In the first quarter of 1998, the Company granted options to purchase 239,600 shares of common stock at prices ranging from $1.50 to $3.00 per share for which deferred compensation of approximately $865,000 was recorded based on the deemed fair value of common stock (ranging from $5.00 to $7.00 per share).

    The following table summarizes information concerning outstanding and vested options at December 31, 1997:

                            OPTIONS OUTSTANDING                 OPTIONS OUTSTANDING AND VESTED
             -------------------------------------------------  ------------------------------
                          WEIGHTED-AVERAGE                        NUMBER
 EXERCISE      NUMBER         REMAINING      WEIGHTED-AVERAGE   OUTSTANDING  WEIGHTED-AVERAGE
  PRICES     OUTSTANDING  CONTRACTUAL LIFE    EXERCISE PRICE    AND VESTED    EXERCISE PRICE
-----------  -----------  -----------------  -----------------  -----------  -----------------
 $    0.05       92,000            8.70          $    0.05           7,017       $    0.05
 $    0.50      675,709            9.40          $    0.50          61,082       $    0.50
 $    1.50      221,700            9.80          $    1.50           1,665       $    1.50
             -----------                                        -----------
                989,409                                             69,764
             -----------                                        -----------
             -----------                                        -----------

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

4. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information concerning outstanding and vested options at March 31, 1998:

                            OPTIONS OUTSTANDING                 OPTIONS OUTSTANDING AND VESTED
             -------------------------------------------------  ------------------------------
                          WEIGHTED-AVERAGE                        NUMBER
 EXERCISE      NUMBER         REMAINING      WEIGHTED-AVERAGE   OUTSTANDING  WEIGHTED-AVERAGE
  PRICES     OUTSTANDING  CONTRACTUAL LIFE    EXERCISE PRICE    AND VESTED    EXERCISE PRICE
-----------  -----------  -----------------  -----------------  -----------  -----------------
 $    0.05       35,000            8.30          $    0.05          --           $    0.05
 $    0.50      536,150            9.20          $    0.50          76,697       $    0.50
 $    1.50      345,600            9.70          $    1.50          15,137       $    1.50
 $    3.00       60,500           10.00          $    3.00          --           $    3.00
             -----------                                        -----------
                977,250                                             91,834
             -----------                                        -----------
             -----------                                        -----------

    STOCK-BASED COMPENSATION

    During 1996, the Company adopted SFAS No. 123. In accordance with SFAS No. 123, the Company follows APB 25 in accounting for option grants to employees under the 1996 Plan, and, accordingly, does not recognize compensation expense for options granted to employees at fair value. However, as noted earlier in this footnote, the Company has recorded deferred compensation expense based on the deemed fair value of common stock which is higher than the originally determined fair value.

    Pro forma information regarding net loss and loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of SFAS No. 123. The Company has evaluated the effects of SFAS No. 123 and determined that the effect of applying the minimum value method allowed under SFAS No. 123 to options granted to employees in 1996 and 1997 did not result in a pro forma net loss that is materially different from historical amounts reported. Therefore, such pro forma information is not presented herein. The minimum value method was applied using the following weighted-average assumptions: risk-free interest rate of 6.5%, a weighted average expected option life of 2.16 years; and no annual dividends. Future pro forma results of operations may be materially different from actual amounts reported.

5. INCOME TAXES

    No provision for income taxes has been made due to operating losses with no current tax benefit.

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                      AS OF DECEMBER 31,
                                                                 -----------------------------
                                                                     1996            1997
                                                                 -------------  --------------
                                                                        (IN THOUSANDS)
Net operating loss carryforward................................  $      35,000  $    5,200,000
Research credits...............................................        150,000         900,000
Expenses capitalized for tax purposes..........................      1,400,000       5,300,000
                                                                 -------------  --------------
Total deferred tax assets......................................      1,585,000      11,400,000
Valuation allowance for deferred tax assets....................     (1,585,000)    (11,400,000)
                                                                 -------------  --------------
Total..........................................................  $    --        $     --
                                                                 -------------  --------------
                                                                 -------------  --------------

    The state and federal net operating loss and credit carryforwards (above) will expire at various dates from 2004 through 2012, if not utilized. The utilization of such carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

6. TECHNOLOGY LICENSE AGREEMENT

    In December 1997, the Company executed a license agreement with IBM. In conjunction with the execution of the license agreement, a payment of $1.0 million was made in December 1997. The license agreement also provides that the Company pay a sum of $5.0 million within 10 days after the closing of the first underwritten public offering registered under the Securities Act of 1933, as amended, but in any event not later than September 1, 1998, which date may be extended until October 1, 1998, upon a showing of good cause by the Company. During 1997, the Company recorded $6.0 million to operating costs and expenses related to this license agreement. The license agreement also provides for payments of $1.0 million each upon the Company reaching revenue milestones, as defined, of $25.0 million and $50.0 million. Each $1.0 million payment is due and payable after the end of the fiscal year in which the cumulative total of all sales of products and services in that year meet the revenue milestone. Both payments may become due in the same year. No further payments are required under the license agreement. The license agreement expires upon the expiration of the last patent covered under the agreement. The license agreement may not be terminated by the licensor without cause.

7. SUBSEQUENT EVENTS

    INITIAL PUBLIC OFFERING

    In April 1998, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all

                            INTUITIVE SURGICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

7. SUBSEQUENT EVENTS (CONTINUED)
of the preferred stock outstanding will automatically convert into 14,037,500 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

    1998 EQUITY INCENTIVE PLAN

    In April 1998, the Company's Board of Directors adopted, subject to stockholder approval, the 1998 Equity Incentive Plan (the "Incentive Plan") as an amendment and restatement of the Company's 1996 Equity Incentive Plan. The key provisions of the Incentive Plan are generally consistent with that of the 1996 Equity Incentive Plan. In connection with the amendment and restatement, an additional 3,000,000 shares were authorized for issuance under the Incentive Plan.

    1998 EMPLOYEE STOCK PURCHASE PLAN

    In April 1998, the Company's Board of Directors adopted, subject to stockholder approval, the 1998 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 1,500,000 shares of the Company's common stock. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings which can be no more than 27 months. Eligible employees can have up to 10% of their earnings withheld in order to purchase shares of common stock at 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or on the specified purchase date.

    1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In April 1998, the Company's Board of Directors adopted, subject to stockholder approval, the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The aggregate number of shares of Common Stock that can be issued under the Directors' Plan is 200,000. Stock options granted under the Directors' Plan are at prices not less than the fair value on the date of grant and expire 10 years from the date of grant. Options generally ratably vest over a period of three or four years from the date of grant.

                                CARDIAC SURGERY

OPEN CABG SURGERY: FULL STERNOTOMY

   [Photo of open CABG surgery]     - LARGE INCISION (30 CM LONG)
                                    - EXTENDED RANGE OF MOTION

                                    MODIFIED CABG SURGERY:
                                    MINI-THORACOTOMY

- SMALLER INCISION (7 TO 12 CM       [Photo of modified CABG surgery]
LONG)
- REDUCED RANGE OF MOTION

INTUITIVE CABG SURGERY: FULLY ENDOSCOPIC

 [Photo of Intuitive CABG Surgery   - SMALL INCISIONS (1 CM LONG)
     performed on a cadaver]        - EXTENDED RANGE OF MOTION

INTUITIVE CABG being practiced on
a cadaver

                                [INTUITIVE LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts are estimates except for the registration fee and the NASD filing fee.

Registration fee........................................................  $  14,750
Nasdaq National Market listing fee......................................
NASD filing fee.........................................................      5,500
Blue sky qualification fees and expenses................................     15,000
Printing and engraving expenses.........................................    125,000
Legal fees and expenses.................................................    350,000
Accounting fees and expenses............................................    125,000
Transfer agent and registrar fees.......................................
Directors' and Officers' Insurance......................................    150,000
Miscellaneous...........................................................
                                                                          ---------
  Total.................................................................  $
                                                                          ---------
                                                                          ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company intends to enter into indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and officers.

    The Company's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, will provide for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Registrant and its controlling persons on the other hand, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since inception, the Company has sold and issued the following unregistered securities:

        (1) From November 1995 through the date hereof, the Registrant has granted stock options to purchase 3,550,900 shares of the Common Stock to employees, consultants and directors pursuant to its 1998 Equity Incentive Plan (the "Plan"). Of these options, 14,105 have been canceled without being exercised, 2,477,695 have been exercised and 1,059,100 remain outstanding. From November

    1995 through the date hereof, the Registrant has also granted stock awards to purchase 100,000 shares of Common Stock to consultants pursuant to the Incentive Plan.

        (2) In November 1995 and December 1995, the Registrant issued an aggregate of 3,385,000 shares of Common Stock to 14 purchasers at $0.001 per share, for an aggregate purchase price of $3,385.

        (3) In December 1995 and January 1996, the Registrant issued an aggregate of 5,442,500 shares of Series A Preferred Stock to 13 purchasers at $1.00 per share, for an aggregate purchase price of $5,442,500. Shares of Series A Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each share of Series A Preferred Stock owned.

        (4) In January 1996, the Registrant issued an aggregate of 470,000 shares of Series B Preferred Stock to one purchaser at $0.10 per share, for an aggregate purchase price of $47,000. Shares of Series B Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each share of Series B Preferred Stock owned.

        (5) In May 1996, the Registrant issued 50,000 shares of Common Stock to one purchaser at $0.05 per share, for a purchase price of $2,500.

        (6) In June 1996, the Registrant issued 3,000 shares of Common Stock for services rendered.

        (7) In December 1996 and January 1997, the Registrant issued an aggregate of 910,000 shares of Common Stock to four purchasers at $0.05 per share, for an aggregate purchase price of $45,500.

        (8) In January 1997 and March 1997, the Registrant issued an aggregate of 6,000,000 shares of Series C Preferred Stock to 21 purchasers at a purchase price of $5.00 per share, for an aggregate purchase price of $30,000,000. Shares of Series C Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each share of Series C Preferred Stock owned.

        (9) In April 1997, the Registrant issued a warrant to purchase 11,000 shares of the Common Stock of the Registrant to Lease Management Services, Inc., for an exercise price of $5.00 per share, issuable upon exercise of the warrant.

        (10) In November 1997, the Registrant issued an aggregate of 2,125,000 shares of Series D Preferred Stock to 23 purchasers at a purchase price of $8.00 per share for an aggregate purchase price of $17,000,000. Shares of Series D Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each share of Series D Preferred Stock owned.

        (11) In November 1997, the Registrant issued 25,000 shares of Common Stock for services rendered in connection with the Series D Preferred Stock financing.

        (12) In April 1998, the Registrant issued 10,000 shares of Common Stock to one purchaser at $3.00 per share, for a purchase price of $30,000.

    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701. The sales and issuances of securities described in paragraphs (2) through (12) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D or Regulation S promulgated thereunder. With respect to the grant of options described in paragraph (1), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as such term is used in Section 2(3) of the Act.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of exhibits filed as a part of this Registration Statement:

 EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------

     1.1*   Form of Underwriting Agreement.

     3.1    Restated Certificate of Incorporation of the Registrant.

     3.2*   Certificate of Amendment of Restated Certificate of Incorporation of the Registrant.

     3.3    Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon the closing of the offering.

     3.4    Bylaws of the Registrant.

     3.5    Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering.

     4.1    Reference is made to Exhibits 3.1 through 3.5.

     4.2*   Specimen Stock Certificate.

     5.1*   Opinion of Cooley Godward LLP.

    10.1    Form of Indemnity Agreement.

    10.2    1998 Equity Incentive Plan.

    10.3    Form of Stock Option Grant Notice.

    10.4    Form of Stock Option Agreement.

    10.5    1998 Non-Employee Directors' Stock Option Plan.

    10.6    Form of Nonstatutory Stock Option.

    10.7    1998 Employee Stock Purchase Plan.

    10.8    Amended and Restated Investor Rights Agreement dated November 14, 1997.

    10.9    Equipment Financing Agreement (No. 10809), dated April 2, 1997, between the Registrant and Lease
            Management Services, Inc., and related addendums.

    10.10   Warrant, dated April 15, 1997, to purchase Common Stock of the Registrant issued to Lease Management
            Services, Inc.

    10.11*  License Agreement, dated December 20, 1995, between the Registrant and SRI International.

    10.12*  License Agreement, dated December 29, 1997, between the Registrant and International Business Machines
            Corporation.

    10.13   Lease, dated September 9, 1996, between the Registrant and Zappettini Investment Co.

    10.14   Lease, dated February 5, 1997, between the Registrant and Zappettini Investment Co.

    10.15   Employment Agreement, dated February 28, 1997, between the Registrant and Lonnie M. Smith.

    23.1    Consent of Ernst & Young LLP.

    23.2*   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

    24.1    Power of Attorney. See Signature Page.

    27.1    Financial Data Schedule.

---------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Mountain View, County of Santa Clara, State of California, on the 22nd day of April, 1998.

                                          INTUITIVE SURGICAL, INC.

                                          By:        /s/ LONNIE M. SMITH

                                             -----------------------------------
                                                       Lonnie M. Smith
                                             President, Chief Executive Officer
                                                       and Director
                                                (PRINCIPAL EXECUTIVE OFFICER)

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS, JOINTLY AND SEVERALLY, LONNIE M. SMITH AND SUSAN K. BARNES, AND EACH OF THEM, HIS ATTORNEYS-IN-FACT, WITH FULL POWER OF SUBSTITUTION, FOR HIM IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS), AND ANY AND ALL REGISTRATION STATEMENTS FILED PURSUANT TO RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN CONNECTION WITH OR RELATED TO THE OFFERING CONTEMPLATED BY THIS REGISTRATION STATEMENT AND ITS AMENDMENTS, IF ANY, AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEY TO ANY AND ALL AMENDMENTS TO SAID REGISTRATION STATEMENT.

    IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BELOW BY THE FOLLOWING PERSON IN THE CAPACITIES AND ON THE DATES STATED.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive    April 22, 1998
     /s/ LONNIE M. SMITH            Officer and Director
------------------------------     (PRINCIPAL EXECUTIVE
       Lonnie M. Smith                    OFFICER)

     /s/ SUSAN K. BARNES         Vice President, Finance,     April 22, 1998
------------------------------    Chief Financial Officer
       Susan K. Barnes           and Assistant Secretary
                                 (PRINCIPAL FINANCIAL AND
                                    ACCOUNTING OFFICER)

   /s/ JOHN G. FREUND, M.D.                                   April 22, 1998
------------------------------  Director
     John G. Freund, M.D.

     /s/ SCOTT S. HALSTED                                     April 22, 1998
------------------------------  Director
       Scott S. Halsted

 /s/ RUSSELL C. HIRSCH, M.D.,                                 April 22, 1998
            PH.D.
------------------------------  Director
Russell C. Hirsch, M.D., Ph.D.

  /s/ FREDERIC H. MOLL, M.D.                                  April 22, 1998
------------------------------  Director
    Frederic H. Moll, M.D.

  /s/ PETRI T. VAINIO, M.D.,                                  April 22, 1998
             PH.D
------------------------------  Director
 Petri T. Vainio, M.D., Ph.D.

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------

     1.1*   Form of Underwriting Agreement.

     3.1    Restated Certificate of Incorporation of the Registrant.

     3.2*   Certificate of Amendment of Restated Certificate of Incorporation of the Registrant.

     3.3    Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon the closing of the offering.

     3.4    Bylaws of the Registrant.

     3.5    Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering.

     4.1    Reference is made to Exhibits 3.1 through 3.5.

     4.2*   Specimen Stock Certificate.

     5.1*   Opinion of Cooley Godward LLP.

    10.1    Form of Indemnity Agreement.

    10.2    1998 Equity Incentive Plan.

    10.3    Form of Stock Option Grant Notice.

    10.4    Form of Stock Option Agreement.

    10.5    1998 Non-Employee Directors' Stock Option Plan.

    10.6    Form of Nonstatutory Stock Option.

    10.7    1998 Employee Stock Purchase Plan.

    10.8    Amended and Restated Investor Rights Agreement dated November 14, 1997.

    10.9    Equipment Financing Agreement (No. 10809), dated April 2, 1997, between the Registrant and Lease
            Management Services, Inc., and related addendums.

    10.10   Warrant, dated April 15, 1997, to purchase Common Stock of the Registrant issued to Lease Management
            Services, Inc.

    10.11*  License Agreement, dated December 20, 1995, between the Registrant and SRI International.

    10.12*  License Agreement, dated December 29, 1997, between the Registrant and International Business Machines
            Corporation.

    10.13   Lease, dated September 9, 1996, between the Registrant and Zappettini Investment Co.

    10.14   Lease, dated February 5, 1997, between the Registrant and Zappettini Investment Co.

    10.15   Employment Agreement, dated February 28, 1997, between the Registrant and Lonnie M. Smith.

    23.1    Consent of Ernst & Young LLP.

    23.2*   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

    24.1    Power of Attorney. See Signature Page.

    27.1    Financial Data Schedules.

---------

*   To be filed by amendment.